SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  |X|

Filed by a party other than the registrant  |_|

Check the appropriate box:

|X|  Preliminary proxy statement            |X|   Confidential, for Use of the
                                                  Commission Only (as Permitted
                                                  by Rule 14a-6(e)(2))
|_|  Definitive proxy statement

|_|  Definitive additional materials

|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            ON Technology Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                            ON Technology Corporation
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

|_|  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

|X|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5) Total fee paid:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Filing party:

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(3)  Filing party:

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(4)  Date Filed:

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1    Set forth the amount on which the filing fee is calculated and state how it was determined.

                            ON TECHNOLOGY CORPORATION
                        880 WINTER STREET, BUILDING FOUR
                          WALTHAM, MASSACHUSETTS 02451

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 24, 2000


Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of ON Technology Corporation, a Delaware corporation ("ON" or the "Company"), which will be held at Epstein Becker & Green, P.C., 75 State Street, 27th Floor, Boston, Massachusetts, at 10:00 a.m., Eastern Standard Time, on March 24, 2000, for the following purposes:

         1. To consider and approve the Asset Purchase Agreement, dated as of January 3, 2000, between the Company and MeetingMaker, Inc., a Cayman Islands corporation, and the transactions contemplated thereby.

         2. To approve and reserve for issuance up to 2,059,350 shares of the Company's Common Stock issued to Castle Creek Technology Partners LLC and Marshall Capital Management (the "Investor Purchasers"), pursuant to the December 29, 1999 Securities Purchase Agreement the Company entered into with the Investor Purchasers (the "Securities Purchase Agreement") and issuable upon exercise of the first set of warrants (the "Initial Warrants") and the second set of warrants (the "Additional Warrants") issued to the Investor Purchasers pursuant to the Securities Purchase Agreement.

         3. To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.

         Stockholders of record at the close of business on February 10, 2000 are entitled to notice of, and to vote at, this Special Meeting of Stockholders and any postponement or adjournment thereof. For ten days prior to this Special Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal offices of the Company.


                                            By Order of the Board of Directors


                                            STEPHEN J. WIETRECKI
                                            SECRETARY
Waltham, Massachusetts
February 14, 2000


         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. BY RETURNING YOUR PROXY CARD, YOU WILL ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            ON TECHNOLOGY CORPORATION
                        880 WINTER STREET, BUILDING FOUR
                          WALTHAM, MASSACHUSETTS 02451

               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                                 MARCH 24, 2000

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of proxies to be voted at the Special Meeting of Stockholders of the Company to be held at Epstein Becker & Green, P.C., 75 State Street, 27th Floor, Boston, Massachusetts, at 10:00 a.m., Eastern Standard Time, on March 24, 2000, and at any adjournment thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Special Meeting. This Proxy Statement and the accompanying proxy card are being mailed on or about February 14, 2000 to the stockholders of record as of the close of business on February 10, 2000 (the "Record Date").


                               GENERAL INFORMATION

SOLICITATION OF PROXIES

         The cost of soliciting proxies from stockholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or employees of the Company.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked in writing (including by delivery of a later dated proxy) or in person by notifying the Secretary of the Meeting, in writing, at any time prior to the voting of the proxy.

VOTING OF PROXIES

         If the enclosed proxy card is properly executed and returned to the Company, all shares represented thereby will be voted as indicated therein. If a proxy is returned without instructions it will be voted (i) FOR the proposal to approve the Asset Purchase Agreement, dated as of January 3, 2000 (the "Purchase Agreement"), between the Company and MeetingMaker, Inc., a Cayman Islands corporation ("MMI"), and the transactions contemplated thereby (the "MMI Transaction") and (ii) FOR the proposal to approve the issuance of the Company's Common Stock to the Investor Purchasers upon exercise of the Initial Warrants and the Additional Warrants (the "Additional Share Authorization").

VOTING RIGHTS AND OUTSTANDING SHARES

         On the Record Date there were ________ outstanding shares of Common Stock, which is the only class of stock outstanding and therefore entitled to vote at the Meeting. The holders of such shares will be entitled to cast one vote for each share held of record as of the Record Date. On the Record Date, the closing sales price of the Common Stock on the Nasdaq National Market was $_____ per share.

         The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy will be counted for purposes of determining whether a quorum exists at the Meeting.

         The affirmative vote of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting is required to approve Proposal No. 1. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required to approve Proposal No. 2. Abstentions and shares held by brokers that are present, but not voted because the brokers do not have the discretionary authority to vote such shares as to a particular matter, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as negative votes. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

IN DETERMINING WHETHER TO APPROVE THE MMI TRANSACTION AND THE ADDITIONAL SHARE AUTHORIZATION, THE STOCKHOLDERS SHOULD CONSIDER ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................7

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS................................7

THE MMI TRANSACTION..........................................................16
         GENERAL.............................................................16
         USE OF PROCEEDS.....................................................17
         BACKGROUND OF THE MMI TRANSACTION...................................17
         BUSINESS OF THE COMPANY FOLLOWING THE MMI TRANSACTION...............18
         RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS.................18
         TERMS OF THE MMI TRANSACTION........................................19
         SALE OF CERTAIN ASSETS..............................................19
         PURCHASE PRICE......................................................19
         ESCROW AGREEMENT....................................................19
         BUYER NOTE; SECURITY AGREEMENT......................................19
         WARRANTS............................................................19
         REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.....................19
         COVENANTS PENDING CLOSING...........................................20
         CONDITIONS OF CLOSING; FINANCING....................................20
         TERMINATION.........................................................20
         EMPLOYMENT MATTERS..................................................20
         LIQUIDATED DAMAGES..................................................20
         MANAGEMENT OF THE MMI BUSINESS PRIOR TO CLOSING.....................20
         MANAGEMENT AGREEMENT................................................20
         TRANSITION AGREEMENT................................................21
         CLOSING ............................................................21
         ACCOUNTING CONSEQUENCES ARISING FROM THE MMI TRANSACTION............21
         CERTAIN FEDERAL INCOME TAX CONSEQUENCES.............................21
         REQUIRED APPROVALS..................................................21
         INTERESTS OF CERTAIN PERSONS........................................21
         APPRAISAL RIGHTS INAPPLICABLE.......................................21
         EXPENSES............................................................22
         PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS...............22
         CERTAIN INFORMATION REGARDING MMI...................................26
THE ADDITIONAL SHARE AUTHORIZATION...........................................26
GENERAL......................................................................26
         INVESTORS TRANSACTIONS..............................................27
         INVESTORS WARRANTS .................................................27
         INVESTORS REGISTRATION RIGHTS ......................................27
         USE OF PROCEEDS ....................................................27
         BOARD OF DIRECTORS RECOMMENDATIONS..................................28
         OTHER CONSIDERATIONS................................................28
         POSSIBLE DILUTIVE EFFECT OF INVESTOR WARRANT SHARES.................28
         PAYMENT ON OCCURRENCE OF CERTAIN MAJOR CORPORATE TRANSACTIONS.......28
         POTENTIAL ADDITIONAL CONCENTRATION OF VOTING POWER..................28
         POTENTIAL ISSUANCE OF 20% OR MORE OF COMMON STOCK...................28
         ABSENCE OF APPRAISAL RIGHTS.........................................29
         CONSEQUENCES IF THE PROPOSAL IS NOT APPROVED........................29
         VOTE REQUIRED.......................................................29
PRICE RANGE OF COMMON STOCK; DIVIDENDS.......................................29
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT..................31
BUSINESS.....................................................................32
         THE COMPANY.........................................................32

         CLIENT MANAGEMENT PRODUCTS..........................................32
         MEETINGMAKER........................................................33
         SALES AND MARKETING.................................................33
         CUSTOMERS...........................................................34
         CUSTOMER SUPPORT....................................................34
         RESEARCH & DEVELOPMENT..............................................34
         COMPETITION.........................................................34
         OPERATIONS..........................................................35
         EMPLOYEES...........................................................35
PROPERTIES...................................................................35
LEGAL PROCEEDINGS............................................................35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS.....................................................38
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
   FINANCIAL DISCLOSURE......................................................44
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK....................44
TRANSACTION OF OTHER BUSINESS................................................44
INDEPENDENT PUBLIC ACCOUNTANTS...............................................44
STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING................................44
AVAILABLE INFORMATION........................................................44
OTHER MATTERS................................................................45
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

         ON TECHNOLOGY AND MEETINGMAKER are registered trademarks of the Company, and ON COMMAND CCM is a trademark of the Company for which registration has been applied. This Proxy Statement also includes trademarks of companies other than the Company. All other company or product names are trademarks or registered trademarks of their respective owners.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         SOME STATEMENTS CONTAINED IN THIS PROXY STATEMENT THAT ARE NOT HISTORICAL STATEMENTS (INCLUDING BUT NOT LIMITED TO, STATEMENTS CONCERNING ESTIMATES OF FUTURE REVENUES, OPERATING EXPENSE LEVELS AND SUCH OPERATING LEVELS RELATIVE TO THE COMPANY'S TOTAL REVENUES) CONSTITUTE FORWARD-LOOKING STATEMENTS UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE RISK FACTORS DISCUSSED BELOW, AMONG OTHER FACTORS (INCLUDING THE ACCURACY OF THE COMPANY'S INTERNAL ESTIMATES OF REVENUE AND OPERATING EXPENSE LEVEL AND THE OTHER RISK FACTORS DISCLOSED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION), MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ESTIMATED RESULTS STATED IN SUCH FORWARD-LOOKING STATEMENTS.


                 CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

THE SALE OF MEETINGMAKER WOULD ELIMINATE A HISTORICALLY SIGNIFICANT SOURCE OF THE COMPANY'S CASH FLOW AND MAY RESULT IN CASH FLOW DEFICITS.

         For the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999, respectively, MeetingMaker produced $7,530,000 and $5,708,000 in revenues, $3,882,000 and $3,360,000 in operating profits, and significant cash flow. These results positively impacted the Company's overall financial performance. In addition, the cash flow generated by the MeetingMaker business was available to support the activities of the CCM business which, historically, has been unprofitable and had negative cash flow. For the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999, respectively, the remaining businesses had operating losses of $4,415,000 and $5,856,000, producing significant negative cash flow. Management believes that, in the absence of substantial investment, for fiscal 2000 and thereafter MeetingMaker's operating profits and positive cash flow would substantially diminish, if not disappear in their entirety. In contrast, management believes that the CCM business will achieve operating profits and positive cash flow at some time during fiscal 2000 and beyond. These expectations form the basis of management's decision to divest the MeetingMaker business. If these expectations turn out to be incorrect, especially insofar as CCM is concerned, the Company may experience substantial cash flow deficits.

OUR CCM PRODUCT MARKETING STRATEGY DIFFERS FROM OUR PREVIOUS MARKETING STRATEGY

         The target market for CCM is entirely different from the target market for the Groupware products we had marketed and sold through our Free Trial Marketing system prior to 1998. The target market for CCM consists primarily of large corporations such as Deutsche Telekom, MCI Worldcom and AutoNation (all existing CCM customers). CCM product sales per customer are generally in the range of $20,000 to $500,000, as opposed to an average sale per customer for our Groupware products of approximately $2,500. Sales of CCM products pose significantly greater financial risks, and require greater up-front investments in marketing, technical and financial resources, than sales of our historical products. As a result, we have adopted a marketing strategy using a direct sales force and in-field service organization. This strategy requires significant investments in additional marketing and technical personnel, retraining of existing personnel, ongoing product development and creation of an in-field service organization. We have developed valuable marketing and service experience and expertise in Europe and, recently, in the United States. However, there can be no assurance that we will be able to continue to expand and apply such experience and expertise to the CCM market.

         Currently, only two customers account for more than 10% of the Company's net revenue. For the twelve months ended December 31, 1998, one customer accounted for $3.5 million, or 18% of net revenue from the Company's current products. For the nine months ended September 30, 1999, two customers accounted for $7.4 million, or 33% of net revenue. It is possible that the Company's change in marketing strategy will result in other customers accounting for more than 10% of the Company's net revenues.

WE WILL NEED TO EXPAND OUR DISTRIBUTION CHANNELS IN ORDER TO DEVELOP OUR BUSINESS AND INCREASE REVENUE

         We sell our products through our direct sales force and a limited number of distributors, and we provide maintenance and support services through our technical and customer support staff. We plan to continue to invest large amounts of resources in our direct sales force, particularly in North America. In addition, we are developing additional sales and marketing channels through value added resellers, system integrators, original equipment manufacturers and other channel partners. We may not be able to attract channel partners that will be able to market our products effectively, or that will be qualified to provide timely and cost-effective customer support and service. If we establish distribution through such indirect channels, our agreements with channel partners may not be exclusive. As a result, such channel partners may also carry competing product lines. If we do not establish and maintain such distribution relationships, this could materially adversely affect our business, operating results, and financial condition.

IF THE MARKET FOR OUR ENTERPRISE DESKTOP MANAGEMENT SOFTWARE SOLUTIONS DOES NOT CONTINUE TO DEVELOP AS WE ANTICIPATE, OUR ABILITY TO GROW OUR BUSINESS AND SELL OUR PRODUCTS WILL BE ADVERSELY AFFECTED

         In recent years, the market for enterprise software solutions has been characterized by rapid technological change, frequent new product announcements and introductions, and evolving industry standards. In response to advances in technology, customer requirements have become increasingly complex, resulting in industry consolidation of product lines offering similar or related functionality. In particular, we believe that a market exists for integrated enterprise-wide infrastructure management solutions. However, the existence of such a market is unproven. If such a market does not fully develop, this could have a materially adverse effect on our business, results of operations, and financial condition. Regardless of the development of a market for integrated infrastructure management solutions, factors adversely affecting the pricing of, demand for, or market acceptance of our enterprise desktop management applications could have a material adverse effect on our business, results of operations, and financial condition.

IF WE DO NOT RESPOND ADEQUATELY TO OUR INDUSTRY'S EVOLVING TECHNOLOGY STANDARDS, OR DO NOT CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS, SALES OF OUR PRODUCTS MAY DECLINE

         As a result of rapid technological change in our industry, our position in existing markets or other markets that we may enter can be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance depend in part upon our ability to improve existing products and develop and introduce new products that keep pace with technological advances, meet changing customer needs, and respond to competitive products. Our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments.

THE TECHNOLOGICAL REQUIREMENTS OF THE CCM PRODUCTS MAY PRESENT ADDITIONAL CHALLENGES IN PRODUCT DEVELOPMENT WHICH, IF WE CANNOT MEET, MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         The technological demands of the CCM products require a commitment of significant ongoing financial, technical and personnel resources to product development, training of service technicians and customer training. Because our historical products were not as technologically sophisticated as CCM, we have not to date made all of the required investment and have not proven that we can develop and maintain the organization required to support such products. We believe that our experience with CCM to date will provide a valuable base on which to build the necessary financial, technical and personnel resources to continue to sell, market, develop and support the CCM products. However, there can be no assurance that we will be able to expand and develop our resources to support CCM products.

         CCM is typically larger and more complex than the products that we have previously developed. Our ability to continue to enhance CCM to meet customer and market requirements will depend substantially on our ability to effectively manage this development effort, to attract and retain the required development personnel in Waltham, Massachusetts and Starnberg, Germany and to coordinate and manage geographically remote development efforts.

         We have experienced product development delays in the past and may experience delays in the future. Difficulties in product development could delay or prevent the successful introduction or marketing of new or improved products. Any such new or improved products may not achieve market acceptance. Our current or future products may not conform to industry requirements. If, for technological or other reasons, we are unable to develop and introduce new and improved products in a timely manner, our business, operating results, and financial condition could be adversely affected.

ERRORS IN OUR PRODUCTS COULD RESULT IN SIGNIFICANT COSTS TO US AND COULD IMPAIR OUR ABILITY TO SELL OUR PRODUCTS

         Because our software products are complex, these products may contain errors that could be detected at any point in a product's life cycle. In the past, we have discovered software errors in certain of our products and have experienced delays in shipment of our products during the period required to correct these errors. Despite testing by ON and by current and potential customers, errors in our products may be found in the future. Detection of such errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. If any of these results were to occur, our business, operating results and financial condition could be materially adversely affected.

IN THE FUTURE, INCLUSION OF FUNCTIONS PROVIDED BY CCM IN SYSTEM SOFTWARE AND APPLICATION SUITES MAY AFFECT OUR COMPETITIVE POSITION

         In the future, vendors of operating system software and applications sold for a single price (generally referred to as application suites) may continue to enhance their products to include functions that are currently provided by CCM. In addition, some vendors may bundle these products in their existing application suites at no additional charge. The widespread inclusion of the functions provided by our products as standard features of operating system software could render our products obsolete and unmarketable particularly if the quality of such functions were comparable to the functions offered by our products. Furthermore, even if the software functions provided as standard features by operating systems are more limited than those of our products, there is no assurance that a significant number of customers would not elect to accept such functions instead of purchasing additional software. If we were unable to develop new CCM software products to further enhance operating systems and to successfully replace any obsolete products, our business, financial condition, prospects and results of operations would be materially and adversely affected.

NEW PRODUCT INTRODUCTIONS AND THE ENHANCEMENT OF EXISTING PRODUCTS BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS

         The market for our products is highly competitive and diverse. The technology for enterprise desktop management software products can change rapidly. New products are frequently introduced and existing products are continually enhanced. Competitors vary in size and in the scope and breadth of the products and services offered.

         We face competition from a number of sources, including:

o large and established companies such as Microsoft, Computer Associates and IBM/Tivoli which offer client management capabilities as part of their systems, network or desktop management systems;

o software companies and others who provide application suites such as Intel and Network Associates, whose products include client management applications;

o information technology and systems management companies such as IBM, Computer Associates International, and Hewlett-Packard Company; and

o the internal information technology departments of those companies with infrastructure management needs.

         In addition, Microsoft has announced the Zero Administration Initiative for Windows ("ZAW"), which includes a set of technologies that address some of the same client management issues as CCM. Microsoft has described components of ZAW as being available for the Windows 2000 operating system, as well as the Microsoft Systems Management Server.

         Some of our current and many of our potential competitors have much greater financial, technical, marketing, and other resources than ON has. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer needs. They may also be able to devote greater resources to the development, promotion, and sale of their products than we can. We may not be able to compete successfully against current and future competitors. In addition, competitive pressures faced by ON may materially adversely affect our business, operating results, and financial condition.

NEW COMPETITORS AND ALLIANCES AMONG EXISTING COMPETITORS COULD IMPAIR OUR ABILITY TO RETAIN AND EXPAND OUR MARKET SHARE

         Because competitors can easily penetrate the software market, we anticipate additional competition from other established and new companies as the market for enterprise desktop management applications develops. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties. Large software companies may acquire or establish alliances with our smaller competitors. We expect that the software industry will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

SYSTEM MANAGEMENT COMPANIES MAY ACQUIRE ENTERPRISE DESKTOP MANAGEMENT PROVIDERS AND CLOSE THEIR SYSTEMS TO OUR PRODUCTS, WHICH COULD HURT OUR ABILITY TO SELL OUR PRODUCTS

         Our ability to sell our products depends in part on their compatibility with and support by providers of system management products, including Tivoli, Computer Associates, and Hewlett-Packard. Both Tivoli and Hewlett-Packard have recently acquired providers of help desk software products. These providers of system management products may decide to close their systems to competing vendors like us. They may also decide to bundle their infrastructure management and/or help-desk software products with other products for enterprise licenses for promotional purposes or as part of a long-term pricing strategy. If that were to happen, our ability to sell our products could be adversely affected. Increased competition may result from acquisitions of help desk and other infrastructure management software vendors by system management companies. The results of increased competition, including price reductions of our products, reduced gross margins, and reduction of market share, could materially adversely affect our business, operating results, and financial condition.

DUE TO THE TECHNOLOGICAL CHALLENGES ASSOCIATED WITH CCM, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO CONDUCT THE BUSINESS AS PRESENTLY CONTEMPLATED

         Our product development, marketing and sales costs for the CCM products are approximately $1,250,000 to $1,750,000 million per month. We believe that we have enough cash to fund these costs through December 31, 2000, whether or not we complete the sale of the MeetingMaker product. There can be no assurance that our estimate of the marketing, sales and product development costs of the CCM products is correct, or that these costs will not exceed our available financial resources, or that we will be locate additional sources of financing, if and when needed.

OUR INCREASING RELIANCE ON INTERNATIONAL REVENUE COULD ADVERSELY AFFECT OUR OPERATING RESULTS

         In fiscal 1998 and the nine-month period ending September 30, 1999, total revenue from international licenses (license revenue from outside the United States) represented approximately 54% of our total revenue in each period. For the fiscal year 2000 and thereafter, we expect that international revenue may constitute a significantly greater portion of our total revenue. Accordingly, a greater percentage of our total revenue may be subject to the risks inherent in international sales, including the impact of fluctuating exchange rates on demand for its products, longer payment cycles, greater difficulty in protecting intellectual property, greater difficulty in accounts receivable collection, unexpected changes in legal and regulatory requirements, seasonality due to the slowdown of European business activity in the third quarter and tariffs and other trade barriers. There can be no assurance that these factors will not have a materially adverse effect on our future international license revenue.

         Our continued growth and profitability will require continued expansion of our international operations, particularly in Europe, Latin America, and the Pacific Rim. Accordingly, we intend to expand our current international operations and enter additional international markets. Such expansion will require significant management attention and financial resources. We have only limited experience in developing local-language versions of our products and marketing and distributing our products internationally. We may not be able to successfully translate, market, sell and deliver our products internationally. If we are unable to expand our international operations successfully and in a timely manner, our business, operating results, and financial condition could be adversely affected.

AS OUR EXPANDING INTERNATIONAL OPERATIONS IN EUROPE AND ELSEWHERE ARE INCREASINGLY CONDUCTED IN CURRENCIES OTHER THAN THE U.S. DOLLAR, FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY EXCHANGE LOSSES

         A large portion of our business is conducted in foreign currencies. Fluctuations in the value of foreign currencies relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. We cannot predict the effect of exchange rate fluctuations upon future operating results. We may experience currency losses in the future. We may implement a foreign exchange hedging program, consisting principally of purchases of one month forward-rate currency contracts. However, our hedging activities may not adequately protect us against the risks associated with foreign currency fluctuations.

         On January 1, 1999, certain member states of the European Economic Community, the EEC, fixed their respective currencies to a new currency, the euro. On that date, the euro became a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these EEC member states will be conducted in both the existing national currencies, such as the French franc or deutsche mark, and the euro. Companies operating in or conducting business in EEC member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies, as well as the euro. We are still assessing the impact that the euro will have on our internal systems and our products. We will take corrective actions based on the results of such assessment. We have not yet determined the costs related to this problem. Issues related to the introduction of the euro may materially adversely affect our business, operating results, and financial condition.

WE HAVE A HISTORY OF LOSSES, WE CANNOT PREDICT OUR FUTURE OPERATING RESULTS AND WE CANNOT ASSURE OUR CONTINUED PROFITABILITY

         Through September 30, 1999, we have recorded cumulative net losses of approximately $57.8 million. In addition, our products and marketing strategy have changed substantially since the mid-1990s. We have acquired or developed a significant number of products in the last five years. As a result, prediction of our future operating results is difficult, if not impossible. There can be no assurance that we will become or remain profitable on a quarterly or annual basis. In addition, we do not believe that the growth in revenues we have experienced in recent years is necessarily indicative of future revenue growth or future operating results.

FUTURE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS DUE TO A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL, COULD ADVERSELY AFFECT OUR STOCK PRICE

         Our quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond our control. These factors include, among others:

o our ability to develop, introduce and market new and enhanced versions of our software on a timely basis;

o market demand for our software; the size, timing and contractual terms of significant orders;

o the timing and significance of new software product announcements or releases by ON or our competitors; changes in our pricing policies or our competitors;

o changes in our business strategies; budgeting cycles of our potential customers;

o        changes in the mix of software products and services sold;

o reliance on indirect sales forces like systems integrators and channels;

o changes in the mix of revenues attributable to domestic and international sales; and

o the impact of acquisitions of competitors; seasonal trends; the cancellations of licenses or maintenance agreements; product life cycles; software defects and other product quality problems; and personnel changes.

         We have often recognized a substantial portion of our revenues in the last month or weeks of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. In the event of any downturn in potential customers' businesses or the economy in general, planned purchases of our products may be deferred or canceled, which could have a material adverse effect on our business, operating results and financial condition.

OUR CONCENTRATION ON THE CCM BUSINESS REPRESENTS A NEW DIRECTION FOR OUR BUSINESS AND PROBLEMS WITH THE IMPLEMENTATION OF THIS STRATEGY MAY ADVERSELY AFFECT OUR BUSINESS

         On January 3, 2000, we entered into an agreement to sell our Groupware business to MeetingMaker, Inc. These actions were designed to focus us on CCM and end our involvement with the Groupware business. We cannot be sure that our new corporate strategy will be successfully implemented. Furthermore, we cannot be sure that we will not engage in further reorganizations or restructurings in the future.

OUR SALES CYCLE IS LONG AND UNPREDICTABLE, AND POTENTIAL DELAYS IN THE CYCLE MAKE OUR REVENUES SUSCEPTIBLE TO FLUCTUATIONS

         The licensing of our software generally requires us to engage in a sales cycle that typically takes approximately four to nine months to complete. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the size of the transaction and the level of competition which we encounter in our selling activities. During the sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. Any delay in the sales cycle of a large license or a number of smaller licenses could have a material adverse effect on our business, operating results and financial condition.

SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS MAY AFFECT OUR QUARTERLY OPERATING RESULTS

         Our business has experienced and is expected to continue to experience seasonality. Our revenues and operating results in our December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, and from the efforts of our sales force to meet fiscal year-end sales quotas. In addition, we are currently attempting to expand our presence in international markets, including Europe. International revenues comprise a significant percentage of our total revenues, and we may experience additional variability in demand associated with seasonal buying patterns in such foreign markets.

FUTURE ACQUISITIONS PRESENT RISKS WHICH COULD ADVERSELY AFFECT OUR BUSINESS

         In the future, ON may make acquisitions of, or large investments in, other businesses that offer products, services, and technologies that further our goal of providing enterprise desktop management software solutions to businesses or which complement our current business. Any future acquisitions or investments that we may complete present risks commonly encountered with these types of transactions. The following are examples of such risks:

o difficulty in combining the technology, operations, or work force of the acquired business;

o        disruption of on-going businesses;

o difficulty in realizing the potential financial and strategic position of ON through the successful integration of the acquired business;

o difficulty in maintaining uniform standards, controls, procedures, and policies;

o possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel;

o difficulty in adding significant numbers of new employees, including training, evaluation, and coordination of effort of all employees towards our corporate mission;

o        diversion of management attention;

o difficulty in obtaining preferred acquisition accounting treatment for these types of transactions; likelihood that future acquisitions will require purchase accounting resulting in increased intangible assets and goodwill, substantial amortization of such assets and goodwill, and a negative impact on reported earnings; and

o        potential dilutive effect on earnings.

         The risks described above, either individually or in the aggregate, could materially adversely affect our business, operating results, and financial condition. Future acquisitions, if any, could provide for consideration to be paid in cash, shares of ON common stock, or a combination of cash and ON common stock.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR CCM BUSINESS IN RECENT PERIODS, AND OUR ABILITY TO MANAGE THIS GROWTH AND ANY FUTURE GROWTH WILL AFFECT OUR ABILITY TO ACHIEVE AND MAINTAIN PROFITABILITY

         We have grown significantly in recent periods, with total CCM revenues increasing from $8.6 million in fiscal 1997, to $11.3 million in fiscal 1998, and to $16.8 million for the nine-month period ended September 30, 1999. If we achieve our growth plans, such growth may burden our operating and financial systems. This burden will require large amounts of senior management attention and will require the use of other ON resources. Our ability to compete effectively and to manage future growth (and our future operating results) will depend in part on our ability to implement and expand operational, customer support, and financial control systems and to expand, train, and manage our employees. In particular, in connection with acquisitions, we will be required to integrate additional personnel and to augment or replace existing financial and management systems. Such integration could disrupt our operations and could adversely affect our financial results. We may not be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. Any failure to do so could materially adversely affect our business, operating results, and financial condition.

OUR BUSINESS DEPENDS IN LARGE PART UPON THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY THE LOSS OF WHICH WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS

         Our success is heavily dependent upon our proprietary software technology. We rely on a combination of contractual rights, trademarks, trade secrets and copyright to establish and protect our proprietary rights in software.

         We use a printed "shrink-wrap" license for users of our products distributed through traditional distribution channels in order to protect our copyrights and trade secrets in those products. Since these shrink-wrap licenses are not signed by the licensee, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions. If such licenses are not enforceable, the user would not be bound by the license terms, including the terms which seek to protect our proprietary technology. If the printed shrink-wrap licenses prove to be unenforceable, this may have a material adverse effect on our business, financial condition, prospects and results of operations.

         The laws of some foreign countries either do not protect our proprietary rights or offer only limited protection for those rights. Furthermore, in countries with a high incidence of software piracy, we may experience a higher rate of piracy of our products.

         We have obtained registrations in the United States for the following trademarks: ON Technology, MeetingMaker, CCM, ON Command CCM, Notework, DaVinci Systems, ON Technology & Design, ON Location and Instant Update. We have filed for the trademark "ON Command CCM" in the European Community, Canada and Australia. As a result, we may not be able to prevent a third party from using our trademarks in many foreign jurisdictions. We have not to date registered any of our copyrights.

         There can be no assurance that the steps taken by ON to protect our proprietary software technology will be adequate. Lesser sensitivity by corporate, government or institutional users to avoiding infringement of propriety rights could have a material adverse effect on our business, financial condition, prospects and results of operations.

         There has been substantial litigation in the software industry involving intellectual property rights of technology companies. We have not been involved in any such litigation. Although we do not believe that we are infringing the intellectual property rights of others, any involvement in this type of litigation may have a material adverse effect on our business, financial condition, prospects and results of operations. In addition, since we may acquire or license a portion of the software included in our future products from third parties, our exposure to infringement actions may increase because we must rely upon these third parties for information as to the origin and ownership of any software being acquired. We generally obtain representations as to the origin and ownership of such acquired or licensed software and we generally obtain indemnification to cover any breach of such representations. However, there can be no assurance that these representations are accurate or that such indemnification will provide us with adequate compensation for a breach of these representations. In the future, we may need to initiate litigation to enforce and protect trade secrets and other intellectual property rights owned by us. We may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. This litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on our business, financial condition, prospects and results of operations. Adverse rulings or findings in such litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. Any one of these items could have a material adverse effect on our business, condition, prospects and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available to us on reasonable terms, or at all.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGY OR TRADEMARKS AND THIS COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE COSTS

         We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Such laws provide only limited protection. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to our data model and other proprietary information underlying our licensed applications. Such means of protecting our proprietary rights may not be adequate. Additionally, our competitors may independently develop similar or superior technology. Policing unauthorized use of software is difficult and, while we do not expect software piracy to be a persistent problem, some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources, and could materially adversely affect our business, operating results, and financial condition.

THIRD PARTIES COULD ASSERT, FOR COMPETITIVE OR OTHER REASONS, THAT OUR PRODUCTS INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, AND SUCH CLAIMS COULD INJURE OUR REPUTATION, CONSUME TIME AND MONEY, AND ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS

         While we are not aware that any of our software product offerings infringe the proprietary rights of third parties, third parties may claim infringement with respect to our current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse effect on our business, operating results, and financial condition.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS TO US

         Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Such limitation of liability provisions may, however, not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims. We may be subject to such claims in the future. A product liability claim could materially adversely affect our business, operating results, and financial condition.

OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND IF THEY CHOOSE TO LEAVE ON, IT COULD HARM OUR BUSINESS

         Our success will depend to a significant extent on the continued service of our senior management and certain other key employees, including selected sales, consulting, technical and marketing personnel. While our employees are required to sign standard agreements concerning confidentiality and ownership of inventions, few of our employees are bound by an employment or noncompetition agreement. In addition, we do not generally maintain key man life insurance on any employee. The loss of the services of one or more of our executive officers or key employees or the decision of one or more such officers or employees to join a competitor or otherwise compete directly or indirectly with us could have a material adverse effect on our business, operating results and financial condition.

WE WILL NEED TO RECRUIT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL TO SUCCESSFULLY GROW OUR BUSINESS

         Our future success will likely depend in large part on our ability to attract and retain additional highly skilled technical, sales, management, and marketing personnel. Competition for such personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel. New employees generally require substantial training in the use of our products. We may not succeed in attracting and retaining such personnel. If we do not, our business, operating results, and financial condition could be materially adversely affected.

FUTURE CHANGES IN THE FEDERAL IMMIGRATION LAWS COULD LIMIT OUR ABILITY TO RECRUIT AND EMPLOY SKILLED TECHNICAL PROFESSIONALS FROM OTHER COUNTRIES, AND THIS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS

         To achieve our business objectives, we must be able to recruit and employ skilled technical professionals from other countries. Any future shortage of qualified technical personnel who are either United States citizens or otherwise eligible to work in the United States could increase our reliance on foreign professionals. Many technology companies have already begun to experience shortages of such personnel. Any failure to attract and retain qualified personnel as necessary could materially adversely affect our business and operating results. Foreign computer professionals such as those employed by us typically become eligible for employment in the United States by obtaining a nonimmigrant visa. The number of nonimmigrant visas is limited by federal immigration law. Currently, Congress is considering approving an increase in the number of visas available. We cannot predict whether such legislation will ultimately become law. We also cannot predict what effect any future changes in the federal immigration laws will have on our business, operating results, or financial condition.

BECAUSE ON'S OFFICERS AND DIRECTORS OWN A LARGE PORTION OF ON COMMON STOCK, THEY MAY BE ABLE TO CONTROL MOST MATTERS REQUIRING STOCKHOLDER APPROVAL, AND THIS MAY PREVENT OR DISCOURAGE POTENTIAL BIDS TO ACQUIRE ON

         Based on shares outstanding as of December 31, 1999, ON's officers, directors, and entities directly related to such individuals together beneficially own approximately 16% of the outstanding shares of ON common stock. As a result, ON's officers and directors may be able to control most matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations, and sales of all or substantially all of the assets of ON. Such concentrated share ownership may prevent or discourage potential bids to acquire ON unless the terms of acquisition are approved by such officers and directors.

PROVISIONS IN OUR CHARTER DOCUMENTS AND IN DELAWARE LAW MAY DISCOURAGE POTENTIAL ACQUISITION BIDS FOR ON AND PREVENT CHANGES IN OUR MANAGEMENT WHICH OUR STOCKHOLDERS FAVOR

         Certain provisions of ON's charter documents eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to increase the likelihood of continuity and stability in the composition of the ON board of directors and in the policies set by the board. These provisions also discourage certain types of transactions which may involve an actual or threatened change of control transaction. These provisions are designed to reduce the vulnerability of ON to an unsolicited acquisition proposal. As a result, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, they could have the effect of discouraging others from making tender offers for ON's shares. As a result, these provisions may prevent the market price of ON common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in the management of ON.

         ON's board of directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges, and restrictions of such preferred stock without any further vote or action by ON's stockholders. The issuance of preferred stock allows ON to have flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by the ON stockholders. As a result, the market price of the ON common stock and the voting and other rights of the holders of ON common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others. ON has no current plans to issue any shares of preferred stock.

         ON is subject to the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. The Delaware law prevents certain Delaware corporations, including ON, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes, among other things, a merger or consolidation involving ON and the interested stockholder and the sale of more than 10% of ON's assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a company and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may "opt out" of the antitakeover provisions. ON has not "opted out" of the antitakeover provisions of Delaware law.

OUR STOCK WILL LIKELY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS WHICH MAY PREVENT STOCKHOLDERS FROM RESELLING THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES

         In the past, the market price of our common stock has varied greatly and the volume of our common stock traded has fluctuated greatly as well. We expect such fluctuation to continue. The fluctuation results from a number of factors including:

o any shortfall in revenues or net income from revenues or net income expected by securities analysts;

o        announcements of new products by ON or our competitors;

o quarterly fluctuations in our financial results or the results of other software companies, including those of our direct competitors;

o changes in analysts' estimates of our financial performance, the financial performance of our competitors, or the financial performance of software companies in general;

o        general conditions in the software industry;

o        changes in prices for our products or the products of our competitors;

o changes in our revenue growth rates or the growth rates of our competitors;

o        sales of large blocks of the ON common stock; and

o        conditions in the financial markets in general.

         In addition, the stock market may from time to time experience extreme price and volume fluctuations. Many technology companies, in particular, have experienced such fluctuations. Often, such fluctuations have been unrelated to the operating performance of the specific companies. The market price of our common stock may experience significant fluctuations in the future.


                                 PROPOSAL NO. 1

                        SALE OF THE MEETINGMAKER BUSINESS

GENERAL

         The Company's current business consists of two product categories:
Client Management products, including CCM, and the MeetingMaker group scheduling software.

         Pursuant to the Purchase Agreement, the Company proposes to sell to MMI the MeetingMaker software and related accounts receivable, inventory, trade names, equipment and other assets. The assets being sold are described in more detail in the section below entitled "Terms of the MMI Transaction;" together, these assets are called the "MMI Assets" in this Proxy Statement. After the consummation of the MMI Transaction, the Company's remaining assets will consist of those associated with the Client Management products. During the interim period between the execution of the Purchase Agreement and the consummation of the MMI Transaction, MMI is managing the MMI Assets pursuant to a Management Agreement.

         Since July 1999, the Company has operated the MeetingMaker business primarily for cash generation. The Company elected to proceed with the MMI Transaction because it believes that all of its financial and management resources must be focused on CCM and related Client Management products, and that any future cash flow contribution of MeetingMaker would be outweighed by the diversion of corporate resources necessary to support that cash flow generation capacity.

         Subject to the terms and conditions set forth therein, the Purchase Agreement provides for the acquisition by MMI from the Company of the MMI Assets for an aggregate price of $1 million, in cash, plus two warrants to purchase up to 4.9% of the outstanding common stock of MMI (the "Warrants"). See "TERMS OF THE MMI TRANSACTION - The Purchase Price and TERMS OF THE MMI TRANSACTION - The Warrants." Except for stockholder approval and the Company's transfer of certain accounts receivable or their equivalent value in cash, the MMI Transaction is not subject to any material conditions. See "-- TERMS OF THE MMI TRANSACTION -- Purchase and Sale of MMI Assets."

USE OF PROCEEDS

         The Company estimates that the net proceeds of the MMI Transaction will be approximately $1,012,000. The principal use of the net proceeds will be to support the needs of the CCM business, including technical development, marketing and sales.

BACKGROUND OF THE MMI TRANSACTION

         From the Company's inception until late 1996, the Company's business model was predicated upon the development and acquisition of a portfolio of products in the Groupware, Workgroup Utilities and Network Management and Security fields. The common element of all of these products was their method of marketing and distribution: by incorporating ease of installation and use characteristics, all of these products were suitable for distribution through the Company's Free Trial Marketing system to network supervisors and other end users of small-to medium-size local and wide area computer networks. A significant dimension of most of these networks was their heterogeneous composition, incorporating various types and generations of personal computers running the latest, as well as older, operating systems, ranging from various versions of Windows, DOS, Macintosh and OS/2, among others.

         With increased standardization around the Windows-based operating system and the broad acceptance of product "suites" which integrate functions previously found in separate products, the Company's Free Trial Marketing strategy began to be questioned by the Board of Directors and management. To address this concern, in mid-1996 the Company established an enterprise-oriented direct sales force to introduce the Company's products to large customers at the corporate level. At the same time, the Company began evaluating the possible acquisition of products that were suitable for enterprise-oriented marketing. On January 28, 1997, the Company acquired a German company that developed and owned the predecessor product to CCM. Clearly, CCM differed from the Company's other products, in that it was most suitable to large, centrally administered networks. To penetrate these customer sites and ensure successful installation and use of the product required a highly trained direct sales and support team. Furthermore, to establish and maintain the worldwide reputation of the product as a leading-edge Client Management solution, substantial resources were required for product development. The Board concluded that the investment of those resources were justified by the substantial growth potential offered by CCM.

         After the CCM acquisition, the Company's Board of Directors instructed management to evaluate the viability, from the perspective of both personnel and financial resources, of simultaneously pursuing the Free Trial Marketing strategy for the Company's historical products and the direct marketing strategy for CCM. The Company retained Arthur Andersen's special project group to perform various financial analyses, including cash flow analyses, of each of the Company's products. The Company also retained the consulting firm of Fletcher Spaght to provide a market analysis of the Company's various products, focusing primarily on the CCM business.

         After considering the analysis and recommendations of the Company's management and consultants, the Board of Directors determined that the Company's financial, marketing, technical and management resources were not sufficient to continue both its Free Trial Marketing strategy and the development and marketing of CCM and other similar products through a direct sales force. Moreover, taking into account the changed market environment for its traditional distribution model, the Board concluded that the CCM business offered greater opportunities for growth in sales and earnings, and consequently for maximizing Stockholder value, than the Company's existing product lines. Accordingly, on July 29, 1997, the Board adopted a restructuring plan whereby new customer acquisitions for the Company's Groupware, Network Management and Security products were de-emphasized and those businesses began to be operated with the objective of providing the cash flow required to support the CCM Business. On October 29, 1997, the Company implemented additional restructuring measures, including the closing or reducing of some foreign offices, while building up the CCM software development group in Starnberg, Germany.

         At about the same time, management identified a buyer for the Company's Network Management and Security products, as well as its Free Trial Marketing system. The Company had offered the buyer, Elron Software, Inc. ("Elron"), the Groupware products (then consisting of Noteworks and Davinci e-mail and MeetingMaker group scheduling) in addition to other assets; however, Elron did not express an interest in the Groupware products. On October 29, 1997, an agreement was reached with Elron for the sale of the Company's Network Management and Security products. This sale was consummated following the affirmative vote of the Company's stockholders on February 11, 1998.

         In November 1997, after signing the purchase agreement with Elron, the Company's Board of Directors asked management to refine its operational estimates of the Groupware products. In December 1997, after reviewing those estimates, the Board concluded that the sale of the Company's Groupware products should be investigated. In the Spring of 1998, the Board retained the investment banking firm of RossCrosslandWeston ("RCW") to identify potential third-party interest in the Groupware products. After a period of four months, RCW reported to the Board that it was unable to find any buyer for the Groupware business. The Board then instructed management to continue the strategy of de-emphasizing Groupware products and using all cash generated by that business to support CCM.

         Management continued to pursue this strategy until October 1998. During the October Board of Directors meeting, management provided to the Board historical results and estimates of future revenues that projected that the Company's Noteworks and Davinci e-mail business had declined to the breakeven level. The Board decided to discontinue the e-mail products as of December 1998, but continue to service the customer base with support until the end of 1999. Management also sought to actively assist customers with their migration to other e-mail products.

         The discontinuation of the e-mail products left MeetingMaker as the only offering within Groupware. During the April 1999 Board of Directors meeting, the future of Groupware was once again discussed in detail. The lack of a buyer and the continued contribution of the Groupware business led the Board to conclude that this business should continue to be managed to provide cash flow for the CCM business; however, the Board requested management to carefully monitor the performance of the Groupware business in order to ensure that it did not divert financial or management resources from CCM.

         In September 1999, P. Michael Benninga, a businessman based in Barcelona, Spain, approached the Company's President, Herman DeLatte, with a proposal to purchase the MeetingMaker assets and form a new company solely focused on group scheduling marketplace. Mr. DeLatte brought the idea to the Board for its consideration. A committee of the Board headed by Christopher Risley was created to explore Mr. Benninga's proposal. During October 1999, Mr. Risley and Mr. Benninga exchanged several telephone conversations concerning Mr. Benninga's interest in MeetingMaker. After ensuring Mr. Benninga's interest, Mr. Risley in the October 1999 Board Meeting proposed that the Company move forward to a due diligence process with Mr. Benninga.

         Due diligence was begun on November 15, 1999 and continued for approximately four weeks. After due diligence was completed, Mr. Risley and Mr. Benninga began to negotiate the terms of an acquisition agreement. Negotiations started in mid-December, 1999 and continued until January 4, 2000. The Board of Directors met on December 22, 1999 and authorized Mr. Delatte and Mr. Stephen J. Wietrecki, the Company's Chief Financial Officer, to negotiate the terms of, and to execute and deliver a definitive purchase agreement with respect to, the Groupware assets on terms not less favorable than the parameters discussed by the Board at its meeting. On January 5, 2000 the terms of the purchase agreement were accepted by both parties and Mr. Delatte executed a definitive purchases agreement and entered into a Management Agreement, effective January 3, 2000, with Mr. Benninga with respect to the Groupware business. Under this Management Agreement, MMI has agreed to manage the MeetingMaker business until stockholder approval. See, "----MANAGEMENT OF THE CCM BUSINESS PRIOR TO CLOSING."

BUSINESS OF THE COMPANY FOLLOWING THE MMI TRANSACTION

         The Company believes that the CCM business offers opportunities for long-term growth because CCM currently has technological advantages over the products offered by the Company's principal competitors. The Company believes that success in the CCM business requires both superior technology and the financial, marketing and human resources to provide the technology and related services globally. Certain competitors of the Company have these necessary resources, but the Company believes that their client management products do not offer all of the technological advantages of CCM. Unlike most of the products offered by the Company's competitors, CCM enables network administrators to install operating system software as well as application software. To build upon its technological base, the Company needs to develop its global resources, either on its own or through strategic relationships with companies with established global capabilities. Currently, the Company believes that there is no company offering both global capabilities and the technological advances offered by CCM.

BOARD OF DIRECTORS RECOMMENDATIONS

         At the meeting of the Company's Board of Directors held to consider the purchase agreement, the Board of Directors unanimously approved the purchase agreement and the MMI Transaction as being fair to, advisable and in the best interests of the Company and its stockholders. FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED THE PURCHASE AGREEMENT AND THE MMI TRANSACTION AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL NO. 1.

         Even if the MMI Transaction is not consummated or is consummated on different terms (which could be materially different from those described herein), if the foregoing proposal is approved by the requisite vote of the stockholders as described herein, the Board will be authorized to proceed with the MMI Transaction on such terms as it deems expedient and in the best interests of the Company and its stockholders.

TERMS OF THE MMI TRANSACTION

         The following summary of the MMI Transaction describes the material terms of the Purchase Agreement, a copy of which is attached hereto as Annex A. This summary is not intended to be complete and is qualified in its entirety by reference to the Purchase Agreement. You are urged to read the Purchase Agreement in its entirety.

SALE OF CERTAIN ASSETS

         Subject to the terms and conditions of the Purchase Agreement, the Company will sell to MMI (a) all of the Company's right, title and interest as owner of the computer software programs known as MeetingMaker (collectively, the "Software"); (b) all of the Company's right, title and interest in certain contracts, agreements, real and personal property leases, licenses and other instruments; (c) certain accounts receivable, with a Company-guaranteed value of $600,000; (d) certain equipment, furniture, leasehold improvements; (e) certain inventory; (f) certain trade names and trademarks; and (g) the goodwill associated with the foregoing assets (collectively, the "MMI Assets"). For the nine months ended September 30, 1999, the net sales of the MMI Business was $5,706,000, and represented approximately 25% of the Company's net sales. For the same period, the operating profits of the MMI Business were $3,360,000, and represented 100% of the Company's net income.

PURCHASE PRICE

         The fixed purchase price for the MMI Assets is $1 million (the "Purchase Price"), which will be paid as follows: (i) by deposit of $300,000 into an escrow account as described below (see "Escrow Agreement"), (ii) by delivery of a promissory note issued by the Buyer in the principal amount of $700,000 (the "Buyer Note"), as described below (see "Buyer Note"), and (iii) by issuance of the Warrants.

ESCROW AGREEMENT

         Contemporaneously with the execution and delivery of the Purchase Agreement, MMI deposited $300,000 in escrow (the "Escrow Funds") with Epstein Becker & Green, P.C. ("EBG"), pursuant to the terms of an Escrow Agreement by and among MMI, the Company and EBG. The Escrow Funds will be disbursed at the Closing (see "CLOSING").

BUYER NOTE; SECURITY AGREEMENT

         The Buyer Note is a secured promissory note to be issued by MMI as of the Closing Date in the principal amount of $700,000 with interest payable at the prime rate as published by The Wall Street Journal plus one percent (1%) per annum. The principal is to be paid in two equal installments, with accrued interest, on the first anniversary and the second anniversary of the Closing Date. The Buyer Note is secured by a security interest in the assets of MMI, including the MMI Assets, to be granted to the Company by MMI pursuant to a security agreement between the Company and MMI (the "Security Agreement). The Company has agreed that upon the reasonable written request of MMI, the Company will subordinate the Buyer Note to indebtedness of the Company for money borrowed from banks or other institutional lenders created or incurred after the date of the Buyer Note, and which by its terms is not subordinate and junior to MMI's obligations under the Buyer Note.

WARRANTS

         As part of the Purchase Price, MMI will issue to the Company two warrants to purchase MMI common stock. Under the first warrant, the Company has the right to purchase shares of MMI common stock representing 4.9% of MMI's outstanding capital stock on a fully-diluted basis for an aggregate exercise price of $61,250. The Company's right to exercise the first warrant expires on the first anniversary of the Closing Date. Under the second warrant, the Company has the right to purchase shares of MMI common stock representing 2.5% of MMI's capital stock on a fully-diluted basis for an aggregate exercise price of $31,250. The second warrant is exercisable only if the first warrant was not exercised on or before its expiration date, and only until the second anniversary date of the Closing Date.

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         The Purchase Agreement contains customary representations and warranties by the Company and MMI. The Company makes certain representations as to (i) the organization and good standing of the Company, (ii) proper corporate authority, no conflicts and requisite approvals, (iii) accuracy of financial statements and books and records, (iv) title to and condition of assets, (v) accounts receivable, including the collectability of certain receivables designated as "Guaranteed Receivables," (vi) inventory, (vii) taxes, (viii) no undisclosed liabilities and no material adverse change, (ix) employee benefits plans and employee matters, (x) compliance with laws, (xi) legal proceedings,
(xii) contract matters, (xiii) intellectual property matters, and (xii) warranty and product liability. The Company will indemnify MMI for certain losses arising from the breach of the Company's representations and warranties.

         The Purchase Agreement contains customary indemnification obligations by the Company. Generally, neither MMI nor the Company (as the case may be, the "Indemnifying Party") is obligated to pay any losses suffered by the other party (the "Indemnified Party"), unless and until the aggregate amount of all losses exceeds $50,000. Once the aggregate amount of losses exceeds this amount, the Indemnifying Party is required to pay the excess, up to a maximum of $300,000. The foregoing indemnity limits do not apply to consensual liens created by MMI in violation of the Security Agreement. The Company's indemnity obligation expire on January 3, 2001.

COVENANTS PENDING CLOSING

         The Purchase Agreement contains various covenants of the Company and MMI pending the Closing. Neither the Company nor MMI may take any actions that will result in any of their representations and warranties set forth in Sections 2 and 3 of the Purchase Agreement becoming untrue in any material respect. Without the prior written consent of the Company, which consent may not be unreasonably withheld, MMI may not engage in any activity that is prohibited by the Management Agreement.

CONDITIONS TO CLOSING; FINANCING

         The obligation of MMI to consummate the MMI Transaction is subject solely to evidence of stockholder approval and transfer of $600,000 in guaranteed receivables or an equivalent amount in cash. See "CLOSING." There can be no assurance that these conditions will be satisfied. The satisfaction of these conditions is not within the exclusive control of the Company. Consummation of the MMI Transaction is not subject to MMI obtaining financing.

TERMINATION

         The Purchase Agreement may be terminated (i) by mutual agreement of the Company and MMI, or (ii) on June 1, 2000, if the Closing has not occurred by May 31, 2000.

EMPLOYMENT MATTERS

         At Closing, approximately 21 employees of the Company will terminate their employment relationship with the Company and become employees of MMI (the "Transferred Employees").

LIQUIDATED DAMAGES

         The Company will pay to MMI $100,000 in liquidated damages (the "Liquidated Damages Payment") if the Purchase Agreement is terminated as a result of the Company's failure to obtain stockholder approval. The Company will have no liability pursuant to the indemnification provisions of the Purchase Agreement if the Company is required to make the Liquidated Damages Payment.

MANAGEMENT OF THE MMI BUSINESS PRIOR TO CLOSING

MANAGEMENT AGREEMENT

         Contemporaneously with the execution and delivery of the Purchase Agreement, MMI and the Company executed and delivered a Management Agreement, pursuant to which MMI will manage the MMI Assets for its benefit and at its risk and expense and will pay all salaries and other employee related expenses with respect to the MMI Assets and the Transferred Employees. So long as MMI complies with the terms of the Management Agreement, the Company cannot participate in, control, or influence the management of the MMI Assets during the term of the Management Agreement. During the term of the Management Agreement, the Transferred Employees will be employed by the Company but shall, to the extent allowed by law, be subject to the complete supervision, direction and control of MMI. MMI will pay for all salaries, commission, taxes, insurance, sick leave, vacation pay, worker's compensation, unemployment compensation, liabilities pursuant to the Federal Insurance Contributions Act and the Federal Unemployment Trust Act and all other claims, costs, expenses and liabilities of any nature whatsoever or related to the Transferred Employees (collectively, the "Employment Expenses") arising during the period commencing on the date of the Management Agreement (the "Management Assumption Date") and ending on the date of termination of the Management Agreement. MMI will be directly responsible for all such expenses related to any other personnel employed by MMI. During the term of the Management Agreement, MMI will not (a) mortgage, pledge or subject to any lien, charge or other encumbrance any of the MMI Assets, except in the ordinary course of business; (b) sell, assign, transfer any of the MMI Assets, except for inventory sold in the ordinary course of business; (c) waive any rights of material value to the MMI Assets, except in the ordinary course of business; (d) alter the payment terms with respect to any account receivable, including, without limitation, issue any credit or rebate with respect to any account receivable; or (e) commit to do any of the foregoing, except in the ordinary course of business.

TRANSITION AGREEMENT

         MMI and the Company have entered into a Transition Agreement which provides for the orderly transition of the MMI Assets and the Transferred Employees to MMI.

CLOSING

         Contemporaneously with the execution and delivery of the Purchase Agreement, MMI, the Company and EBG (the "Document Escrow Agent") executed and delivered an Escrow Agreement pursuant to which the Closing Deliveries (as defined below) were deposited with the Document Escrow Agent. "Closing Deliveries" means certain documentation that is required to effectuate the transfer of the MMI Assets and the consummation of the MMI Transaction.

         Within one business day after the Document Escrow Agent's receipt of a letter (the "Opinion Release Instructions") authorizing the release of the legal opinion of Epstein Becker & Green, P.C., the Company's counsel, addressed to MMI, the Document Escrow Agent will date the Closing Deliveries and release an original fully executed counterpart of each of the Closing Deliveries to MMI and to the Company. On the Closing Date, (i) the Company will terminate the employment of the Transferred Employees and MMI will offer employment to the Transferred Employees, in accordance with the terms of the Transition Agreement,
(ii) the Company will pay to MMI a cash settlement to satisfy its guarantee obligations regarding accounts receivable, and (iii) the Company will pay to MMI any actual damages resulting from the failure to satisfy certain third-party assignments and consents. In the event that the Opinion Release Instructions are not delivered to the Document Escrow Agent on or prior to 5:00 p.m. on May 31, 2000, then (i) the Purchase Agreement and the Management Agreement will immediately terminate, (ii) EBG will transfer the Escrow Funds, plus interest and earnings thereon, to MMI, and (iii) MMI and the Company will use their best efforts to transfer the management of the MMI Assets and the MMI business back to the Company, in accordance with the terms of the Management Agreement.

ACCOUNTING CONSEQUENCES ARISING FROM THE MMI TRANSACTION

         The Company will record the transaction as a discontinued operation under APB 30 and disclose the operations of the Meeting Maker business net of income taxes as a separate line on the Statement of Operations for all periods presented. The Company estimates that it will recognize approximately $1,012,000 in gain for accounting purposes as a result of the sale of the MMI Assets, based on gross proceeds of $1,000,000. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" for the income tax treatment of the sale of the MMI Assets.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Company will recognize income, gain or loss equal to the difference between (i) the consideration received by the Company plus the liabilities of the Company satisfied or assumed in connection with the sale of the MMI Assets and (ii) the tax basis with respect to the MMI Assets. The Company intends, subject to applicable limitations, to use net operating loss carry forwards to offset any income or gain so recognized as a result of the sale of the MMI Assets. However, the Company may incur alternative minimum tax liability. While the Company has not completed its calculations of the income or gain which would be recognized as a result of the sale of the MMI Assets, it estimates that it will recognize an ordinary loss with respect to the MMI Transaction for federal and state income tax purposes. The Company does not believe that the income taxes payable, if any, as a result of the consummation of the MMI Transaction will have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

REQUIRED APPROVALS

         The Company is not required to obtain any federal or state approvals of the MMI Transaction. The Company believes that, other than stockholder approval and the consents specified in the Purchase Agreement, no further approvals are necessary for the MMI Transaction.

INTERESTS OF CERTAIN PERSONS

         The officers and directors of the Company have no interest in the MMI Transaction, other than any interests they may have as stockholders of the Company.

APPRAISAL RIGHTS INAPPLICABLE

         Under Delaware law, the holders of Common Stock do not possess any appraisal rights in relation to the MMI Transaction.

EXPENSES

         All expenses incurred by the Company in connection with the MMI Transaction will be paid by the Company. The estimated fees and expenses to be incurred by the Company in connection with the MMI Transaction are as follows:

         Accounting fees and expenses..........................$ 25,000
         Legal fees and expenses...............................$ 30,000
         SEC filing fee .......................................$    200
         Printing and mailing expenses.........................$ 30,000
         Miscellaneous expenses................................$ 14,800
                                                               --------

                           TOTAL:..............................$100,000

         No fees or expenses will be paid by or on behalf of the Company to any broker or other person for soliciting votes. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Company for reasonable expenses incurred by them in forwarding materials to their customers.




              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated financial statements give effect to the MMI Transaction. The unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 gives effect to the MMI Transaction as if it had occurred on September 30, 1999. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to the MMI Transaction as if it had occurred on January 1, 1998. The sale of the Meeting Maker business qualifies as a discontinued operation under Financial Accounting Standards Board's (FASB) Accounting Principles Board Opinion No. 30 (APB 30), REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS.

         The unaudited pro forma condensed consolidated financial statements may not be indicative of the actual results of the Proposed Transaction had it actually occurred on the above dates, or which may be reported in the future. The accompanying pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and the historical financial statements and the related notes of the Company included in this Proxy Statement.

                           ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                     (dollars in thousands)

                                                           As of September 30, 1999
                                                           ------------------------
                                               Historical        Adjustments
                                                           ------------------------    Pro-Forma
                                                              Debit       Credit      (unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents                    $ 6,648    $   300(1)    $  --         $ 6,948
   Accounts receivable, net                       4,525                      600(1)
                                                                             534(2)      3,391
   Note receivable                                 --          350(1)                      350
   Inventories                                       85                       63(1)         22
   Prepaid expenses & other current assets        1,182                                  1,182
   Discontinued assets                             --          534(2)                      534
                                                -------                                -------
Total Current Assets                             12,440                                 12,427
                                                -------                                -------

   Property and equipment, net                    1,336                      100(1)      1,236
   Other assets & deposits                           80                                     80
   Note receivable, long term                      --          350(1)                      350
   Purchased intangibles, net                       197                                    197
                                                -------                                -------
 Total Assets                                   $14,053                                $14,290
                                                =======                                =======

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
   Accounts payable                             $ 4,188                                $ 4,188
   Accrued expenses                               1,101                      100(1)      1,201
   Reserve for distributor inventories              120                                    120
   Deferred revenue                               3,360      1,106(1)                    2,254
                                                -------                                -------
Total Current Liabilities                         8,769                                  7,763
                                                -------                                -------
Stockholders' Equity                              5,284                    1,243(1)      6,527
                                                -------                                -------

Total Liabilities and Stockholders' Equity      $14,053                                $14,290
                                                =======                                =======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS


                           ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (dollars in thousands, except share and per share data)

                                                                 As of December 31, 1998
                                                             ------------------------------
                                              Historical               Adjustments
                                                             ------------------------------        Pro-Forma
                                                                Debit             Credit          (unaudited)
Net revenue                                  $     20,010    $      7,530(3)   $                 $     12,480

Operating expenses:
Cost of product revenue                             3,890                               336(4)          3,554

Sales and marketing                                10,715                             1,458(4)          9,257

Research and development                            9,044                             1,854(4)          7,190


General and administrative                          3,412                                               3,412

Gain on sale of assets                             (6,518)                                             (6,518)
                                             ------------                                        ------------

   Loss from continued operations                    (533)                                             (4,415)
Interest income, net                                  345                                                 345
                                             ------------                                        ------------
   Loss from continued operations before
      provision for income taxes                     (188)                                             (4,070)
Provision for income taxes                            (27)                                                (27)
Discontinued operations:
Gain on disposal of discontinued
   operations, net of income taxes                   --             1,243(5)          1,243(1)           --
                                             ------------                                        ------------
      Net loss                               $       (215)                                       $     (4,097)
                                             ============                                        ============

Basic loss per share                         $      (0.02)                                       $      (0.33)
                                             ============                                        ============

Diluted loss per share                       $      (0.02)                                       $      (0.33)
                                             ============                                        ============

Basic shares used in per share calculation     12,280,953                                          12,280,953
                                             ============                                        ============


Diluted shares used in per share
   calculation                                 12,280,953                                          12,280,953
                                             ============                                        ============

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS


                           ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (dollars in thousands, except share and per share data)

                                                           As of September 30, 1999
                                                           ------------------------
                                               Historical        Adjustments
                                                           ------------------------    Pro-Forma
                                                              Debit       Credit      (unaudited)

Net revenue                                     $22,533    $ 5,706(3)    $  --         $16,827

Operating expenses:
Cost of product revenue                           4,452                      203(4)      4,249

Sales and marketing                              10,052                    1,067(4)      8,985

Research and development                          7,374                    1,076(4)      6,298

General and administrative                        3,151                                  3,151
                                                -------                                -------

   Loss from operations                          (2,496)                                (5,856)
Interest income, net                                126                                    126
Other income                                        216                                    216
                                                -------                                -------

      Net loss                                  $(2,154)                               $(5,514)
                                                =======                                =======

Basic loss per share                            $ (0.17)                               $ (0.44)
                                                =======                                =======

Diluted loss per share                          $ (0.17)                               $ (0.44)
                                                ========                               =======

Basic shares used in per share calculation
                                                12,479,809                          12,479,809
                                                ===========                         ==========

Diluted shares used in per share
  calculation                                   12,479,809                          12,479,809
                                                ===========                         ==========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

         The unaudited pro forma condensed consolidated financial statements have been prepared by combining the historical results of the Company and the following pro forma adjustments:


   (1) Represents the planned disposition of the proposed assets and recognition of the related gain net of estimated transaction costs.

   (2) Represents additional discontinued assets not sold as part of the transaction.

   (3) Represents reclassification of net revenue for Meeting Maker software which is being sold to Meeting Maker, Inc.

   (4) Represents reclassification of direct expenses associated with the Meeting Maker business in accordance with APB 30.

   (5) Represents reversal of nonrecurring charges, in accordance with Securities and Exchange Commission regulations.


CERTAIN INFORMATION REGARDING MMI

         MMI is a corporation organized under the laws of the Cayman Islands, with its executive offices located at 880 Winter Street, Building Four, Waltham, Massachusetts 02451. MMI is an entity established by Mr. Benninga to complete the MMI Transaction.


                                 PROPOSAL NO. 2

       AUTHORIZATION OF ISSUANCE OF ADDITIONAL SHARES IN PRIVATE PLACEMENT

GENERAL

         On December 29, 1999, in a private placement under the Securities Act of 1933, as amended, and pursuant to the terms and conditions of a Securities Purchase Agreement, dated December 29, 1999 (the "Investors Agreement"), the Company sold 1,029,674 shares of Common Stock (the "Investors Shares"), equal to approximately 7.4% of the then-total outstanding shares of the Company's Common Stock, to two institutional investors (the "Investors"), for an aggregate purchase price of $12,000,000 (the "Investors Transaction"). In connection with the private placement, the Investors were issued warrants to purchase an aggregate of 514,838 shares of Common Stock (the "Initial Warrants"). In addition, the Investors were issued warrants to purchase additional shares of Common Stock under certain circumstances below (the "Additional Warrants," together the Additional Warrants and the Initial Warrants are called the "Investor Warrants"). The amount of shares of Common Stock issuable upon exercise of the Additional Warrants, if any, is to be determined based upon the formulas contained in such warrants; such amount is not currently determinable. Stockholder approval was not required for the sale of the Investors Shares and the Investor Warrants. Stockholder approval, however, is required for the issuance of the shares issuable upon exercise of the Investor Warrants (the "Investor Warrant Shares") under the terms of the Investors Agreement, and, depending upon the valuation of the Investors Shares and the Investor Warrants, Stockholder approval may be required under the Nasdaq rules by reason of the Company's Common Stock being listed on the Nasdaq Stock Market National Market System. For these reasons, the Company is soliciting Stockholder approval of Proposal 2.

         If Stockholder approval is not obtained for Proposal No. 2 and the Additional Warrants become unexercisable as a result, then, the Company shall be required to make a payment to the holders of the Investor Warrants in an amount that may exceed the then-current market value of the shares of Common Stock underlying the Additional Warrants.

         THE BOARD OF DIRECTORS BELIEVES THAT THE INVESTORS TRANSACTION IS FAIR TO, AND IS ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF 1,544,512 SHARES OF COMMON STOCK PURSUANT TO THE INVESTORS AGREEMENT AND ISSUABLE UPON EXERCISE OF THE INITIAL WARRANTS AND AN ADDITIONAL AMOUNT OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE ADDITIONAL WARRANTS. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF PROPOSAL NO. 2 UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INVESTORS TRANSACTION

         THE FOLLOWING IS A SUMMARY OF SELECTED INFORMATION RELATING TO THE INVESTORS TRANSACTION. COPIES OF THE INVESTORS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT ENTERED INTO CONCURRENTLY WITH THE INVESTORS AGREEMENT (THE "REGISTRATION RIGHTS AGREEMENT"), AND THE FORM OF INVESTOR WARRANTS (COLLECTIVELY, THE "INVESTORS TRANSACTION DOCUMENTS") WHICH RELATE TO THE INVESTORS TRANSACTION HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), AND THE COMPANY WILL, UPON REQUEST, PROVIDE A COPY OF SUCH INVESTORS TRANSACTION DOCUMENTS TO ANY STOCKHOLDER AT NO COST.

INVESTOR WARRANTS

         The Investor Warrants consist of (i) the Initial Warrants exercisable for five years from issuance to purchase an aggregate of 514,838 shares of Common Stock at an exercise price of $15.15 per share, with the price per share and number of shares subject to adjustment on December 29, 2000 if the average closing bid price per share of the Common Stock for the fifteen trading days preceding such date is below $15.15 per share (assuming the Nasdaq National Market is still the principal trading market for the Company's Common Stock); and (ii) the Additional Warrants exercisable for five years from issuance to purchase an additional number of shares of Common Stock determined by the formula set forth below at an exercise price equal to the par value per share. The Investor Warrants provide for an optional cashless exercise. The Investor Warrants contain anti-dilution provisions which increase the number of Investor Warrant Shares if the Company issues its securities for below-market consideration. The number of Investor Warrant Shares is also subject to adjustment upon recapitalizations, and upon any sale of shares of Common Stock beneficially owned by certain executives of the Company during specified periods of time. The Investors may elect to receive cash consideration in exchange for the Investor Warrants in connection with certain major transactions (such as a sale of the Company or its merger into another company).

         The formula upon which the amount of shares of Common Stock for which the Additional Warrants are exercisable is determined on the basis of the average closing bid prices for the Company's Common Stock during the 15 trading days preceding the effective date of the Investors Registration Statement, as defined below, (the "Market Price"), as follows:

         (1) Subtract from $11.65 the greater of (x) the Market Price and
             (y) $8.00;

         (2) Divide the remainder of (1) above by the greater of (x) the Market Price and (y) $8.00; and

         (3) Multiply the result of (2) above by 1,029,674.

INVESTORS REGISTRATION RIGHTS

         As required under the Registration Rights Agreement, the Company filed with the Securities and Exchange Commission (the "SEC") on January 25, 2000, a registration statement on Form S-3 (the "Investors Registration Statement") covering, among other securities, the Investors Shares and the Investor Warrant Shares. The Investors Registration Statement has not been declared effective. Subject to specified exceptions, the Company has agreed to maintain the effectiveness of the Registration Statement until such time as all of the Investors Shares and the Investor Warrant Shares have been sold or may be sold without registration. The Investors Agreement contains customary indemnification provisions with respect to the registration for resale of the shares issuable upon exercise of the Investor Warrants.

USE OF PROCEEDS

         Net proceeds from the sale of the Investors Shares and from any exercise of the Investor Warrants (other than in a cashless exercise) are to be used for general corporate matters and working capital purposes, enhancement of the Company's existing software products, expansion of the Company's product lines by developing new software products principally directed at the consumer marketplace, and expansion of the Company's distribution network and sales and marketing forces within the United States and internationally. Pending such uses, the Company will invest the net proceeds from sale of the Investors Shares and from any exercise of the Investor Warrants in short-term, investment grade, interest-bearing securities.

BOARD OF DIRECTORS RECOMMENDATIONS

         The Board of Directors has reviewed and considered the terms and conditions of the Investors Transaction and believes that the Investors Transaction is fair to, advisable and in the best interests of the Company and its Stockholders. FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY HAVE UNANIMOUSLY APPROVED THE INVESTORS TRANSACTION, INCLUDING ISSUANCE OF THE INVESTOR WARRANT SHARES, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL NO. 2. The Company's directors and executive officers (who currently hold Common Stock representing approximately 16% of the Company's outstanding Common Stock) have indicated that they intend to vote all shares of voting stock over which they exercise voting power as of the close of business on the Records Date for approval of Proposal No. 2. The Board of Directors, in recommending Stockholder approval of Proposal No. 2, considered a number of factors, including (a) the substantial increase in the working capital of the Company that resulted from sale of the Investors Shares, and, as an integral part of the Investors Transaction, that will result from the proceeds from the exercise of the Additional Warrants, (b) the terms of the Investors Transaction Documents, and (c) the alternatives to the Investors Transaction, including alternative public or private financing.

OTHER CONSIDERATIONS

         While the Board of Directors is of the opinion that the Investors Transaction is fair to, and is advisable and in the best interests of the Company and its Stockholders, and has recommenced that the Stockholders approve Proposal 2, Stockholders should consider the following possible effects, as well as the other information contained in this Proxy Statement, in determining whether to approve Proposal No. 2.

POSSIBLE DILUTIVE EFFECT OF INVESTOR WARRANT SHARES

         The exercise prices of the Initial Warrants were at a premium over the market price of the Common Stock of the Company at the time of issuance of the Investor Warrants (December 29, 1999). If, at the time any of such warrants is exercised, the market price of the Common Stock exceeds the exercise price, the holders of Common Stock will be diluted by an amount that depends on the then-current market price of Common Stock. In connection with the issuance of the Investor Shares, the Investors, in the aggregate, became entitled to exercise approximately 7.4% of the Company's voting power. The issuance of any Investor Warrant Shares will have further dilutive effects on the voting power of the shares of Common Stock outstanding prior to such issuance.

PAYMENT ON OCCURRENCE OF CERTAIN MAJOR CORPORATE TRANSACTIONS

         The Investors have the right, upon the occurrence of certain major corporate transactions involving the Company, to receive cash consideration in exchange for the Investor Warrants. Such a right may diminish the attractiveness the Company might have to potential merger or acquisition partners. Accordingly, approval of Proposal No. 2 may hinder a sale, merger or consolidation of the Company, should such a transaction be proposed and approved by the Board of Directors.

POTENTIAL ADDITIONAL CONCENTRATION OF VOTING POWER

         Each of the two Investors acquired in the Investors Transaction approximately 3.7% of the Company's outstanding Common Stock, and could increase its ownership through the exercise of the Investor Warrants. If the Investor Warrants held by each of the Investors were exercised and not sold, and none of the Investor Shares received by such Investor in the Investors Transaction were sold, such exercise would cause a substantial increase in such Investor's voting power as a result of its acquisition of Investor Warrant Shares.

POTENTIAL ISSUANCE OF 20% OR MORE OF COMMON STOCK

         The Nasdaq standards require Stockholder approval for a transaction in which the Company may issue 20% or more of its Common Stock. Because the issuance of the shares of Common Stock upon exercise of the Investor Warrants may constitute an issuance of 20% or more of its Common Stock, the approval sought hereby would be effective to satisfy the Stockholder vote required by the Nasdaq rules. The Company currently has no basis to believe that the Investors would vote together as a group or seek to exercise actual control of the Company, either with or against the Company's management.

ABSENCE OF APPRAISAL RIGHTS

         Under Delaware law, objecting Stockholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to the Investors Transaction, nor will the Company voluntarily accord such rights to Stockholders. Therefore, approval by the requisite number of shares of the matters presented at the Special Meeting will bind all Stockholders and objecting Stockholders will be able to liquidate their Common Stock only be selling it in the market.

CONSEQUENCES IF THE PROPOSAL IS NOT APPROVED

         If Stockholder approval is not obtained for Proposal No. 2 and the Additional Warrants become unexercisable as a result, then the Company shall be required to make a payment to each of the Investors in an amount that may exceed the then-current market value of the shares of Common Stock issuable upon exercise of the Investor Warrants. If the Company were required to make such a payment to the Investors, such repayment could materially and adversely affect the Company's financial condition and options, and there can be no assurance that the Company would have the funds to satisfy its payment obligations.

VOTE REQUIRED

         The affirmative vote at the Special Meeting by the holders of a majority of votes cast in person or by proxy on Proposal No. 2 is required to authorize the issuance of the Investors Shares, including any Investors Shares issuable upon exercise of the Investor Warrants. For purposes of calculating votes cast, abstentions and broker non-votes are not included as votes case.


                     PRICE RANGE OF COMMON STOCK; DIVIDENDS

         The Company effected its initial public offering on August 1, 1995 at a price of $15.00 per share. Since that date, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "ONTC." The following table sets forth, for the periods indicated, the high and low closing sales prices for the Common Stock, all as reported by Nasdaq.

                                           HIGH            LOW
                                         --------        -------
YEAR ENDED DECEMBER 31, 1999
First Quarter                            $ 2.9690        $1.3280
Second Quarter                             2.4380         1.3125
Third Quarter                              5.6562         1.9370
Fourth Quarter                            13.8750         4.7500
YEAR ENDED DECEMBER 31, 1998
First Quarter                              2.1250         1.1825
Second Quarter                             4.5000         2.1250
Third Quarter                              3.9375         1.8125
Fourth Quarter                             2.0000         1.0313
YEAR ENDED DECEMBER 31, 1997
First Quarter                              6.2500         3.5000
Second Quarter                             4.2500         2.5000
Third Quarter                              4.3750         2.5625
Fourth Quarter                             3.7500         1.1563

         On December 30, 1999, when the Company announced the Investors Transaction, the closing sale price for the Common Stock, as reported on Nasdaq, was $12.563. On January 6, 2000, when the Company publicly announced the MMI Transaction, the closing sale price for the Common Stock, as reported on Nasdaq, was $12.438.

         As of February 10, 2000, there were approximately _____ stockholders of record of the Company's Common Stock.

         The Company has not declared or paid cash dividends on its common stock since 1992 when it converted from an S Corporation to a C Corporation. The Company currently intends to retain any earnings for use in developing and growing its business, and does not anticipate paying any cash dividends on its common stock in the foreseeable future. The Company's bank line of credit does not contain any restrictions on the payment of dividends, unless the payment of such dividends would result in a default thereunder.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth, as of January 31, 2000, certain information relating to the beneficial ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) the Company's Chief Executive Officer and each of the other five most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"); and (iv) the directors and officers of the Company as a group:


       NAME OF BENEFICIAL OWNER             NUMBER OF SHARES           PERCENT OF COMMON STOCK(2)
       ------------------------             ----------------           --------------------------
                                          BENEFICIALLY OWNED(1)
                                          ---------------------
Herman DeLatte (3)                               545,722                         3.80%

Christopher A. Risley (4)                      1,342,357                         9.34%

Castle Creek Technology Partners LLC (5)       1,029,675                         7.16%
77 Wacker Drive, Suite 4040
Chicago, IL 60601

Marshall Capital Management (6)                1,029,675                         7.16%
c/o Credit Suisse First Boston
11 Madison Ave., Seventh Floor
New York, N.Y.  10010

Laurent Ranaud (7)                               211,012                         1.47%

Stephen J. Wietrecki (8)                          57,172                           *

Ram Sudama (9)                                    10,625                           *

Gina Bornino Miller (10)                          22,499                           *

Robert Badavas (11)                               20,740                           *

William C. Hulley(12)                            545,543                         3.80%

All directors and executive officers           2,753,640                        19.16%
as a group
(8 persons)(13)

----------------------------
*Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) The percentages shown in this column are calculated from the 13,851,601 shares of Common Stock actually outstanding on January 31, 2000, in addition to 523,179 options held by the persons set forth in this table that are exercisable within 60 days from February 15, 2000.

(3)  Includes 311,250 shares issuable upon exercise of stock options.

(4) Includes 286,195 shares of Common Stock held by The Risley Family Limited Partnership (the "RFLP"). Mr. Risley is a general partner of the RFLP, in which he holds a 1% general partnership interest. As the general partner, he has sole voting and investment control over the shares of Common Stock held by the RFLP. The Risley Children's Trust (the "Risley Trust"), an irrevocable trust for the benefit of Mr. Risley's children, is the limited partner of the RFLP. Mr. Risley has no investment or voting control over the Risley Trust and disclaims beneficial ownership of the Risley Trust's 99% limited partnership interest in the RFLP. Also includes 15,833 shares issuable upon the exercise of options.

(5) Includes 514,837 shares of Common Stock issued to Castle Creek in a private placement on December 29, 1999 and 514,838 shares of Common Stock which may be issued to Castle Creek upon the exercise of the Initial Warrant issued to Castle Creek in connection with such private placement. The number of shares issuable upon exercise of the Initial Warrant may increase if certain adjustments contained in the warrant are triggered on December 29, 2000. Does not include shares which may be issuable upon exercise of the Additional Warrant issued to Castle Creek in connection with the private placement.

(6) Includes 514,837 shares of Common Stock issued to Marshall Capital in a private placement on December 29, 1999 and 514,838 shares of Common Stock which may be issued to Marshall Capital upon the exercise of the Initial Warrant issued to Marshall Capital in connection with such private placement. The number of shares issuable upon exercise of the Initial Warrant may increase if certain adjustments contained in the warrant are triggered on December 29, 2000. Does not include shares which may be issuable upon exercise of the Additional Warrant issued to Marshall Capital in connection with the private placement.

(7)  Includes 55,312 shares issuable upon the exercise of options.

(8) Includes 25,287 shares issuable upon exercise of options. Includes 5,000 shares of Common Stock held by an individual retirement account for the benefit of Felix Wietrecki. Stephen J. Wietrecki has the power to direct the sale of such shares but disclaims beneficial ownership thereof.

(9)  Consists of 10,625 shares issuable upon the exercise of options.

(10) Consists of 22,499 shares issuable upon exercise of options.

(11) Consists of 20,740 shares issuable upon the exercise of options.

(12) Consists of 483,910 shares of Common Stock held directly by The P/A Fund, L.P. and 61,633 shares issuable upon exercise of options held by Mr. Hulley. William C. Hulley, a director of the Company, is a general partner of Adams Capital Management, Inc., a managing partner of The P/A Fund, L.P. Mr. Hulley disclaims beneficial ownership of the shares held by The P/A Fund, L.P. Mr. Hulley assigned all options he received pursuant to the Company's stock option plans to The P/A Fund, L.P. and, accordingly, disclaims beneficial ownership with respect to shares issuable upon the exercise of such options.

(13) Includes an aggregate of 523,179 shares of Common Stock issuable pursuant to options exercisable within 60 days from February 15, 2000. Includes 833,876 shares held by affiliates of certain officers and directors of the Company with respect to which such officers and directors disclaim beneficial ownership.

                                    BUSINESS

THE COMPANY

         The Company's current business consists of two product categories:
Client Management products, including CCM, and MeetingMaker. CCM is marketed directly to corporations with very large local or wide area networks, using enterprise-oriented direct sales and support teams.

         The Company was founded in 1985 and entered the communications software market in 1990, believing that the rapid proliferation of new client operating systems (Windows, DOS, Macintosh and OS/2, among others) would create heterogeneous networks of various types and generations of personal computers running the latest as well as older operating systems. The Company believed that these heterogeneous networks would create a demand for communications software products that run on leading edge as well as on less advanced hardware platforms. The Company began shipping e-mail products in 1990, and in 1993 expanded its product line to group scheduling software with the acquisition of substantially all of the assets of ON Technology, Inc. The Company entered the software metering business by obtaining the exclusive worldwide rights to SofTrack in December 1993. The Company expanded its e-mail offerings with the acquisition of Davinci Systems Corporation in 1994. In August of 1995, the Company completed an initial public offering of 2,360,000 shares of its Common Stock resulting in net proceeds of $31,647,000. In the first quarter of 1996, the Company entered the firewall software and anti-virus software business through the acquisitions of neTrend Corporation and Leprechaun Software International, Ltd., respectively and purchased the LAN software business from Technocom plc. The Company began shipping ON Guard, the Company's firewall software product, and Macro Virus Track, the Company's anti-virus software product, during the second quarter of 1996. In 1997, the Company entered into the Internet usage monitoring and CCM businesses through two acquisitions.

CLIENT MANAGEMENT PRODUCTS

         In many organizations, Information Technology ("IT") is increasingly viewed as a strategic resource rather than simply as a support function. At the same time, IT organizations are under increasing pressure to support more PCs with fewer resources as well as deliver a higher quality of service (or risk being outsourced). For example, reducing PC downtime is a major concern for many organizations because downtime can quickly result in lost revenues or lost customers due to the unavailability of mission-critical applications. The dynamics of the current business and technology environment are also placing significant demand on IT, such as the need to provide Internet or intranet-based access to data, and to upgrade end-user PCs to high-end systems such as Windows NT in order to provide end-users with more advanced functionality, security and performance.

         Traditionally, IT tasks such as PC software installation, configuration and troubleshooting have been handled in a manual, hands-on manner. In many organizations, this typically involves sending a technician with a CD-ROM drive to a remote location, such as the manufacturing floor or the trading floor. In addition, detailed information about end-user PC configurations -- such as individualized parameters (e.g., username/password, IP address, default font), list of installed software and revisions, and dependencies between installed software packages -- has traditionally been managed in an ad hoc manner, making it difficult and time consuming to troubleshoot and reconfigure PCs in case of hardware failure, user misconfiguration, or the addition of new software packages.

         CCM is an advanced and scalable software system for managing desktop PCs in enterprise networks. CCM provides total desktop control from a central administrative workstation, virtually eliminating the need to dispatch technicians to implement common IT operations at the end-user desktop. For example, CCM can remotely install operating system software, update client application software, or reconfigure PC parameters such as IP addresses or default screen resolution.

         CCM is a scalable system that allows IT organizations to automate repetitive and error-prone tasks and manage them on entire groups of PCs simultaneously. Key benefits of CCM include significantly reduced Total Cost of Ownership (TCO), enhanced quality of service for IT organizations, and the ability to rapidly implement strategic enterprise-wide technology initiatives.

         The target market for CCM is large organizations with 500 to 5,000 PCs. CCM is primarily sold and supported via a direct sales organization in the United States, Germany, the United Kingdom and Scandinavia. In addition, the Company is currently exploring partnerships with local resellers and systems integrators outside of these areas, including France and Australia.

         CCM's capabilities include:

     o REMOTE INSTALLATION OF OPERATING SYSTEMS AND APPLICATIONS: CCM's advanced Pre-OS Agent takes control of the PC regardless of its state, allowing the system to reformat the disk and install operating systems under central control -- even when the PC's hard disk is blank, has been corrupted or misconfigured, or when the operating system or network operating system ("NOS") is not operational. CCM can also be used to implement enterprise-wide operating system upgrades from Windows 3.x or OS/2 to Windows 95 or NT, for example. In addition, CCM can be used to install application software packages such as Office 97, Lotus Notes, Netscape Navigator, or Year 2000-compliant client-side versions of SAP R/3 or Oracle, for example.

     o NATIVE INSTALL TECHNOLOGY: CCM installs software by remotely executing standard vendor installation procedures on the target PC. This approach is highly reliable because vendor procedures typically adapt in real time to specific PC hardware and software configurations. In addition, CCM's installation technology uses a parametric approach that makes it extremely easy to create customized installations for individual users or groups of uses, simply by modifying a parameter table used to drive the installation process from the administrative console. In comparison, traditional "snapshot" software installation approaches are unreliable and difficult to customize because they blindly copy bulk images or binary files to the target PC, based on an idealized hardware and software configuration and particular set of installation choices.

     o REMOTE CONFIGURATION OF DESKTOP PARAMETERS: CCM's Intelligent Desktop Agents can remotely configure parameters such as IP or gateway addresses, default printers, or application options such as default fonts and URL home pages. In addition, these parameters are stored on the central CCM server, so that they can be quickly reloaded in case of failure or misconfiguration.

     o SCALABLE ARCHITECTURE: CCM offers powerful grouping capabilities that allow IT organizations to administer groups of PCs as single administrative objects. For example, PCs can belong to one or multiple groups based on hardware manufacturer, physical location, or functional organization. Network scalability is also supported by CCM's ability to perform job scheduling and bandwidth management to minimize network load, and by its use of IP as the underlying protocol for optimum efficiency.

     o ENTERPRISE-CLASS ROBUSTNESS AND EASE-OF-USE: CCM offers a number of capabilities for robust operation in enterprise environments, including pre- and post-installation dependency checking and detailed logging to support automatic restart in case of network or power outages. An intuitive Windows-based graphical user interface is used for administering and monitoring the status of client management tasks, and administering client configuration information.

     o SUPPORT FOR INDUSTRY STANDARDS AND HETEROGENEOUS ENVIRONMENTS: CCM supports standard servers (Sun Solaris, Microsoft Windows NT Server), standard clients (DOS, Windows 3.x, Windows95, Windows NT Workstation) and standard networks (IP protocol, Ethernet connectivity). The Company monitors evolving desktop management standards closely and intends to support them when appropriate.

     o OPEN ARCHITECTURE: CCM is based on an open architecture that allows customers and partners to create customized software installation and configuration procedures using the ITool Command language.

MEETINGMAKER

         MEETINGMAKER is a client/server, cross-platform network scheduling application that automates the process of proposing meetings, coordinating agendas, and securing meeting locations with the necessary equipment. Through its cross-platform architecture, MeetingMaker can be run on Windows (Windows 3.1/95/NT), Macintosh, PowerMac, Unix, and OS/2 workstations -- or seamlessly on any combination of these platforms in an integrated environment. MeetingMaker supports networks running either TCP/IP, IPX, AppleTalk, NetBIOS -- or any combination of these protocols. Large enterprise installations can use the Windows NT or Unix server options to support thousands of users; workgroups typically use a Windows, Macintosh or NetWare server platform. Using IP, organizations can easily connect MeetingMaker servers around the world via the Internet. With support for SMTP and MAPI, MeetingMaker can easily send meeting notices to colleagues, customers, business partners and vendors through many e-mail packages. Mobile users can use MeetingMaker with their portable devices.

SALES AND MARKETING

         ENTERPRISE SALES

         Beginning late in 1996, the Company began its Enterprise Sales program. This effort focuses on key accounts with larger companies where the opportunity exists for volume sales and long-term, repeat business. Through the Enterprise Sales program, the Company is building relationships in which its knowledge of the customer's needs translates into purchasing advantages and maximized support. Regular visits to the customer's site provide the Company's sales representatives with valuable feedback for technology development, future upgrades and service enhancements. The Company has established direct sales and support offices in Waltham, Massachusetts; New York, New York; Washington, D.C.; Atlanta, Georgia; Chicago, Illinois; San Jose, California; London, England; Berlin, Germany; Hamburg, Germany; Dusseldorf, Germany; and Munich, Germany.

         The Company has a limited number of original equipment manufacturer ("OEM") arrangements. Total revenue derived through these arrangements, however, is not significant. The Company also attends trade shows and publishes quarterly newsletters which are mailed to existing and prospective customers.

CUSTOMERS

         The Company markets its products primarily to large- and medium-size corporate, government and institutional customers. Currently, only two customers account for more than 10% of the Company's net revenue. For the twelve months ended December 31, 1998, one customer accounted for $3.5 million, or 18% of net revenue from the Company's current products. For the nine months ended September 30, 1999, two customers accounted for $7.4 million, or 43.0% of net revenue. It is possible that the Company's change in marketing strategy will result in other customers accounting for more than 10% of the Company's net revenues.

CUSTOMER SUPPORT

         The Company employs professional technical support staff in Starnberg, Germany and Waltham, Massachusetts to support CCM customers via telephone hotline, electronic mail and on-site visits. On-site training is also available on a case-by-case basis.

RESEARCH AND DEVELOPMENT

         The Company's product development organization, currently consisting of 46 employees and additional full-time and part-time contract programmers, is responsible for developing new products, adapting acquired products to fit the ON product strategy and enhancing existing products. Generally, the Company's contract programmers do not work exclusively for the Company. In addition, the development organization provides free trial expiration technology, registration technology and installation technology to third party developers who are building products for license to ON.

         A key element of the Company's research and development strategy is to make its products available on platforms that are important to its customers. The Company is currently extending some of its products to support OS/2, Windows 95, Windows NT and two dialects of UNIX.

         During product tests, ON dedicates staff from the support and sales department to monitor alpha and beta sites and solicit detailed reports on usability and errors occurring in customer environments. Many quality assurance personnel have been recruited from the technical support department because they are able to test products with greater awareness of the issues which might confuse customers.

         The Company's research and development expenses were approximately $12,461,000, $9,044,000 and $7,374,000 for the fiscal years December 31, 1997 and 1998 and for the nine months ended September 30, 1999, respectively, in each case excluding charges for purchased incomplete research and development projects. The Company's practice to date has been to expense all software development costs as incurred.

COMPETITION

         The market for the Company's products is highly competitive, and the Company expects competition to increase in the future. The Company believes that the principal competitive factors affecting the market for its products include performance, functionality, quality, customer support, breadth of product line, speed of product delivery, frequency of upgrades and updates, brand name recognition, company reputation, adherence to industry standards, integration with third-party solutions and price. Certain of the criteria upon which the performance and quality of the Company's software compete include speed of response, ease of use, interoperability with other software systems and simplicity of administration.

         As is the case in many segments of the software industry, the Company may encounter increasing price competition in the future. This could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which could adversely affect the Company's business, condition (financial or otherwise), prospects and results of operations. There can be no assurance that the Company will continue to compete effectively against existing and potential competitors in its markets, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than the Company.

         The widespread inclusion of the functionality of the Company's products as standard features of operating systems software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Company's products. If the Company were unable to develop new communications and network management software to further enhance operating systems and to replace successfully any obsolete products, the Company's business, condition (financial or otherwise), prospects and results of operations would be materially and adversely affected.

         The market for our products is highly competitive and diverse. The technology for enterprise desktop management software products can change rapidly. New products are frequently introduced and existing products are continually enhanced. Competitors vary in size and in the scope and breadth of the products and services offered.

         The Company has faced competition from a number of sources, including:

         - large and established companies such as Microsoft, Computer Associates and IBM/Tivoli which offer client management capabilities as part of their systems, network or desktop management systems

         - software companies and others who provide application suites such as Intel and Network Associates, whose products include client management applications

         - information technology and systems management companies such as IBM, Computer Associates International, and Hewlett-Packard Company

         - the internal information technology departments of those companies with infrastructure management needs.

         In addition, Microsoft has announced the Zero Administration Initiative for Windows ("ZAW"), which includes a set of technologies that address some of the same client management issues as CCM. Microsoft has described components of ZAW as being available for the Windows 2000 operating system, as well as the Microsoft Systems Management Server.

         Some of our current and many of our potential competitors have much greater financial, technical, marketing, and other resources than the Company has. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer needs. They may also be able to devote greater resources to the development, promotion, and sale of their products than the Company can. The Company may not be able to compete successfully against current and future competitors. In addition, competitive pressures faced by the Company may materially adversely affect the Company's business, operating results, and financial condition.

OPERATIONS

         The Company designs most of its product, marketing and sales materials through the use of contracted services. Product orders for the Company's Groupware products are fulfilled under contract with outside fulfillment agencies. The balance of other sales and support calls are handled directly by the Company.

EMPLOYEES

         From December 31, 1998 to September 30, 1999, the number of Company employees decreased from 185 to 157, primarily due to the reduction of the number of employees supporting the Groupware products. Competition for qualified management and technical personnel is intense in the software industry. The Company's continued success will depend in part on its ability to attract and retain qualified personnel. None of the Company's employees is represented by a labor union and the Company believes that its employee relations are good.


                                   PROPERTIES

         The Company's headquarters, located in Waltham, Massachusetts currently occupies approximately (i) 24,496 square feet under a lease expiring June 30, 2002. The Company's Raleigh, North Carolina offices occupy approximately 6,900 square feet under a lease expiring February 28, 2002. This property has been subleased to the American Diabetes Foundation. The Company's Starnberg, Germany offices occupy 10,174 square feet pursuant to a lease expiring July 31, 2002. The Company believes that the facilities currently leased by it are suitable and adequate for the current operations of the Company. The Company utilizes approximately 90% of its leased space.


                                LEGAL PROCEEDINGS

         The Company is not party to any material legal proceedings.

SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected financial data derived from the Consolidated Financial Statements of the Company. The Consolidated Financial Statements have been audited by Arthur Andersen LLP, independent public accountants. The data presented for the nine months ended September 30, 1998 and 1999 is derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                                                            NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                       --------------------------------------------------------------    -------------------------
                                          1994         1995        1996         1997         1998           1998         1999
                                       ------------ ----------- ------------ ------------ -----------    ------------ ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)                       (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenue:
  Net product revenue                      $25,240     $43,381      $50,165      $36,630     $15,089         $10,922      $17,213
  Other revenue                                588         740        1,627        4,652       4,921           3,513        5,320
                                       ------------ ----------- ------------ ------------ -----------    ------------ ------------
     Total revenue                          25,828      44,121       51,792       41,282      20,010          14,435       22,533
                                       ------------ ----------- ------------ ------------ -----------    ------------ ------------
Operating expenses:

  Cost of product revenue                    6,716       8,199       11,951        9,315       3,890           2,910        4,452
  Sales and marketing                       10,824      20,984       24,176       22,172      10,715           7,594       10,052
  Research and development                   5,277       7,014        9,456       12,461       9,044           6,729        7,374
  General and administrative                 2,319       3,184        4,407        5,501       3,412           2,567        3,151
  Charge for purchased research
    and development                          4,700      --           13,285       15,898      --             --           --
 Charge for restructuring                  --           --            5,415       10,940      --             --           --
 Gain on sale of assets                    --           --          --           --           (6,518)         (6,518)     --
                                       ------------ ----------- ------------ ------------ -----------    ------------ ------------
Income (loss) from operations               (4,008)      4,740      (16,898)     (35,005)       (533)          1,153       (2,496)
Interest income (expense), net                 (80)        554        1,134          233         325             213          126
Other income                               --           --          --           --               20              12          216
                                       ------------ ----------- ------------ ------------ -----------    ------------ ------------
Income (loss) before provision

  for income tax                            (4,088)      5,294      (15,764)     (34,772)       (188)          1,378       (2,154)
Provision for income taxes                     (11)     (1,622)         (97)      --             (27)            (27)      --
                                       ------------ ----------- ------------ ------------ -----------    ------------ ------------
Net income (loss)                          $(4,099)     $3,672     $(15,861)    $(34,772)      $(215)         $1,351      $(2,154)
                                       ============ =========== ============ ============ ===========    ============ ============

Basic earnings (loss) per share             $(1.27)      $0.52       $(1.46)      $(2.88)     $(0.02)          $0.11       $(0.17)
Diluted earnings (loss) per share           $(1.27)      $0.40       $(1.46)      $(2.88)     $(0.02)          $0.11       $(0.17)

Basic weighted average shares

  outstanding                                3,224       6,314       10,854       12,079      12,281          12,256       12,480
Diluted weighted average shares
  outstanding                                3,224       9,087       10,854       12,079      12,281          12,604       12,480
                                       ============ =========== ============ ============ ===========    ============ ============

                                                            YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                             --------------------------------------------------------    -------------------------
                                               1994      1995        1996       1997        1998            1998         1999
                                             --------- ---------- ----------- ---------- ------------    ------------ ------------
                                                                                                              (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents                    $2,798    $33,338     $20,774     $6,679       $8,001          $9,601       $6,648
  Working capital                               1,299     35,562      25,347      3,803        4,686           6,409        3,671
  Total assets                                 13,168     50,173      44,142     17,382       14,669          16,473       14,053
  Long-term obligations, less current
    portion                                       878      1,506         510         10      --              --           --
  Redeemable convertible preferred
    stock                                      12,188     --          --         --          --              --           --
  Total stockholders' equity (deficit)        (7,840)     40,306      33,493      6,996        7,141           8,696        5,284

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         ON Technology Corporation and Subsidiaries (the "Company") is engaged in the development, marketing, sales support, and distribution of Groupware and Client Management software.

         During 1996, the Company completed three acquisitions. The Company acquired all of the assets and assumed certain liabilities of Leprechaun Software International, Ltd., certain technology of neTrend Corporation and certain intangible assets of Technocom plc. In 1997, the Company acquired all of the stock of csd Software GmbH, a German developer and marketer of enterprise desktop management software, and acquired the stock of Purview Technologies Inc., a development stage company engaged in Internet usage monitoring software development.

         On October 29, 1997, the Company announced that it would seek shareholder approval to sell its Network Management and Network Security Business along with related marketing systems and organization (the "Assets") to Elron Software Inc. ("Elron"), a wholly owned subsidiary of Elron Electronics Industries (the "Elron Transaction"). In addition, on October 29, 1997, the Company entered into a management agreement with Elron (the "Management Agreement"), pursuant to which Elron agreed to manage the Assets for its benefit and at its risk and expense and to pay all salaries and other employee related expenses with respect to the Assets and transferred employees. As a result of the Management Agreement, the associated revenues and costs of the Assets have been excluded from the statement of operations since October 30, 1997.On February 11, 1998, the Company consummated the Elron Transaction.

         On December 30, 1999, the Company announced that it had completed a $12 million private placement of common stock and warrants to two institutional investors. Each investor purchased 514,837 shares of common stock and received warrants to purchase 257,419 shares of common stock at $15.15 per share. The investors also received warrants to purchase additional shares of common stock upon certain events.

         On January 6, 2000, the Company announced that it would seek shareholder approval to sell its Meeting Maker product line along with related marketing systems and organization (the "Assets") to Meeting Maker, Inc. (the "Proposed Transaction"). In addition, on January 5, 2000, the Company entered into a management agreement with Meeting Maker, Inc., effective January 3, 2000, pursuant to which Meeting Maker, Inc. agreed to manage the Assets for its benefit and at its risk and expense and to pay all salaries and other employee related expenses with respect to the Assets and transferred employees. Upon shareholder approval, the Company will record the transaction as a discontinued operation under APB 30.

RESULTS OF OPERATIONS

The following table sets forth, for the years indicated, certain financial data as percentages of the Company's total revenue:

                                                     YEARS ENDED                         NINE MONTHS ENDED
                                                     DECEMBER 31,                          SEPTEMBER 30,
                                         ------------------------------------     ---------------------------------

                                             1996        1997       1998              1998             1999
                                             ----        ----       ----              ----             ----
                                                                                            (UNAUDITED)
Revenue:

     Net product revenue                       96.9%      88.7%         75.4%                75.7%            76.4%
     Other revenue                              3.1       11.3          24.6                 24.3             23.6
                                         ----------- ---------- -------------     ---------------- ----------------
       Total revenue                          100.0      100.0         100.0                100.0            100.0
                                         ----------- ---------- -------------     ---------------- ----------------
Operating expenses:

     Cost of product revenue                   23.1       22.6          19.4                 20.2             19.8
     Sales and marketing                       46.6       53.7          53.6                 52.6             44.6
     Research and development                  18.3       30.2          45.2                 46.6             32.7
     General and administrative                 8.5       13.3          17.1                 17.8             14.0
     Charge for purchased incomplete
          research and development             25.6       38.5           ---                  ---              ---
     Charge for restructuring                  10.5       26.5           ---                  ---              ---
     Gain on sale of assets                     ---        ---         (32.6)               (45.2)             ---
                                         ----------- ---------- -------------     ---------------- ----------------
(Loss) income from operations                 (32.6)     (84.8)         (2.7)                 8.0            (11.1)
                                         ----------- ---------- -------------     ---------------- ----------------
Interest income, net                            2.2        0.6           1.6                  1.5              0.5
Other income                                    ---        ---           0.1                  0.1              1.0
                                         ----------- ---------- -------------     ---------------- ----------------
Net (loss) income before provision for        (30.4)     (84.2)         (1.0)                 9.6             (9.6)
income taxes
                                         ----------- ---------- -------------     ---------------- ---------------
Provision for income taxes                     (0.2)       ---          (0.1)                (0.2)             ---
Net (loss) income                             (30.6)%    (84.2)%        (1.1)%                9.4%            (9.6)%
                                         =========== ========== =============     ================ ================


         NET PRODUCT REVENUE. The Company's net product revenue is derived primarily from the licensing of software products. Net product revenue for the years ended December 31, 1996 and 1997, respectively, also included revenue from catalog sales of third party products and catalog advertising space. The Company sold advertising space in its catalog for cash or received third party advertised product. Revenue from catalog advertising space for cash sales was recognized the day the catalog was mailed to customers. Revenue from third party advertised product received was recognized as each item was sold. Revenue from catalog advertising sales that was recognized upon sale of third party products for the years ended December 31, 1996 and 1997 was $2.5 million, and $902 thousand, respectively. As a result of the Management Agreement and the subsequent consummation of the Elron Transaction, the Company has not received since October 30, 1997, and will no longer receive revenue, from catalog product sales and catalog ad page space. Net product revenue decreased 27% from 1996 to 1997, due primarily to products de-emphasized as part of the strategic reorganizations and restructurings undertaken in 1997 and the consumation of the Elron Transaction. Net product revenue decreased 59% from 1997 to 1998, due primarily to products de-emphasized as part of the strategic reorganizations and restructurings undertaken in 1997 and the consumation of the Elron Transaction. For the nine months ended September 30, net product revenue increased $6.3 million (57.6%) from 1998 to 1999. The increase is due primarily to higher sales associated with the Company's Desktop Management software business of $7.3 million (131.9%). The increase in the Company's Desktop Management software business was offset by a decline in Groupware continuing sales of approximately $1.0 million (19.6%). The Company anticipates that net product revenue will decrease due to the Proposed Transaction.

OTHER REVENUE. The Company's other revenue consists of maintenance revenue, professional servoces, rentals of portions of the Company's customer lists and royalties received in connection with licensing ON's software to third parties. Other revenue increased by 186% from 1996 to 1997 and by 5.8% from 1997 to 1998. These increases were primarily attributable to an increase in revenue from maintenance agreements and professional services. The small revenue increase from 1997 to 1998 is due primarily to products de-emphasized as part of the strategic reorganizations and restructurings undertaken in 1997 and the consumation of the Elron Transaction. For the nine months ended September 30, other revenue increased $1.8 million (51.4%) from 1998 to 1999. The increase is attributed to increased maintenance sales and professional services associated with the sales of the Company's Desktop Management software business. The Company anticipates that net product revenue will decrease due to the Proposed Transaction.

COST OF PRODUCT REVENUE. Cost of product revenue consists primarily of expenses associated with product documentation, production and fulfillment costs, and royalty fees associated with products that are licensed from third party developers. In addition, cost of product revenue included the cost of third party products resold through the Company's catalog, the cost of producing the catalog and amortization of purchased intangibles. Cost of product revenue decreased as a percentage of total revenue from 23.1% in 1996 to 22.6% in 1997. This decrease was primarily the result of decreased product revenue. As part of the reorganization of its operations announced in July 1997, the Company ceased to market, sell, develop and support the anti-virus business and decreased its emphasis on the investment in new customer acquisitions for its Groupware and Network Management and Security businesses. As a result, the product inventory related to the discontinued product lines and de-emphasized products were subsequently identified and written-off, all of which is included in cost of product revenue in the amount of $849 thousand. Cost of product revenue decreased as a percentage of total revenue from 22.6% in 1997 to 19.4% in 1998. This decrease was primarily the result of decreased product revenue and the products de-emphasized as part of the strategic reorganizations and restructurings undertaken in 1997 and the consummation of the Elron Transaction. As part of the reorganization of its operations announced in July 1997, the Company has ceased to market, sell, develop and support the anti-virus business and decreased its emphasis on the investment in new customer acquisitions for its Groupware and Network Management and Security businesses. For the nine months ended September 30, cost of product revenue increased $1.5 million (53.0%) from 1998 to 1999. This increase was primarily the result of increased product revenue.

SALES AND MARKETING EXPENSE. Sales and marketing expense primarily consists of compensation paid to sales and marketing personnel, the costs of direct mail and telemarketing campaigns, and the costs of product trials requested by potential customers. Sales and marketing expense also includes the costs of administering the catalog operation, the costs of public relations, trade shows and conferences, and the telephone and information technology costs associated with sales activities. Sales and marketing expense increased as a percentage of total revenue from 45.6% in 1996 to 53.7% in 1997. This increase was primarily the result of decreased product revenue as a result of the consummation of the Elron Transaction and increased sales and marketing expenses related primarily to the Company's expansion of its Desktop Management software sales and marketing effort. Sales and marketing expense stayed relatively flat as a percentage of total revenue from 53.7% in 1997 to 53.5% in 1998. However, sales and marketing expense decreased in absolute dollars by $11.5 million from 1997 to 1998. This decrease is primarily a result of the reorganization of its operations announced in July 1997, the Company has ceased to market, sell, develop and support the anti-virus business and its decreased emphasis on the investment in new customer acquisitions for its Groupware and Network Management and Security businesses. For the nine months ended September 30, sales and marketing expenses increased $2.5 million (32.4%) from 1998 to 1999. The increase is due to the Company's expansion of its Desktop Management software business.

RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense includes costs associated with the development of new products, the enhancement of existing products, and costs associated with providing technical support. Research and development expenses increased as a percentage of total revenue from 18.3% in 1996 to 30.2% in 1997. This increase is primarily related to the increase in the size of the product portfolio in the first half of 1997, and the associated costs of product development, enhancements and maintenance relating to products acquired in the acquisitions of csd Software GmbH and Purview Technologies, Inc. Research and development expenses increased as a percentage of total revenue from 30.2% in 1997 to 45.2% in 1998. The increase is associated with the costs of product development, enhancements and maintenance relating to the Comprehensive Client Management product acquired in the acquisition of csd Software GmbH. The Company plans to continue to make significant investments in research and development related to the Comprehensive Client Management (CCM) business. For the nine months ended September 30, research and development expense increased $645 thousand (9.6%) from 1998 to 1999. The increase is attributed to additional investments in the Company's Desktop Management software business. The Company plans to continue to make significant investments in research and development related to the Company's Desktop Management Software business.

GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense includes executive compensation and the continued administrative expense associated with the Company's foreign operations, executive support costs, accounting operations, planning, and business development operations. General and administrative expense increased as a percentage of total revenue from 8.5% in 1996 to 13.3% in 1997. The increase is a direct result of the acquisition of csd Software GmbH and the continued administrative expense associated with the Company's foreign operations. General and administrative expense increased as a percentage of total revenue from 13.3% in 1997 to 17.1% in 1998. The percentage increase to total revenue was primarily the result of decreased product revenue as a result of the consummation of the Elron Transaction and products de-emphasized in the July 1997 restructuring and reorganization of the Company's opertations. However, general and administrative expense decreased in absolute dollars by $2,089 thousand from 1997 to 1998. The decrease is a direct result of the restructuring and reorganization of the Company's operations. For the nine months ended September 30, general and administrative expense increased $584 thousand (22.8%) from 1998 to 1999. The increase in absolute dollars is due to higher investor relations charges as well as costs associated with the investigation of a former officer, as previously disclosed. General and administrative expense as a percentage of total revenue decreased due to an increase in the Company's revenues.

CHARGE FOR PURCHASED INCOMPLETE RESEARCH AND DEVELOPMENT. In connection with the acquisitions of neTrend Corporation, Leprechaun Software International, Ltd. and the LAN Software business from Technocom plc in 1996, the Company allocated an aggregate of $13.3 million of the respective purchase prices to incomplete research and development projects. These costs were expensed as of the acquisition dates and the allocations represent the estimated fair values related to the incomplete projects determined by appraisals using appropriate assumptions and valuation techniques. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use. The technology acquired in these acquisitions has required substantial additional development by the Company. The neTrend technology was acquired in January 1996 and a limited product based on the acquired technology was shipped in June 1996. Development continued in the product throughout 1996 and 1997 and a commercially viable product was shipped in June 1997. The product development investment made by the Company in the neTrend technology from the date of acquisition through June 1997 was $1.7 million. The Leprechaun technology was acquired in January 1996 and was developed until July 1997 when the Company concluded that a commercially viable product could not be completed and the project was abandoned. Purchased R&D from the Technocom assets was not material to the operation of the Company. The investment in product development made by the Company in the Leprechaun technology from the date of acquisition through July 1997 was $1.4 million. In connection with the acquisitions of Purview Technologies, Inc. and csd Software GmbH in 1997, the Company allocated an aggregate of $15.9 million of the respective purchase prices to incomplete research and development projects. These costs were expensed as of the acquisition dates and the allocations represent the estimated fair values related to the incomplete projects determined by appraisals using appropriate assumptions and valuation techniques. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use. The technology acquired in these acquisitions has required substantial additional development by the Company. The Purview acquisition was completed in January 1997 and a commercially viable product was shipped in September 1997. The product development investment in the Purview technology made by the Company from the date of acquisition through September 1997 was $0.4 million. The csd acquisition was completed in January 1997 and the acquired company continued to ship its existing technology. In August 1997, the Company first shipped the CCM product based on the acquired technology and on a Windows NT Advanced Server. The product development investment made by the Company from the date of acquisition through August 1997 was approximately $1.5 million. CCM uses client/server architecture that was incomplete at the time of the acquisition. CCM development continues and a version of the product with an open API for network management partners was shipped in the spring of 1998. The additional product development investment required through the spring of 1998 was $3.2 million.

CHARGE FOR RESTRUCTURING. On August 6, 1996, the Company announced that it had implemented a reorganization of its operations and a restructuring plan (the "96 Plan"). The 96 Plan included write-offs and write-downs of certain assets, including accruing the costs related to a significant reduction in the Company's work force, primarily in the technical support and sales and marketing departments, and the de-emphasis of certain product lines, resulting in a non-recurring charge of $5.4 million. Included in the 96 Plan was an inventory write-down of $2.0 million which is included in cost of product revenue in accordance with Emerging Issues Task Force (EITF) 96-9, CLASSIFICATION OF INVENTORY MARKDOWNS AND OTHER COSTS ASSOCIATED WITH A RESTRUCTURING.

     On July 29, 1997, the Company announced that it had implemented a reorganization of its operations and a restructuring plan (the "97 Plan"). The 97 Plan included write-offs and write-downs of certain assets, including accruing the costs related to a significant reduction in the workforce, primarily in the technical support and sales and marketing departments. In addition, the Company exited from the anti-virus business and de-emphasized its investment in new customer acquisitions for the Company's Groupware and Network Management and Security businesses. As a result of the 97 Plan, the Company recorded a restructuring charge of $4.5 million. Included in the 97 Plan was an additional inventory write-down of $849 thousand which is included in cost of product revenue in accordance with EITF 96-9.

     On October 29, 1997, the Company announced it would refocus its international sales organization to concentrate on the Desktop Management Business and would close its offices in Sydney, Paris and London, while strengthening its presence in Starnberg, Germany. As a result, the Company recorded a restructuring charge related to the write-off and write-down of certain assets, accruing the costs related to the reduction of its international workforce (excluding csd Software GmbH) primarily in the technical support and sales and marketing departments and accruing the associated costs with closing its international locations (excluding csd Software GmbH). As a result, the Company recorded a restructuring charge of $6.4 million.

GAIN ON SALE OF ASSETS. In connection with the sale of certain assets to Elron Software in 1998 (the "Elron Transaction"), the Company received net proceeds of $8.8 million and incurred $550 thousand of direct transaction costs. As a result of the Elron Transaction, assets were sold that had a carrying value of $1.8 million and the Company recorded a gain of $6.5 million.

INTEREST INCOME, NET. Interest income, net decreased as a percent of total revenue from 2.2% in 1996 to 0.6% in 1997. This decrease was primarily due to lower cash balances available for investment. Interest income, net increased as a percent of total revenue from 0.6% in 1997 to 1.6% in 1998. The increase is primarily a result of the decline in revenue from 1997 to 1998 and an increased cash balance due to the consummation of the Elron Transaction during the first quarter of 1998.

OTHER INCOME. Other income resulted from the gain on sale of equipment sold during the year ended December 31, 1998. Income of $216 thousand for the nine month periods ended September 30, 1999, respectively, resulted from an insurance receivable.

INCOME TAXES. In the year ended December 31, 1996, the Company incurred a significant operating loss. However, included in the book charges were amounts not currently deductible for income taxes. The 1996 tax provision includes the amount currently payable with an offsetting deferred tax benefit to record a portion of the Company's deferred tax asset. In the year ended December 31, 1997, the Company incurred a significant operating loss for both book and tax purposes and gave benefit to refundable income taxes which offset certain foreign tax provisions and as a result no tax provision was recorded. The Company recorded a book gain on the Elron Transaction; however, for tax purposes the Company recognized an ordinary loss on this transaction. The provision for 1998 represents additional minimum taxes owed. For the nine months ended Septmember 30, 1998, there was a $22 thousand income tax adjustment as a result of a prior year review. There were no tax provisions for the nine months ended September 30, 1999.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has funded its operations to date primarily through private and public placements of capital stock and the net proceeds received from the Elron transaction. At December 31, 1996, 1997, and 1998 and September 30, 1999 the Company had available cash and cash equivalents of $20.8 million, $6.7 million, $8.0 million, and $6.6 million, respectively, and working capital of $25.3 million, $3.8 million, $4.7 million, and $3.7 million, respectively. As of September 30, 1999, the Company has a $1.0 million letter of credit guarantee outstanding for a subsidiary against a line of credit with a foreign bank and a $0.7 million letter of credit guarantee outstanding securing our new facility lease. The Company has an unused and available line of credit of $5.0 million with a commercial bank. The Company can borrow under this line of credit up to the greater of $5.0 million or the sum of 80% of qualified domestic accounts receivable. Advances pursuant to the line of credit are secured by liens granted on the Company's accounts receivable. At September 30, 1999, the Company did not have an outstanding balance under the line of credit agreement.

         Net cash used in operating activities for the years ended December 31, 1996, 1997 and 1998 and nine months ended September 30, 1999 was $656 thousand, $5.3 million, $5.6 million, and $1.4 million, respectively. In 1996, net cash used in operating activities consisted of a $15.9 million net loss from operations which was the result of a $13.3 million charge for purchased incomplete research and development relating to the acquisitions of Leprechaun Software International, Ltd, neTrend Corporation and the LAN Software business from Technocom plc, a $3.0 million charge for asset write-down related to restructure charges, depreciation and amortization of $3.2 million, offset by changes in assets and liabilities of $4.3 million. In 1997, net cash used in operating activities consisted of a $34.8 million loss from operations which was the result of a $15.9 million charge for purchased incomplete research and development relating to the acquisitions of Purview Technologies Inc and csd Software GmbH, a $5.0 million charge for asset write-down related to restructuring charges, depreciation and amortization of $3.4 million, and changes in assets and liabilities of $5.3 million. In 1998, net cash used in operating activities consisted mainly of a net loss of $215 thousand combined with the gain on sale of assets of $6.5 million which is offset by $1.6 million in depreciation and amortization, and changes in assets and liabilities of $423 thousand. For the nine months ended September 30, 1999, net cash used in operating activities consisted primarily of net loss of $2.2 million coupled with the net change in operating assets and liabilities of $536 thousand offset with depreciation and amortization of $1.3 million.

         Net cash (used in) provided by investing activities for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999 was ($9.4) million, ($8.6) million, $7.4 million and $(463) thousand, respectively. This primarily reflects purchases of property and equipment of $4.5 million, $1.7 million, and $878 thousand respectively. Direct costs in 1996 relate to the acquisition of Leprechaun Software International, Ltd, neTrend Corporation, and the LAN software business of Technocom plc, of $628 thousand, $2.3 million, and $2.0 million, respectively. Direct costs in 1997 relate to the acquisition of csd Software GmbH, and Purview Technologies Inc., of $5.8 million and $1.1 million, respectively. The purchase of property and equipment in 1998 was offset by $8.3 million in proceeds from assets held for sale, net of transaction costs pertaining to the Elron Transaction. For the nine months ended September 30, 1999 cash used in investing activities consisted of the purchases of property and equipment of $463 thousand.

         Net cash used in financing activities for the years ended December 31, 1996, 1997 and 1998 and nine months ended September 30, 1999 was $2.6 million, $169 thousand, $226 thousand and $253 thousand, respectively. In 1996, this was a result of principal repayments on obligations of capital leases of $1.2 million and the purchase of treasury stock of $1.6 million. In 1997, this was a result of the exercise of stock options of $28 thousand and the sale of stock under the Employee Stock Purchase Plan (ESPP) of $73 thousand which were partially offset by the purchase of treasury stock of $47 thousand and principal repayments of obligations under capital leases of $223 thousand. In 1998, this was a result of the exercise of stock options of $64 thousand, the sale of stock under the ESPP of $66 thousand and offset by the pricipal payments on obligations under capital lease of $356 thousand. For the nine months ended September 30, 1999, net cash provided by financing activities consisted of the exercises of stock options and stock purchases through the ESPP of $263 thousand offset by principal repayment on obligations under capital lease of $10 thousand.

         On December 30, 1999, the Company announced that it had completed a $12 million private placement of common stock and warrants to two institutional investors. Each investor purchased 514,837 shares of common stock and received warrants to purchase 257,419 shares of common stock at $15.15 per share. The investors also received warrants to purchase additional shares of common stock upon certain events.

         The Company believes that its existing cash balances, funds generated from operations, and available borrowings under its line of credit will be sufficient to finance the Company's operations through December 2000. In the event the Company acquires one or more businesses or products, the Company's capital requirements could increase substantially, and there can be no assurance that additional capital will be available on terms acceptable to the Company, if at all.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         There have been no changes in or disagreements with the Company's accountants on accounting or financial disclosure.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company does not hold any market risk sensitive instruments.


                          TRANSACTION OF OTHER BUSINESS

         The Board of Directors of the Company is not aware of any matters that may be presented at the Special Meeting other than those mentioned in the Company's Notice of Special Meeting preceding this Proxy Statement and a part hereof. If, however, other matters do properly come before the Special Meeting, it is intended that the persons named in the proxy will vote, pursuant to their discretionary authority and according to their best judgments in the best interests of the Company.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         A representative of Arthur Andersen LLP, the Company's independent public accountants, will be present at the Special Meeting, afforded the opportunity to make a statement and available to respond to questions.


                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Any stockholder of the Company who wishes to present a proposal at the 2000 Annual Meeting of Stockholders of the Company and who wishes to have such proposal included in the Company's proxy statement for that meeting, must have delivered a copy of such proposal to On Technology Corporation at 880 Winter Street, Building Four, Waltham, MA 02451, Attention: Corporate Secretary, no later than December 31, 1999; provided, however, that if the 2000 Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1999 Annual Meeting of Stockholders, any Stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholders proposal which does not comply with the rules of the Commission for inclusion therein.


                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York, 10048. Copies of such material can also be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Electronic filings are publicly available on the Commission's World Wide Web site within 24 hours of acceptance. The address of such site is http://www.sec.gov.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         This Proxy Statement summarizes or otherwise refers to documents which are not delivered herewith. Such documents are available on request, without charge, directed to ON Technology Corporation, 880 Winter Street, Building Four, Waltham, MA 02451, Attention: Investor Relations. In order to ensure timely delivery of the documents, any requests should be made by February 21, 2000.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSALS NO. 1 AND NO. 2.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matter to be presented for action at the Meeting, other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with the best judgment.



              By Order of the Board of Directors


              Stephen J. Wietrecki
              SECRETARY

              February 14, 2000

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                          PAGE NUMBER
                                                                                          -----------
Report of Independent Public Accountants ...................................................  F-2

Consolidated Balance Sheets:
  December 31, 1997 and 1998 and Nine Months Ended September 30, 1999 (unauditied) .........  F-3

Consolidated Statements of Operations:
  Years ended December 31, 1996, 1997 and 1998 and Nine Months Ended
    September 30, 1998 and 1999 (unaudited) ................................................  F-4

Consolidated Statements of  Stockholders' Equity and Comprehensive Loss:
  Years ended December 31, 1996, 1997 and 1998 and Nine Months Ended
   September 30, 1999 (unaudited) ..........................................................  F-5

Consolidated Statements of Cash Flows:
  Years ended December 31, 1996, 1997 and 1998 and Nine Months Ended
   September 30, 1998 and 1999 (unaudited) .................................................  F-6

Notes to the Consolidated Financial Statements .............................................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ON Technology Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of ON Technology Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ON Technology Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                             /s/ Arthur Andersen LLP
                                             -----------------------


Boston, Massachusetts

January 20, 1999 (Except for the
matter discussed in Note 14 as to
which the date is December 30, 1999)

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,         SEPTEMBER 30,
                                                            ----------------------    -------------
                                                               1997         1998          1999
                                                               ----         ----          ----
ASSETS                                                                                 (unaudited)
CURRENT ASSETS:
Cash and cash equivalents                                   $  6,679      $  8,001      $  6,648
Accounts receivable, net of allowance for doubtful
 accounts  and sales returns of $2,975, $954 and $897,
 respectively                                                  2,970         3,384         4,525
Inventories                                                      267            74            85
Prepaid expenses and other current assets                      2,508           755         1,182
Assets held for sale                                           1,755          --            --
                                                            --------      --------      --------
     Total current assets                                     14,179        12,214        12,440
                                                            --------      --------      --------
PROPERTY AND EQUIPMENT, AT COST:

Computers and equipment                                        2,892         3,774         4,235
Equipment under capital leases                                 2,443           193          --
Furniture and fixtures                                           292           239           239
                                                            --------      --------      --------
                                                               5,627         4,206         4,474
                                                            --------      --------      --------
Less - Accumulated depreciation                                3,477         2,370         3,138
                                                            --------      --------      --------
                                                               2,150         1,836         1,336
                                                            --------      --------      --------
Other assets and deposits                                         81            80            80
Purchased intangibles, net of $1,106, $1,539 and $1,882
of accumulated amortization, respectively                        972           539           197
                                                            --------      --------      --------
                                                            $ 17,382      $ 14,669      $ 14,053
                                                            ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:

Current portion of capital lease obligations                $    356      $     10      $   --
Accounts payable                                               5,072         4,399         4,188
Accrued expenses                                               3,719         1,257         1,101
Reserve for distributor inventories                              216           120           120
Deferred revenue                                               1,013         1,742         3,360
                                                            --------      --------      --------
     Total current liabilities                                10,376         7,528         8,769
                                                            --------      --------      --------
Capital lease obligations, net of current portion                 10          --            --

Commitments (Note 6)

STOCKHOLDERS' EQUITY:

Preferred stock, Authorized - 2,000,000 shares
       Issued--none                                             --            --            --

Common stock, $0.01 par value - Authorized - 20,000,000
  shares, Issued- 12,223,213 shares, 12,376,095 shares,
  and 12,598,161 shares, respectively                            122           124           126

Additional paid in capital                                    62,665        62,793        63,054
Deferred compensation                                           (229)         --            --
Accumulated deficit                                          (55,480)      (55,695)      (57,849)
Cumulative translation adjustment                                (35)          (34)         --
Treasury stock (15,000 shares at cost)                           (47)          (47)          (47)
                                                            --------      --------      --------
          Total stockholders' equity                           6,996         7,141         5,284
                                                            --------      --------      --------
                                                            $ 17,382      $ 14,669      $ 14,053
                                                            ========      ========      ========

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      FOR THE YEAR ENDED                        FOR THE NINE MONTHS ENDED
                                                         DECEMBER 31,                                 SEPTEMBER 30,
                                       ------------------------------------------------      ------------------------------
                                           1996              1997              1998              1998              1999
                                       ------------      ------------      ------------      ------------      ------------
                                                                                                        (unaudited)
REVENUE:

Net product revenue                    $     50,165      $     36,630      $     15,089      $     10,922      $     17,213
Other revenue                                 1,627             4,652             4,921             3,513             5,320
                                       ------------      ------------      ------------      ------------      ------------

       TOTAL REVENUE                         51,792            41,282            20,010            14,435            22,533
                                       ------------      ------------      ------------      ------------      ------------

OPERATING EXPENSES:

Cost of product revenue                      11,951             9,315             3,890             2,910             4,452
Sales and marketing                          24,176            22,172            10,715             7,594            10,052
Research and development                      9,456            12,461             9,044             6,729             7,374
General and administrative                    4,407             5,501             3,412             2,567             3,151
Charge for purchased incomplete
  research and development                   13,285            15,898              --                --                --
Charge for restructuring                      5,415            10,940              --                --                --
Gain on sale of assets                         --                --              (6,518)           (6,518)             --
                                       ------------      ------------      ------------      ------------      ------------
     INCOME (LOSS) FROM OPERATIONS          (16,898)          (35,005)             (533)            1,153            (2,496)
Interest expense                               (250)             (178)              (71)              (58)              (18)
Interest income                               1,384               411               416               283               144
Other income                                   --                --                --                --                 216
                                       ------------      ------------      ------------      ------------      ------------
    INCOME (LOSS) BEFORE PROVISION

            FOR INCOME TAXES                (15,764)          (34,772)             (188)            1,378            (2,154)
Provision for income taxes                      (97)             --                 (27)               27              --
                                       ------------      ------------      ------------      ------------      ------------
     NET INCOME  (LOSS)                $    (15,861)     $    (34,772)     $       (215)     $      1,351      $     (2,154)
                                       ============      ============      ============      ============      ============

Basic earnings (loss) per share        $      (1.46)     $      (2.88)     $      (0.02)     $       0.11      $      (0.17)
                                       ============      ============      ============      ============      ============

Diluted earnings (loss) per share      $      (1.46)     $      (2.88)     $      (0.02)     $       0.11      $      (0.17)
                                       ============      ============      ============      ============      ============

Basic shares used in
  per share calculation                  10,853,814        12,079,264        12,280,953        12,256,211        12,479,809
                                       ============      ============      ============      ============      ============

Diluted shares used in
  per share calculation                  10,853,814        12,079,264        12,280,953        12,604,164        12,479,809
                                       ============      ============      ============      ============      ============

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS

                                 (In thousands)

                                                                  Stockholder's Equity
                                          ---------------------------------------------------------------------------
                                             Common Stock
                                           ----------------
                                          Number       $.01       Additional                              Cumulative
                                            of          Par        Paid-in     Deferred      Accumulated  Translation
                                          shares       value       Capital   Compensation      Deficit     Adjustment
                                          ---------------------------------------------------------------------------
Balance , December 31, 1995               10,180      $    102     $ 45,051     $     --      $ (4,847)     $     --

Issuance of common stock in
   connection with acquisitions              727             7       10,351           --            --            --
Sale of common stock under the
   Employee Stock Purchase Plan                9            --           93           --            --            --
Exercise of common stock options              92             1          142           --            --            --
Purchase  of treasury stock                   --            --           --           --            --            --
Cumulative translation adjustment             --            --           --           --            --            88
Net loss                                      --            --           --           --       (15,861)           --
Comprehensive loss                            --            --           --           --            --            --
                                          ------      --------     --------     --------      --------      --------
Balance, December 31, 1996                11,008           110       55,637           --       (20,708)           88

Issuance of common stock in
   connection with acquisitions            1,150            12        6,535           --            --            --
Sale of common stock under the
   Employee Stock Purchase Plan               23            --           73           --            --            --
Exercise of common stock options              42            --           28           --            --            --
Deferred compensation related to
   grants of common stock options             --            --          392         (392)           --            --
Amortization of deferred
   compensation related to grants
   of common stock options                    --            --           --          163            --            --
Purchase of treasury stock                    --            --           --           --            --            --
Cumulative translation adjustment             --            --           --           --            --          (123)
Net loss                                      --            --           --           --       (34,772)           --
Comprehensive loss                            --            --           --           --            --            --
                                          ------      --------     --------     --------      --------      --------
Balance, December 31, 1997                12,223           122       62,665         (229)      (55,480)          (35)

Sale of common stock under the
   Employee Stock Purchase Plan               58             1           65           --            --            --
Exercise of common stock options              95             1           63           --            --            --
Amortization of deferred
   compensation related to grants
   of common stock options                    --            --           --          229            --            --
Cumulative translation adjustment             --            --           --           --            --             1
Net loss                                      --            --           --           --          (215)           --
Comprehensive loss                            --            --           --           --            --            --
                                          ------      --------     --------     --------      --------      --------
Balance, December 31, 1998                12,376           124       62,793           --       (55,695)          (34)

Sale of common stock under the
   Employee Stock Purchase Plan              123             2          141           --            --            --
   (unaudited)
Exercise of common stock options              98            --          120           --            --            --
   (unaudited)
Cumulative translation adjustment             --            --           --           --            --            34
   (unaudited)
Net loss (unaudited)                          --            --           --           --        (2,154)           --

Comprehensive loss (unaudited)                --            --           --           --            --            --
                                          ------      --------     --------     --------      --------      --------
Balance, September 30, 1999
   (unauditted)                           12,597      $    126     $ 63,054     $     --      $(57,849)     $     --
                                          ======      ========     ========     ========      ========      ========

                                                       Stockholder's Equity (Cont.)
                                            ------------------------------------------------
                                               Treasury Stock
                                            --------------------
                                            Number
                                              of                            Comprehensive
                                            shares      Cost      Total         Loss
                                            --------------------------------  --------------
Balance , December 31, 1995                   --        $   --      $ 40,306          $---

Issuance of common stock in
   connection with acquisitions               --            --        10,358            --
Sale of common stock under the
   Employee Stock Purchase Plan               --            --            93            --
Exercise of common stock options              --            --           143            --
Purchase  of treasury stock                 (258)       (1,634)       (1,634)           --
Cumulative translation adjustment             --            --            88            88
Net loss                                      --            --       (15,861)      (15,861)
Comprehensive loss                            --            --            --       (15,773)
                                         -------       -------      --------      --------
Balance, December 31, 1996                  (258)       (1,634)       33,493            --

Issuance of common stock in
   connection with acquisitions              258         1,634         8,181            --
Sale of common stock under the
   Employee Stock Purchase Plan               --            --            73            --
Exercise of common stock options              --            --            28            --
Deferred compensation related to
   grants of common stock options             --            --            --            --
Amortization of deferred
   compensation related to grants
   of common stock options                    --            --           163            --
Purchase of treasury stock                   (15)          (47)          (47)           --
Cumulative translation adjustment             --            --          (123)         (123)
Net loss                                      --            --       (34,772)      (34,772)
Comprehensive loss                            --            --            --       (34,895)
                                         -------       -------      --------      --------
Balance, December 31, 1997                   (15)          (47)        6,996            --

                                                                       (229)      (55,480)

Sale of common stock under the
   Employee Stock Purchase Plan             --            --              66          --
Exercise of common stock options            --            --              64          --
Amortization of deferred
   compensation related to grants
   of common stock options                  --            --             229          --
Cumulative translation                      --            --               1             1
adjustment
Net loss                                    --            --            (215)         (215)
Comprehensive loss                          --            --            --            (214)
                                         -------       -------      --------      --------
Balance, December 31, 1998                   (15)          (47)        7,141          --

Sale of common stock under the
   Employee Stock Purchase Plan             --            --             143          --
   (unaudited)
Exercise of common stock options            --            --             120          --
   (unaudited)
Cumulative translation adjustment           --            --              34            34
   (unaudited)
Net loss (unaudited)                        --            --          (2,154)       (2,154)
                                                                                  --------
Comprehensive loss (unaudited)              --            --            --        $ (2,120)
                                         -------       -------      --------      ========
Balance, September 30, 1999
   (unauditted)                              (15)          (47)     $  5,284
                                         =======       =======      ========

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                                         Year Ended                 Nine Months Ended
                                                                         December 31,                  September 30,
                                                               --------------------------------    --------------------
                                                                 1996        1997        1998        1998        1999
                                                               --------    --------    --------    --------    --------
                                                                                                          (unaudited)
Cash Flows from Operating Activities
   Net income (loss)                                           $(15,861)   $(34,772)   $   (215)   $  1,351    $ (2,154)
Adjustments to reconcile net income (loss)
   to net cash used in operating activities:
   Charge for purchased incomplete research and
    development                                                  13,285      15,898        --          --          --
   Asset write-down related to restructure charge                 3,048       4,975        --          --          --
   Gain on sale of assets                                          --          --        (6,518)     (6,518)       --
   Amortization of deferred compensation                           --           163         229         229        --
   Depreciation and amortization                                  3,217       3,384       1,580       1,218       1,306
   Change in direct marketing costs                              (1,074)         31        --          --          --
   Change in net deferred income taxes                             (481)      1,543        --          --          --
   Changes in assets and liabilities:

     Accounts receivable                                         (3,211)      7,240        (443)       (567)     (1,139)
     Inventories                                                    524       1,001         191         138         (11)
     Prepaid expenses and other current assets                   (1,440)       (827)      1,744       1,548        (421)
     Accounts payable                                             1,823      (1,402)       (323)       (803)       (427)
     Accrued expenses                                               (11)        345      (2,460)     (1,877)       (156)
     Reserve for distributor inventories                           (730)         12         (96)        (96)       --
     Deferred revenue                                               255      (2,858)        735         854       1,618
                                                               --------    --------    --------    --------    --------
        Net cash used in operating activities                      (656)     (5,267)     (5,576)     (4,523)     (1,384)
                                                               --------    --------    --------    --------    --------
Cash Flows From Investing Activities
   Increase in other assets and deposits                            (27)          5           1          (4)       --
   Purchase of property and equipment, net                       (4,476)     (1,728)       (878)       (293)       (463)
   Purchase of Leprechaun Software International, Ltd net
     of cash acquired                                              (628)       --          --          --          --
   Purchase of technology from neTrend Corporation               (2,260)       --          --          --          --
   Purchase of certain assets from Technocom plc                 (1,963)       --          --          --          --
   Purchase of Purview Technologies, Inc. net of cash
     Acquired                                                      --        (1,121)       --          --          --
   Purchase of csd Software GmbH, net of cash acquired             --        (5,781)       --           (34)       --
   Net proceeds from assets held for sale, net of deal costs       --          --         8,273       8,273        --
                                                               --------    --------    --------    --------    --------
      Net cash provided by (used in) investing activities        (9,354)     (8,625)      7,396       7,942        (463)
                                                               --------    --------    --------    --------    --------
Cash Flows From Financing Activities
   Exercise of stock options                                        143          28          64          65         120
   Stock purchase through Employee Stock Purchase Plan               93          73          66          66         143
   Purchase of treasury stock                                    (1,634)        (47)       --          --          --
   Principal repayments on obligation under capital lease        (1,168)       (223)       (356)       (328)        (10)
                                                               --------    --------    --------    --------    --------
      Net cash (used in) provided by financing activities        (2,566)       (169)       (226)       (197)        253
                                                               --------    --------    --------    --------    --------
Net effect of exchange rates on cash & cash equivalents              12         (34)       (272)       (300)        241
                                                               --------    --------    --------    --------    --------
Net increase (decrease) in cash and cash equivalents            (12,564)    (14,095)      1,322       2,922      (1,353)
Cash and cash equivalents, beginning of period                   33,338      20,774       6,679       6,679       8,001
                                                               --------    --------    --------    --------    --------
Cash and cash equivalents, end of period                       $ 20,774    $  6,679    $  8,001    $  9,601    $  6,648
                                                               ========    ========    ========    ========    ========

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS-(CONTINUED)

                             (dollars in thousands)

                                                                        Year Ended                Nine Months Ended
                                                                       December 31,                  September 30,
                                                            ---------------------------------   ---------------------
                                                              1996        1997        1998         1998        1999
                                                            --------    --------    ---------   ----------   --------
                                                                                                          (unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Acquisition of equipment under capital leases               $     91    $   --      $    --     $     --     $   --
                                                            ========    ========    =========   ==========   ========

Acquisition of Leprechaun Software International, Ltd

   Fair value of assets acquired                            $  1,158    $   --      $    --     $     --     $   --
   Fair value of stock issued                                   (158)       --           --           --         --
   Liabilities assumed                                          (370)       --           --           --         --
   Cash acquired                                                  (2)       --           --           --         --
                                                            --------    --------    ---------   ----------   --------
   Cash paid paid for acquisition and direct costs net of

     cash acquired                                          $    628    $   --      $    --     $     --     $   --
                                                            ========    ========    =========   ==========   ========

Acquisition of intangible assets from neTrend

    Corporation and Vimal Vaidva

   Fair value of assets acquired                            $ 12,460    $   --      $    --     $     --     $   --
   Fair value of stock issued                                (10,200)       --           --           --         --
                                                            --------    --------    ---------   ----------   --------
   Cash paid for acquisition and direct costs               $  2,260    $   --      $    --     $     --     $   --
                                                            ========    ========    =========   ==========   ========

Acquisition of Technocom plc

   Fair value of assets acquired                            $  1,963    $   --      $    --     $     --     $   --
                                                            --------    --------    ---------   ----------   --------
   Cash paid for acquisition and direct costs               $  1,963    $   --      $    --     $     --     $   --
                                                            ========    ========    =========   ==========   ========

Acquisition of Purview Technologies, Inc.

   Fair value of assets acquired                            $   --      $  2,379    $    --     $     --     $   --
   Fair value of stock issued                                   --        (1,139)        --           --         --
   Liabilities assumed                                          --          (107)        --           --         --
   Cash acquired                                                --           (12)        --           --         --
                                                            --------    --------    ---------   ----------   --------
   Cash paid paid for acquisition and direct costs net of

     cash acquired                                          $   --      $  1,121    $    --     $     --     $   --
                                                            ========    ========    =========   ==========   ========
Acquisition of csd Software GmbH

   Fair value of assets acquired                            $   --      $ 17,949    $    --     $     --     $   --
   Fair value of stock issued                                   --        (7,042)        --           --         --
   Liabilities assumed                                          --        (5,100)        --           --         --
   Cash acquired                                                --           (26)        --           --         --
                                                            --------    --------    ---------   ----------   --------
   Cash paid paid for acquisition and direct costs net of

     cash acquired                                          $   --      $  5,781    $    --     $     --     $   --
                                                            ========    ========    =========   ==========   ========

Cash paid for -

   Interest                                                 $    205    $    178    $      71   $       58   $     18
                                                            ========    ========    =========   ==========   ========

   Income taxes                                             $  1,302    $  1,181    $      37   $       27   $   --
                                                            ========    ========    =========   ==========   ========

Return of property and equipment under capital leases       $   --      $   --      $    --     $     --     $  1,049
                                                            ========    ========    =========   ==========   ========

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

(1)  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     ON Technology Corporation and Subsidiaries (the "Company") is engaged in the development, marketing, sales support, and distribution of software for local area networks.

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in the notes to the consolidated financial statements.

INTERIM FINANCIAL INFORMATION

         The accompanying unaudited interim consolidated financial statements as of September 30, 1999 and the nine months ended September 30 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations, and cash flows at the dates and for the periods presented have been included. The results of operations for the nine months ended September 30, 1999 may not be indicative of the results that may be expected for the year ended December 31, 1999, or any other period.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

MANAGEMENT ESTIMATES AND UNCERTAINTIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

     The Company is subject to a number of risks and uncertainties similar to those of other companies of the same size within the software industry, change in marketing strategy, competition, rapid technological changes, and dependence on key individuals.

REVENUE RECOGNITION

     Revenue from software product sales is recognized upon shipment of the product to customers where the Company has no significant vendor obligations. During the years ended December 31, 1996 and 1997, the Company sold advertising space in its catalog for cash or received third party advertising product. Revenue for catalog advertising space for cash is recognized the day the catalog is mailed to customers. Revenue for third party advertised product received is recognized as each item is sold. During the year ended December 31, 1998, the Company did not earn revenue from sales of catalog advertising space due to the sale of its catalog business to Elron Software, Inc. (Elron) a wholly-owned subsidiary of Elron Electronics Industries (see Note 12). The deferred revenue balance at December 31, 1997 and 1998 and September 30, 1999 relates primarily to revenue on software maintenance contracts, which is recognized ratably as it is earned. The reserve for distributor inventories balance at December 31, 1997 and 1998 and September 30, 1999 relates to sales to distributors for which the Company has accrued its estimate of future distributor returns when the product was shipped. In addition, the Company accrues the costs associated with providing telephone support related to certain products.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

CASH AND CASH EQUIVALENTS

     The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Company has classified its cash equivalents as held-to-maturity and recorded them at amortized cost, which approximates market value. The Company considers all highly liquid cash investments with maturities of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consisted of commercial paper and money market funds at December 31, 1997 and 1998 and September 30, 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash equivalents, accounts receivable and capital leases. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1997 and 1998 and September 30, 1999. The estimated fair values have been determined through information obtained from market sources and management estimates.

DIRECT MARKETING COSTS

     As part of the sale of assets (see Note 12), the Company no longer capitalized any direct marketing costs. For the years ended December 31, 1996 and 1997, the Company recorded $7,387 and $5,891 of direct marketing expense, respectively, for costs capitalized in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position 93-7, REPORTING ON ADVERTISING COSTS.

INVENTORIES

     The Company values inventories at the lower of cost (first-in, first-out) or market. The components of inventories are as follows:

                                          DECEMBER 31,       SEPTEMBER 30,
                                        ----------------------------------
                                        1997        1998          1999
                                        ----------------------------------
Raw Materials .....................     $ 94        $ 14          $ 44
Finished Goods ....................      173          60            41
                                        ----        ----          ----
                                        $267        $ 74          $ 85
                                        ====        ====          ====

DEPRECIATION

     The Company provides for depreciation by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives, using the straight-line method, as follows:

                                                                    ESTIMATED
                                ASSET CLASSIFICATION               USEFUL LIFE
                                --------------------               -----------
Computers and equipment...............................              3-7 Years
Equipment acquired under capital leases...............            Life of lease
Furniture and fixtures................................              5-7 Years

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
               (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for its long-lived assets in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. At each balance sheet date, the Company evaluates the realizability of goodwill based on profitability expectations, using the undiscounted cash flow method, for each subsidiary having a material goodwill balance. Based on its most recent analysis, the Company believed that no impairment of goodwill existed at December 31, 1998 nor at September 30, 1999.

SOFTWARE DEVELOPMENT COSTS

     Costs incurred in the development of computer software to be sold have been expensed as research and development costs in the accompanying consolidated statements of operations, in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. The costs incurred subsequent to the attainment of technological feasibility in 1998, 1997 and 1996 are insignificant and accordingly have been charged to research and development. The Company has recorded charges for purchased incomplete research and development related to the acquisitions discussed in Note 2. In each case, the Company determined that technological feasibility of the in-process purchased technology acquired had not been established and that the technology had no alternative future use.

FOREIGN CURRENCY TRANSLATION

     The Company translates the assets and liabilities of its foreign subsidiaries at the exchange rates in effect at fiscal year-end in accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION. Revenues and expenses are translated using exchange rates in effect during each period.

POSTRETIREMENT BENEFITS

The Company has no obligations for postretirement benefits.

CONCENTRATION OF CREDIT RISK

     SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentrations of credit. The Company's financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains the majority of cash balances with four financial institutions. The Company's accounts receivable credit risk is not concentrated within any geographic area. During the years ended December 31, 1996 and 1997 no single customer accounted for greater than 10% of revenues or represented a signifcant credit issue to the Company. During the year ended December 31, 1998, one customer accounted for $3.5 million of desktop management revenue (see Note
11) or 18% of consolidated revenues. For the nine months ended September 30 1998, one customer accounted for $2.4 million of desktop management revenue or 17% of consolidated revenues. For the nine months ended September 30 1999, two customers accounted for $7.4 million of desktop management revenue or 33% of consolidated revenues.

LOSS PER SHARE

     The Company calculates loss per share in accordance with SFAS 128, EARNINGS PER. Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share is the same as basic loss per share since the effect of stock options would be anti-dilutive.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)


     Anti-dilutive securities which consist of stock options, that were not included in diluted loss per share were 1,022,906 , 1,935,628, 1,764,968, 891,015 and 1,110,126 for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999, respectively.

COMPREHENSIVE LOSS

         The Company adopted SFAS 130, "REPORTING COMPREHENSIVE INCOME", effective January 1, 1998 and has disclosed comprehensive income (loss) for all periods presented in the accompanying consolidated statements of stockholder's equity. SFAS 130 establishes standards for reporting and display of comprehensive income (loss) and its financial statements. The Company's only item of other comprehensive income (loss) relates to cumulative translation adjustment, and is presented separately on the balance sheet as required. NEW ACCOUNTING STANDARDS

         In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 prospectively beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

         In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Adoption of this Statement will not have a material impact on the Company's consolidated financial position or results of operations.

         In June 1999, Financial Accounting Standards Board ("FASB") issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE of FASB Statement No. 133, which defers the effective date of SFAS No. 133 to all fiscal years beginning after June 15, 2000. SFAS No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, issued June 1998, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect adoption of this statement to have significant impact on its consolidated financial position or results of operations.

(2)  ACQUISITIONS

ACQUISITION OF  INTANGIBLE ASSETS FROM NETREND CORPORATION AND VIMAL VAIDYA

     On January 30, 1996, the Company acquired certain intangible assets, consisting primarily of incomplete firewall software technology from Vimal Vaidya and acquired technology from neTrend Corporation, a development stage company wholly owned by Vimal Vaidya, which, together with Vimal Vaidya, developed firewall software technology. The aggregate purchase price including direct acquisition costs of $12,460 was allocated based on fair value of the intangible assets acquired as follows:


      Acquired technology.....................................    $      676
      Purchased incomplete research and  development..........        11,784
                                                                  -----------
                                                                  $   12,460
                                                                  ===========

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

     As consideration, the Company paid $2,000 in cash, issued 717,300 shares of common stock with a fair value of $14.22 per share and incurred $260 in direct acquisition costs (see Note 12).

ACQUISITION OF LEPRECHAUN SOFTWARE INTERNATIONAL, LTD.

     On March 6, 1996, the Company acquired substantially all the assets and assumed certain liabilities of Leprechaun Software International, Ltd., a company engaged in the development of an anti-virus software product. The aggregate purchase price including direct acquisition costs of $1,158 was allocated based on fair value of the tangible and intangible assets acquired as follows:


      Current assets...............................................   $  51
      Property and equipment.......................................      13
      Purchased intangible assets, including acquired technology...     157
      Purchased incomplete research and development................     937
                                                                      ------
                                                                      $1,158
                                                                      ======

     As consideration, the Company paid $330 in cash, $200 in notes, issued 9,471 shares of common stock of the Company with a fair value of $16.68 per share, assumed $370 in liabilities and incurred $100 in direct acquisition costs. This transaction was accounted for as a purchase and, accordingly, the results since March 6, 1996, are included in the accompanying consolidated financial statements. Included in purchased intangible assets are amounts related to acquired technology and goodwill (see Note 3).

ACQUISITION OF TECHNOCOM PLC.

     On March 29, 1996, the Company acquired certain assets of Technocom plc's LAN software distribution business. The aggregate purchase price including direct acquisition costs of $1,963 was allocated based on the fair value of the tangible and intangible assets acquired as follows:


      Property and  equipment......................................     $   110
      Purchased intangible assets, including acquired technology...       1,289
      Purchased incomplete research and  development...............         564
                                                                        -------
                                                                        $ 1,963
                                                                        =======

     As consideration, the Company paid $1,803 in cash and incurred $160 in direct acquisition costs. Also, included in cost of product revenue for the year ended December 31, 1996 is a $571 charge for the elimination of profit for inventory previously sold to Technocom plc. This transaction was accounted for as a purchase and, accordingly, the results since March 29, 1996, are included in the accompanying consolidated financial statements. Included in purchased intangible assets are amounts related to acquired technology, goodwill, trade names and customer lists (see Note 3).

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

ACQUISITION OF PURVIEW TECHNOLOGIES, INC.

     On January 24, 1997, the Company acquired all of the capital stock of Purview Technologies, Inc., a company engaged in Internet access monitoring and management software. The aggregate purchase price of $2,379 was allocated based on the fair market value of the tangible and intangible assets acquired as follows:

     Current Assets ...............................................   $    51
     Purchased intangible assets, including acquired technology ...       210
     Purchased incomplete research and development ................     2,118
                                                                      -------
                                                                      $ 2,379
                                                                      =======

     As consideration, the Company paid $1,000 in cash and issued 205,251 shares of common stock with a fair market value of $5.55 per share, assumed $107 in liabilities, and incurred $133 in direct acquisition costs. This transaction was accounted for as a purchase and accordingly, the results since January 24, 1997, are included in the accompanying condensed consolidated financial statements (see Note 12).

ACQUISITION OF CSD SOFTWARE GMBH (CSD)

     On January 28, 1997, Wilma 96 Vermogensverwaltungs GmbH ("Wilma GmbH") a wholly-owned subsidiary of the Company purchased all of the capital stock of csd, a German corporation engaged in the development of PC desktop software management tool products. The aggregate purchase price of $15,048 was allocated based on the fair market value of the tangible and intangible assets acquired as follows:

     Purchased intangible assets, including acquired technology ...   $ 1,268
     Purchased incomplete research and development ................    13,780
                                                                      -------
                                                                      $15,048
                                                                      =======

     As consideration, the Company paid $5,000 in cash and issued 1,253,854 shares of common stock of the Company with a fair value of $5.62 per share, assumed $5,100 in liabilities, and incurred $734 in direct acquisition costs. This transaction was accounted for as a purchase, and accordingly; the results since January 28, 1997, are included in the accompanying condensed consolidated financial statements.

     For all acquisitions in 1997 and 1996, intangible assets are being amortized on a straight-line basis over the estimated useful life not to exceed three years. The portion of the purchase price allocated to incomplete research and development projects that had not yet reached technological feasibility and did not have any future alternative use was expensed as purchased incomplete research and development as of the acquisition dates. The amounts allocated to incomplete research and development projects represent the estimated fair value related to these projects determined by an independent appraisal. Proven valuation procedures and techniques were utilized in determining the fair value of the purchased intangible assets. To bring these projects to technological feasibility, high risk development and testing issues needed to be resolved which required substantial additional effort and testing.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

     The neTrend technology was acquired in January 1996 and a limited product based on the acquired technology was shipped in June 1996. Development continued in the product throughout 1996 and 1997 and a commercially viable product was shipped in June 1997. The product development investment made by the Company in the neTrend technology from the date of acquisition through June 1997 was approximately $1.7 million. The Leprechaun technology was acquired in January 1996 and was developed until July 1997 when the Company concluded that a commercially viable product could not be completed and the project was abandoned. The investment in product development made by the Company in the Leprechaun technology from the date of acquisition through July 1997 was approximately $1.4 million. Purchased incomplete research and development from the Technocom assets were not material to the operation of the Company.

     The Purview acquisition was completed in January 1997 and a commercially viable product was shipped in September 1997. The product development investment in the Purview technology made by the Company from the date of acquisition through September 1997 was approximately $0.4 million. The csd acquisition was completed in January 1997 and the acquired company continued to ship its existing technology. In August 1997, the Company first shipped the CCM product based on the acquired technology and on Windows NT Advanced Server. The product development investment made by the Company from the date of acquisition through August 1997 was approximately $1.5 million. CCM uses client/server architecture that was incomplete at the time of the acquisition. CCM development continued and a version of the product with an open API for network management partners was shipped in the spring of 1998. The additional product development investment required through the spring of 1998 was approximately $3.2 million.

(3) CHARGE FOR RESTRUCTURING.

     On August 6, 1996, the Company announced that it had implemented a reorganization of its operations and a restructuring plan (the "96 Plan"). The 96 Plan included write-offs and write-downs of certain assets, including accruing the costs related to a 75 employee reduction in the Company's work force, of which 63 were in technical support and sales and marketing departments, and the de-emphasis of certain product lines, resulting in a non-recurring charge of $5,415. Included in the 96 Plan was an additional inventory write-down of $2,026 which is included in cost of product revenue in accordance with EMERGING ISSUES TASK FORCE (EITF) 96-9, CLASSIFICATION OF INVENTORY MARKDOWNS AND OTHER COSTS ASSOCIATED WITH A RESTRUCTURING.

The following are the significant components of the $5,415 charge for restructuring through December 31, 1998:

                                                Restructure  Non-Cash    Cash
                                                   Charge    Portion   Disbursed

Employee severence, benefits and related costs     $1,531     $ --       $1,531
Write-off and write-down of assets to net
realizable value excluding inventory                3,522      3,048        474
Provision for costs in closing facilities             362       --          362
                                                   ------     ------     ------
                                                   $5,415     $3,048     $2,367
                                                   ======     ======     ======

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

     On July 29, 1997, the Company announced that it had implemented a reorganization of its operations and a restructuring plan (the "97 Plan"). The 97 Plan included write-offs and write-downs of certain assets, including accruing the costs related to a 68 employee reduction in the workforce, of which 59 were in the technical support and sales and marketing departments. In addition, the Company has exited from the anti-virus business and de-emphasized its investment in new customer acquisitions for the Company's groupware, network management and security businesses. As a result of the 97 Plan the Company recorded a restructuring charge of $4,530. Included in the 97 Plan was an additional inventory write-down of $849 which is included in cost of product revenue in accordance with EITF 96-9.

The following are the significant components of the $4,530 charge for restructuring through December 31, 1998.

                                                 Restructure   Non-Cash     Cash        To Be
                                                    Charge     Portion    Disbursed      Paid
Employee severence, benefits and related costs      $1,980      $  350      $1,630      $ --
Write-off and write-down of assets to net
realizable value excluding inventory                 1,346       1,346        --          --
Provision for costs in closing facilities            1,204        --         1,059         145
                                                    ------      ------      ------      ------
                                                    $4,530      $1,696      $2,689      $  145
                                                    ======      ======      ======      ======

The Company anticipates the remaining cash payments to be made over the life of the facility lease which ends in 2001.

     On October 29, 1997, the Company announced that it would seek shareholder approval to sell its Network Management and Network Security Business along with related marketing systems and organization to Elron (see Note 12). Concurrently, the Company announced that it would refocus its international sales organization to concentrate on the Client Management Business and would close its offices in Sydney, Paris and London, while strengthening its presence in Starnberg, Germany. As a result, the Company recorded a restructuring charge related to the write-off and write-down of certain assets, accruing the costs related to the 19 employee reduction of its international workforce (excluding csd) of which 9 were in the technical support and sales and marketing departments and accruing the associated costs with closing its international locations (excluding csd).

The following are the significant components of the $6,410 charge for restructuring through December 31, 1998:

                                                 Restructure   Non-Cash     Cash
                                                    Charge     Portion    Disbursed
Employee severence, benefits and related costs      $  762      $ --        $   76
Write-off and write-down of assets to net
realizable value                                     3,600       3,280         320
Provision for costs in closing facilities            2,048       1,798         250
                                                    ------      ------      ------
                                                    $6,410      $5,078      $1,332
                                                    ======      ======      ======

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
               (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

(4)  INCOME TAXES

     The Company provides for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences reverse. The Company recorded a book gain on the Sale of Assets to Elron; however, for tax purposes the Company recognized an ordinary loss on this transaction. The provision for 1998 represents additional minimum taxes owed. In the year ended December 31, 1997, the Company incurred a significant operating loss for both book and tax purposes and gave benefit to refundable income taxes which offset certain foreign tax provisions and as a result no tax provision was recorded. In the year ended December 31, 1996, the Company incurred a significant operating loss. However, included in the book charges were amounts not currently deductible for income taxes. The 1996 tax provision includes the amount currently payable with an offsetting deferred tax benefit to record a portion of the Company's deferred tax asset.

The components of domestic and foreign income (loss) before the provision for income taxes are as follows:

                                                  DECEMBER 31.
                               ------------------------------------------------
                                 1996                1997                1998
                               --------            --------            --------
Domestic                       $(12,330)           $(27,644)           $    941
Foreign                          (3,434)             (7,128)             (1,129)
                               --------            --------            --------
                               $(15,764)           $(34,772)           $   (188)
                               ========            ========            ========


The components of the provision for income taxes are as follows:

                                                  DECEMBER 31.
                                  ---------------------------------------------
                                    1996              1997               1998
                                  -------            -------            -------
Current
     Federal                      $   735            $  (409)           $   (27)
     State                            444                (72)              --
     Foreign                         --                 --                 --
                                  -------            -------            -------
                                    1,179               (481)               (27)
Deferred
     Federal                         (675)              (496)              --
     State                           (407)               (87)              --
     Foreign                         --                1,064               --
                                  -------            -------            -------
                                   (1,082)               481               --
                                  -------            -------            -------
                                  $    97            $  --              $   (27)
                                  =======            =======            =======

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences are as follows:

                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                  1997              1998
                                                               ----------        ----------
Deferred tax asset ---
      Purchased intangibles                                    $  11,884         $   4,714
      Other temporary differences                                  2,764             1,617
      Net operating loss and tax credit  carry-forwards            6,861             7,711
                                                               ----------        ----------
                                                                  21,509            14,042

Valuation allowance                                              (21,509)          (14,042)
                                                               ----------        ----------
                                                               $      --         $      --
                                                               ==========        ==========

     The Company has placed a full valuation allowance against its net deferred tax asset since the Company believes it is "more likely than not" that it will not be able to utilize its deferred tax asset.

      As of December 31, 1998, the Company has available Federal net operating loss carry-forwards of $14,541. These carry-forwards expire through 2018 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1997 contains provisions that may limit the amount of net operating loss and credit carry-forwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined.

A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                           DECEMBER 31,
                                                  ---------------------------------
                                                    1996        1997         1998
                                                  --------    --------     --------
Federal statutory rate                            (34.0%)     (34.0%)      (34.0%)
State taxes, net of federal benefit                (6.2%)      (6.2%)       (6.2%)
Generation of net operating loss carry-forwards     39.6%       40.2%        54.6%
                                                  --------    --------     --------
Effective tax rate                                   0.6%         ---        14.4%
                                                  ========    ========     ========

(5)  LINE OF CREDIT

     As of September 30, 1999, the Company has a $1.0 million letter of credit guarantee outstanding for a subsidiary against a line of credit with a foreign bank and a $0.7 million letter of credit guarantee outstanding securing our new facility lease. The Company has an unused and available line of credit of $5.0 million with a commercial bank. The Company can borrow under this line of credit up to the greater of $5.0 million or the sum of 80% of qualified domestic accounts receivable. Advances pursuant to the line of credit are secured by liens granted on the Company's accounts receivable. At December 31, 1997 and 1998 as well as at September 30, 1999, the Company did not have an outstanding balance under the line of credit agreement.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

 (6)  COMMITMENTS

LEASES

     The Company conducts its operations in leased facilities under operating leases expiring at various times through 2003.

The approximate minimum annual lease payments under the operating leases are as follows as of September 30, 1999:

                                                              OPERATING
Period ending December 31,                                      LEASES
                                                              ---------

1999 (3 months)........................................       $    292
2000...................................................          1,241
200....................................................         11,058
2002...................................................            737
2003...................................................             33
                                                              ---------
                                                              $  3,361
                                                              =========

     Total rental expense included in the accompanying consolidated statements of operations for the years ended December 31, 1996, 1997 and 1998 was $1,418, $1,954 and $1,547, respectively.

     The Company leases certain equipment under capital leases with annual lease payments through 1999 of $10 thousand.

The amount of equipment under capital lease and the related accumulated amortization are as follows:
                                                         DECEMBER 31,
                                                   -----------------------
                                                      1997          1998
                                                   ---------       -------
Equipment acquired under capital lease.......      $   2,443       $   193
Accumulated amortization.....................        (2,201)         (192)
                                                   ---------       -------
Net equipment acquired under capital lease...      $     242       $     2
                                                   =========       =======

     Total amortization expense included in the accompanying consolidated statements of operations for the years ended December 31, 1996, 1997 and 1998 is $1,259, $998 and $239, respectively.

ROYALTIES

     The Company had entered into several software license agreements. These agreements provided the Company with exclusive worldwide licenses to distribute certain software products. The Company was required to pay royalties on all related sales, subject to certain royalty targets to maintain exclusive distribution rights to that software product. As a result of the software products sold to Elron (see Note 12), the Company has no minimum royalty requirement to maintain exclusive distribution rights as of December 31, 1998. Total royalty expense included in the accompanying consolidated statements of operations for the years ended December 31, 1996, 1997 and 1998 was $2,178, $1,412 and $252 respectively.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

 (7)  STOCKHOLDERS' EQUITY

COMMON STOCK

     The Company has 20,000,000 authorized shares of common stock $.01 par value, of which 12,376,095 and 12,598,161 shares were issued at December 31, 1998 and September 30, 1999, respectively.

PREFERRED STOCK

     The Company has 2,000,000 shares of Preferred Stock, which may be issued from time to time in one or more series. The Company's Board of Directors has authority to issue the shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has not issued any shares of preferred stock as of December 31, 1997 and 1998 nor as of September 30, 1999.

RESERVED SHARES OF STOCK

     The Company had reserved 3,257,835 shares of common stock at December 31, 1998, for the exercise of stock options under the 1992 Employee and Consultant Stock Option Plan, 1995 Directors Stock Option Plan and 1995 Employee Stock

Purchase Plan.

(8)  STOCK OPTION PLANS

     In July 1992, the Company adopted the 1992 Employee and Consultant Stock Option Plan (the Plan). Pursuant to the Plan, the Company may grant to employees and consultants of the Company statutory and nonstatutory stock options to purchase up to 3,800,000 shares of common stock as amended.

     The Company's 1995 Directors Stock Option Plan (the "Director's Plan") was adopted on May 18, 1995 and provides for the granting of options to purchase up to 200,000 shares of common stock to directors who are not employees of the Company.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

Stock option activity for the option plans was as follows:

                                                   NUMBER           WGHT AVG
                                                     OF          EXERCISE PRICE
                                                   SHARES          PER SHARE
                                                 ----------        ---------
Outstanding, December 31, 1995 ..........           623,724         $5.6373
   Granted ..............................           603,217          8.8626
   Exercised ............................           (91,795)         1.5642
   Terminated ...........................          (112,240)         8.6597
                                                 ----------         -------

Outstanding, December 31, 1996 ..........         1,022,906          7.5710
   Granted ..............................         2,124,689          2.3910
   Exercised ............................           (41,537)         0.6732
   Terminated ...........................        (1,170,430)         6.4940
                                                 ----------         -------

Outstanding, December 31, 1997 ..........         1,935,628          2.6554
   Granted ..............................           971,036          2.1930
   Exercised ............................           (95,035)         0.6740
   Terminated ...........................          (521,399)         3.2313
                                                 ----------         -------

Outstanding, December 31, 1998 ..........         2,290,230         $2.4498
   Granted ..............................           687,000          1.9163
   Exercised ............................          (100,044)         1.3014
   Terminated ...........................          (807,156)         2.7221
                                                 ----------         -------
Outstanding, September 30, 1999 .........         2,070,030          2.2126

Exercisable, September 30, 1999 .........           646,540          2.5089
                                                 ==========         =======
Exercisable, December 31, 1998 ..........           660,834          2.9035
                                                 ==========         =======
Exercisable, December 31, 1997 ..........           219,274          5.2380
                                                 ==========         =======
Exercisable, December 31, 1996 ..........           186,721         $5.2891
                                                 ==========         =======

The following table presents weighted average price and remaining contractual life information about significant option groups outstanding at September 30, 1999.

                                                    Options Outstanding                        Options Exercisable
                                      ------------------------------------------------     -----------------------------
                                                          Wght Avg
                                                          Remaining        Wght Avg                          Wght Avg
            Range of                     Number          Contractual       Exercise           Number         Exercise
         Exercise Prices               Outstanding      Life (years)         Price         Exercisable         Price
----------------------------------    --------------    --------------    ------------     -------------    ------------
       $ 0.0100  -       $ 0.0100            33,231              7.45        $ 0.0100            33,231        $ 0.0100
         0.5040  -         1.5313           203,900              8.47          1.3825            66,698          1.3547
         1.6250  -         3.3125         1,727,757              8.45          2.1888           490,830          2.4081
         3.3750  -         4.7500            90,142              8.72          3.4251            40,781          3.4812
        11.5000  -        15.0000            15,000              6.05         13.8333            15,000         13.8333
                                      ==============                                       =============
                                          2,070,030                                             646,540
                                      ==============                                       =============

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 ACCOUNTING FOR STOCK BASED Compensation, which requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to the financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under APB No. 25 and elect the disclosure-only alternative under SFAS No. 123 for options granted after January 1, 1995 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used are as follows:

                                                    DECEMBER 31,
                                    --------------------------------------------
                                        1996            1997            1998
                                    -------------   ------------    ------------
Risk-free interest rate........       6.34%            7.00%             5.28%
Expected dividend yield........       ---              ---               ---
Expected lives.................          7                7                 7
Expected volatility............      73.56%          111.27%           128.12%


     Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been reduced to the following pro forma amounts:

                                                         DECEMBER 31,
                                              ----------------------------------
                                                 1996        1997         1998
                                              ---------   ---------    ---------

   Net Loss                     As Reported   $ (15,861)  $ (34,772)   $   (215)
                                Pro Forma       (16,846)    (36,270)     (1,400)
   Basic Net Loss Per Share     As Reported       (1.46)      (2.88)      (0.02)
                                Pro Forma         (1.55)      (3.00)      (0.11)
   Diluted Net Loss Per Share   As Reported       (1.46)      (2.88)      (0.02)
                                Pro Forma         (1.55)      (3.00)      (0.11)

     Because the method prescibed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The Company recorded $392 of deferred compensation during the year ended December 31, 1997. The deferred compensation represented the excess of the fair market value of the Company's common stock over the exercise price of certain options on the date of the grant. Deferred compensation has been amortized to compensation expense over the vesting period of each employee's stock option.

EMPLOYEE STOCK PURCHASE PLAN

     On May 18, 1995, the Company adopted the 1995 Employee Stock Purchase plan pursuant to which up to 1,000,000 shares of common stock may be issued. The plan consists of semiannual offerings commencing on the first day the Company's common stock was publicly traded and each subsequent offering commencing on January 1 and July 1 of each year. The maximum number of shares of common stock that may be purchased by an employee is determined on the first day of each offering period, as defined. The price at which the shares are purchased is the lower of 85% of the closing price on the first or last day of the offering period.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

(9)   401 (K) PLAN

     In 1994, the Company established a plan under Section 401 (k) of the Internal Revenue Code (the "401 (k) Plan") covering all eligible employees, as defined. Participants in the 401 (k) Plan may not contribute more than the lesser of specified statutory amount or 15% of his or her pretax total compensation. The 401 (k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. The Company made no contributions during 1998, 1997 or 1996.

(10)  ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                               DECEMBER 31,     SEPTEMBER 30,
                                            ----------------------------------
                                              1997     1998         1999
                                            ----------------------------------

Payroll and payroll related....             $   728   $   784      $   724
Restructing....................               2,225       145          134
Other..........................                 766       328          243
                                            -------   -------      -------
                                            $ 3,719   $ 1,257      $ 1,101
                                            =======   =======      =======


(11)  SEGMENT REPORTING

         During 1998, the Company has two reportable segments: Desktop Management and Groupware Continuing. Management has organized the segments based on differences in products and services because each segment requires different technology and marketing strategies. The Desktop Management segment constitutes the ON Command CCM product line, which develops, markets and supports enterprise desktop management products. The Groupware Continuing segment develops, markets and supports real-time group scheduling products. The other segment during 1996 and 1997 include products that were either de-emphasized as part of prior restructurings or products that were included in the sale of assets to Elron.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on gross margin from operations and does not capture segment net income (loss) or segment assets.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

The following table illustrates segment operating data.

                           Desktop        Groupware
                          Management      Continuing          Other            Total
                          ----------      ----------          -----            -----
NINE MONTHS ENDED
SEPTEMBER 30,
1999
Product Revenue            $12,904          $ 4,309          $  --            $17,213
Other Revenue                3,927            1,393             --              5,320
                           -------          -------          -------          -------
Total Revenue               16,831            5,702             --             22,533
Cost of Sales                3,959              493             --              4,452
                           -------          -------          -------          -------
Gross Margin                12,872            5,209             --             18,081


NINE MONTHS ENDED
SEPTEMBER 30,
1998
Product Revenue              5,564            5,358             --             10,922
Other Revenue                2,194            1,319             --              3,513
                           -------          -------          -------          -------
Total Revenue                7,758            6,677             --             14,435
Cost of Sales                2,253              656             --              2,909
                           -------          -------          -------          -------
Gross Margin                 5,505            6,021             --             11,526


YEAR ENDED
DECEMBER 31,
1998
Product Revenue              8,176            6,913             --             15,089
Other Revenue                3,124            1,797             --              4,921
                           -------          -------          -------          -------
Total Revenue               11,300            8,710             --             20,010
Cost of Sales                3,093              797             --              3,890
                           -------          -------          -------          -------
Gross Margin                 8,207            7,913             --             16,120


1997
Product Revenue              6,378           12,137           18,115           36,630
Other Revenue                2,253            1,145            1,254            4,652
                           -------          -------          -------          -------
Total Revenue                8,631           13,282           19,369           41,282
Cost of Sales                2,201            1,030            6,084            9,315
                           -------          -------          -------          -------
Gross Margin                 6,430           12,252           13,285           31,967


1996
Product Revenue               --             20,080           30,085           50,165
Other Revenue                 --                515            1,112            1,627
                           -------          -------          -------          -------
Total Revenue                 --             20,595           31,197           51,792
Cost of Sales                 --              1,395           10,556           11,951
                           -------          -------          -------          -------
Gross Margin               $  --            $19,200          $20,641          $39,841

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIE
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

The following table represents geographic information:

                                         North
                                        America        Europe        Other       Elimination       Total
                                        -------        ------        -----       -----------       -----
NINE MONTHS ENDED SEPTEMBER 30, 1999
Sales to unaffiliated customers         $ 11,104      $ 11,422      $      7       $   --         $ 22,533
Transfers between geographic areas          --             423          --             (423)          --
                                        --------      --------      --------       --------       --------
Total Sales                               11,104        11,845             7           (423)        22,533
                                        ========      ========      ========       ========       ========
Identifiable assets                       23,876         6,902             2        (16,727)        14,053
                                        ========      ========      ========       ========       ========

NINE MONTHS ENDED SEPTEMBER 30, 1998
Sales to unaffiliated customers            8,124         6,306             5           --           14,435
Transfers between geographic areas            20          --            --              (20)          --
                                        --------      --------      --------       --------       --------
Total Sales                                8,144         6,306             5            (20)        14,435
                                        ========      ========      ========       ========       ========
Identifiable assets                       28,094         3,924             2        (15,547)        16,473
                                        ========      ========      ========       ========       ========

YEAR ENDED DECEMBER 31, 1998
Sales to unaffiliated customers           10,335         9,670             5           --           20,010
Transfers between geographic areas            20          --            --              (20)          --
                                        --------      --------      --------       --------       --------
Total Sales                               10,355         9,670             5            (20)        20,010
                                        ========      ========      ========       ========       ========
Identifiable assets                       32,662         6,005             2        (24,000)        14,669
                                        ========      ========      ========       ========       ========

1997
Sales to unaffiliated customers           26,930        13,679           673           --           41,282
Transfers between geographic areas         3,847          --            --           (3,847)          --
                                        --------      --------      --------       --------       --------
Total Sales                               30,777        13,679           673         (3,847)        41,282
                                        ========      ========      ========       ========       ========
Identifiable assets                       34,440         4,122             4        (21,184)        17,382
                                        ========      ========      ========       ========       ========

1996
Sales to unaffiliated customers           47,510         4,122           160           --           51,792
Transfers between geographic areas         3,201          --            --           (3,201)          --
                                        --------      --------      --------       --------       --------
Total Sales                               50,711         4,122           160         (3,201)        51,792
                                        ========      ========      ========       ========       ========
Identifiable assets                     $ 53,312      $  5,960      $    318       $(15,448)      $ 44,142
                                        ========      ========      ========       ========       ========

Transfers between geographic areas are accounted for equivalent to an arm's length basis.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

(12)  GAIN ON SALE OF ASSETS

         On October 29, 1997 the Company entered into a management agreement with Elron, pursuant to which Elron shall manage certain assets as defined in the purchase and sale agreement (collectively the Proposed Assets) the for its benefit and at its risk and expense and shall pay all salaries and other employee related expenses with respect to the Proposed Assets and approximate 100 transferred employees. As a result of the management agreement the associated revenues and costs of the Proposed Assets have been excluded from the statement of operations since October 30, 1997. As of December 31, 1997 assets held for sale, net; represent the net book value of the Proposed Assets as of October 29, 1997. On February 11, 1998, the Company received shareholder approval to sell to Elron the Proposed Assets. Upon sale the Company received $8,273 thousand of proceeds net of transaction costs and recorded a gain of $6,518 thousand.

Unaudited pro forma operating results for the Company, assuming the sale of assets occurred on January 1, 1997 is as follows:

                                                                                 DECEMBER 31,
                                                                                    1997
                                                                                 -----------
Net sales                                                                        $    23,454
Net loss                                                                         $   (40,233)
Basic and diluted net loss per share                                             $     (3.33)
Shares used in computing profoma basic and diluted net loss per share             12,079,264

     For purposes of the pro forma operating results, the associated revenues and costs of the Proposed Assets have been excluded from the Statement of Operations for 1997. The associated gain on the sale of assets has not been included in accordance with the Securities and Exchange Commission regulations on non-recurring charges.

(13)  SCHEDULES OF VALUATION RESERVES

A summary of the reserve for doubtful accounts is as follows:

                                        BALANCE,                          OTHER                      BALANCE,
                                      BEGINNING OF     CHARGED TO      ADDITIONS TO                     END
                                          YEAR          EXPENSE          ALLOWANCE     WRITE-OFFS     OF YEAR
                                          ----          -------          ---------     ----------     -------
Year ended December 31, 1996            $  605            $639            $  ---           $53        $1,191

Year ended December 31, 1997             1,191              35             1,801(1)         52         2,975

Year ended December 31, 1998             2,975              85               ---         2,106(2)        954


(1) Includes $301 of additions arising through the acquisition of csd Software GmbH and $1,500 of restructuring related reserve.

(2)  Includes $1,500 of restructuring related write-offs.

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(CONTINUED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                (INCLUDING DATA APPLICABLE TO UNAUDITIED PERIODS)

A summary of the accrued restructuring account is as follows:

                                        BALANCE,                                                       BALANCE,
                                      BEGINNING OF    CHARGED TO      NON CASH           CASH            END
                                          YEAR         EXPENSE       WRITE-OFFS      EXPENDITURES      OF YEAR
                                          ----         -------       ----------      ------------      -------
Year ended December 31, 1996            $  ---       $ 5,415         $(3,048)         $(2,367)        $  ---

Year ended December 31, 1997               ---        10,940          (6,774)          (1,941)         2,225

Year ended December 31, 1998             2,225           ---              ---          (2,080)           145

(14)  SUBSEQUENT EVENTS

         On December 30, 1999, the Company announced that it had completed a $12 million private placement of common stock and warrants to two institutional investors. Each investor purchased 514,837 shares of common stock and received warrants to purchase 257,419 shares of common stock at $15.15 per share. The investors also received warrants to purchase additional shares of common stock upon certain events.

         On January 6, 2000, the Company announced that it would seek shareholder approval to sell its Meeting Maker product line along with related marketing systems and organization (the "Assets") to Meeting Maker, Inc. In addition, on January 6, 2000, the Company entered into a management agreement with Meeting Maker, Inc., pursuant to which Meeting Maker, Inc. agreed to manage the Assets for its benefit and at its risk and expense and to pay all salaries and other employee related expenses with respect to the Assets and transferred employees. Upon shareholder approval, the Company will record the transaction as a discontinued operation under APB 30.

                            ON TECHNOLOGY CORPORATION
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       For Special Meeting of Stockholders
                                 March 24, 2000

         The undersigned, revoking all prior proxies, hereby appoints Herman DeLatte and Stephen J. Wietrecki or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of ON Technology Corporation of record in the name of the undersigned at the close of business on February 10, 2000, at the Special Meeting of Stockholders to be held on March 24, 2000, or at any adjournment or postponement thereof, upon the following matters:

         1. Approval of the Purchase Agreement dated as of January 3, 2000, between the Company and MMI Software, Inc., and the transactions contemplated thereby.

             [  ]  FOR           [  ]  AGAINST             [  ]  ABSTAIN

         2. Approval of the Additional Share Authorization pursuant to a Securities Purchase Agreement, dated December 29, 1999, between the Company and Castle Creek Technology Partners and Marshall Capital Management.

             [  ]  FOR           [  ]  AGAINST             [  ]  ABSTAIN

         3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


This proxy when properly executed will be voted in the manner direction herein by the undersigned stockholder. If this proxy is properly executed but no direction is made, this proxy will be voted FOR Proposal No. 1 and FOR Proposal No. 2.

Please sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.

                                   DATED:   _________________________


                                            -------------------------
                                            (Signature)



                   PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            ON TECHNOLOGY CORPORATION

                                       AND

                               MEETING MAKER, INC.


                                 JANUARY 3, 2000

                            ASSET PURCHASE AGREEMENT
                            ------------------------


         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made effective as of the 3rd day of January, 2000 (the "MANAGEMENT ASSUMPTION DATE") by and between Meeting Maker, Inc., a company organized under the laws of the Cayman Islands, with its principal office at 880 Winter Street, Building Four, Waltham, Massachusetts 02451-1449 (the "BUYER") and ON Technology Corporation, a Delaware corporation with its principal office at 880 Winter Street, Building Four, Waltham, Massachusetts 02451-1449 (the "COMPANY").

         WHEREAS The Company owns, licenses and supports computer software known as Meeting Maker, which is a group calendar and scheduling software products, together with certain rights and other assets related to the foregoing, as more fully described in this Agreement (the "ACQUIRED BUSINESS"); and

         WHEREAS Subject to the terms and conditions of this Agreement, the Buyer desires to purchase, and the Company desires to sell, all of the assets comprising the Acquired Business.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1.       Purchase and Sale of the Assets.

                  1.1      Purchase of the Assets.

                           (a) Subject to and upon the terms and conditions of
this Agreement, at the Closing (defined below) of the transactions contemplated by this Agreement, the Company shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire, accept, assume and pay for, all of the Company's right, title and interest in and to the assets and rights listed on Schedule 1.1A hereto, free and clear of all liens, charges, claims, pledges, security interests and other encumbrances of any nature whatsoever, except as otherwise listed on Schedule 2.3 hereto (the "ACQUIRED ASSETS").

                           (b) Notwithstanding the provisions of Section 1.1(a)
above, there shall be excluded from the assets, properties, rights and interests to be transferred to the Buyer hereunder, the assets listed on Schedule 1.1B hereto (the "EXCLUDED ASSETS").

                  1.2      Consideration for the Acquired Assets.

                           (a) The purchase price (the "PURCHASE PRICE") to be
paid by the Buyer for the Acquired Assets shall be $1,000,000, payable as follows:

                           (i) Deposit of Portion of Purchase Price. Upon
execution of this Agreement the Buyer will deposit $300,000 with Epstein, Becker & Green, P.C., as "ESCROW AGENT" as part of the Purchase Price (the "INITIAL PAYMENT"). The Initial Payment shall be held in and disbursed from escrow in accordance with the terms hereof and the Escrow Agreement (Management Assumption).

                           (ii) Remainder of Purchase Price. The remaining
$700,000 of the Purchase Price to be paid by the Buyer to the Company shall be paid on the Closing Date, by delivering to the Company the Buyer Note (as defined in, and pursuant to Section 1.3(c)(i) below).

                           (b) Warrant. The Buyer shall issue to the Company a
warrant (the "COMPANY WARRANT") to purchase shares of the Buyer in accordance with the terms thereof, which warrant shall be in substantially the form attached hereto as Exhibit A.

                  1.3      Management Assumption.

                           (a) Except with respect to the conditions precedent
set forth in Sections 7.1, 7.2 and 8.1 hereof, including the Company's obligation to obtain the approval of its shareholders to the transactions contemplated herein (the "SHAREHOLDER APPROVAL"), all of the Buyer's and all of the Company's conditions precedent to the Closing have been satisfied in all respects.

                           (b) Contemporaneously with the execution and delivery
of this Agreement, the Buyer and the Company shall execute and deliver (i) an Escrow Agreement (Management Assumption) by and among the Buyer, the Company, and Epstein, Becker & Green, P.C., as escrow agent (the "DOCUMENT ESCROW AGENT"), pursuant to which the Closing Deliveries (as defined in Section 8.3) shall be deposited with the Document Escrow Agent, (ii) a Management Agreement (the "MANAGEMENT AGREEMENT"), pursuant to which the Buyer shall manage the Acquired Assets for its benefit and at its risk and expense and pursuant to which the Buyer shall pay all salaries and other employee-related expenses with respect to the Acquired Business, as more particularly set forth in the Management Agreement, (iii) all exhibits to the Escrow Agreement (Management Assumption) and the Management Agreement (including a Security Agreement) and
(iv) the Escrow Agent shall confirm receipt of the Initial Payment.

                           (i) Within one (1) business day after receipt of a
letter authorizing the release of the legal opinion of the Company's counsel (the "OPINION RELEASE INSTRUCTIONS"), which shall be in the form attached as an exhibit to the Escrow Agreement (Management Assumption) and which shall be signed by a member of the firm of Epstein Becker & Green, P.C., the Document Escrow Agent shall date each of the Closing Deliveries as of the date of the Document Escrow Agent's receipt of the Opinion Release Instructions (the "CLOSING DATE"), and release each of the Closing Deliveries to the Buyer and to the Company, as indicated in the upper right hand corner of the first page of each of the Closing Deliveries.

                           (ii) As Escrow Agent with respect to the Initial
Payment, Epstein, Becker & Green, P.C. shall, within one (1) business day after its release of the Opinion Release Instructions, disburse the Initial Payment by wire transfer to the account specified in Schedule 1.3(c) attached hereto.

                           (c) On the Closing Date:

                           (i) the Buyer shall issue to the Company a Promissory
Note (the "BUYER NOTE") in the principal amount of $700,000 representing the portion of the Purchase Price not paid on the Closing Date, and which note shall be in substantially the form attached hereto as Exhibit B,

                           (ii) the Company shall terminate the employment of
the Transferred Employees and the Buyer shall hire the Transferred Employees, in accordance with the terms of the Transition Agreement executed by the Buyer and the Company, dated as of the date hereof (the "TRANSITION AGREEMENT"),

                           (iii) the Company shall pay to the Buyer a cash
settlement in an amount that is equal to the amount, if any, of Guaranteed Receivables, less any amounts of Guaranteed Receivables that have been collected and remitted to the Buyer pursuant to Section 4.10 of the Management Agreement,

                           (iv) the Company shall retain all uncollected
Guaranteed Receivables as of the Closing Date;

                           (v) the parties shall make the closing adjustments
specified in Section 4.9 of the Management Agreement and paragraph 4 of the Transition Agreement. All payments referenced in clauses (ii), (iv), and (vi) shall be effected by means of wire transfer to accounts designated in writing by each party. The transactions described in this Section 1.3(c) are referred to herein as the "CLOSING"; and

                           (vi) the Buyers shall issue to the Company the
Company Warrant.

                           (d) In the event that the Opinion Release
Instructions are not delivered to the Document Escrow Agent on or prior to 5:00 p.m., Boston time on May 31, 2000 (the "TERMINATION DATE"), then (i) this Agreement and the Management Agreement shall immediately terminate, (ii) the Initial Payment shall be returned to the Buyer, and (iii) the Company and the Buyer shall use their best efforts to transfer the management of the Acquired Business and the Acquired Assets back to the Company, in accordance with the terms of the Management Agreement.

                           (e) Notwithstanding anything herein to the contrary,
in the event of the occurrence or existence of any fact that would otherwise constitute a breach of any of the Company's representations and warranties herein that would not have occurred had the Closing occurred on the Management Assumption Date (including, without limitation, any breach that is caused by any act or omission of the Buyer pursuant to the Buyer's obligations under the Management Agreement), then such breach shall not be deemed to be a breach by the Company of such representation or warranty.

                           (f) The Buyer and the Company agree that the only
conditions precedent to the Closing are the Shareholder Approval and the release of the Opinion Release Instructions by the Escrow Agent. Notwithstanding the discovery or occurrence, prior to, on, or after the Management Assumption Date, of any matter whatsoever, including, without limitation, the breach of any representation or warranty herein or in any other agreement between the Buyer and the Company (regardless of the extent of materiality), or any defect claim, damage, loss, liability, cost or expense relating to any matter whatsoever (regardless of the extent of materiality and whether or not latent), including without limitation, the Acquired Business, the Acquired Assets and the Transferred Employees, the sole recourse of each of the Buyer and the Company shall be the indemnification provisions set forth in Section 9 of this Agreement. The Buyer covenants and agrees that it shall not take any other action to enjoin or otherwise hinder or delay, in any manner whatsoever, the delivery of the Closing Deliveries and/or the effectuation of the Closing.

                  1.4 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Company shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action, as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Acquired Assets, to put the Buyer in actual possession and operating control thereof.

                  1.5      Assumption of Liabilities.

                           (a) At the Closing, the Buyer shall deliver an
instrument of assumption of liabilities (the "INSTRUMENT OF ASSUMPTION"), which shall be substantially in the form attached hereto as Exhibit C, pursuant to which it shall assume and agree to perform, pay and discharge the liabilities, obligations and commitments of the Company (the "ASSUMED LIABILITIES") that are specifically set forth in Schedule 1.5 hereto.

                           (b) The Buyer shall not at the Closing assume or
agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Company other than the Assumed Liabilities (the "RETAINED LIABILITIES").

                  1.6      Allocation of Purchase Price and Assumed Liabilities.
Schedule 1.6 hereto sets forth an allocation of the aggregate amount of the Purchase Price and the Assumed Liabilities among the Acquired Assets and the Assumed Liabilities as provided in Section 1060 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, and both the Buyer and Company hereby agree to file all necessary tax returns consistent with, and not to take any position on any income, transfer or gains tax return inconsistent with, such agreed upon allocation.

                  1.7 Closing. The Management Assumption and the Closing shall occur in the manner set forth in Section 1.2 above. The transfer of the Acquired Assets to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the Closing Date.

         2.       Representations of the Company.

                  The Company represents and warrants to the Buyer that:

                  2.1      Organization.

                           The Company is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified will not have a material adverse effect on the business and operations of the Company and its subsidiaries, taken together as a whole. Certified copies of the Certificate of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

                  2.2 Authorization. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action, subject to receipt of Shareholder Approval. This Agreement has been duly executed by the Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company enforceable against it in accordance with their respective terms except as such enforceability may be limited by the application of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Company (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Company; or (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company is or may be bound. Schedule 2.2 hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company and of the transactions contemplated by this Agreement. Except with respect to the Shareholder Approval, all consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

                  2.3 Ownership of the Acquired Assets. Schedule 2.3 hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Acquired Assets (collectively, the "ENCUMBRANCES"). The Company is, and at the Closing will be, the true and lawful owner of the Acquired Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to such Acquired Assets, free and clear of all Encumbrances of any kind. Except as set forth in Schedule 2.3, the delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquired Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. The Acquired Assets comprise all of the assets that are used for the Acquired Business as it is currently conducted by Seller.

                  2.4 Financial Statements; Books and Records. Attached hereto as Schedule 2.4 are the unaudited balance sheet of the Company as of September 30, 1999 (the "CURRENT BALANCE SHEET") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the nine (9) month period then ended

(collectively, the "CURRENT FINANCIAL STATEMENTS"). The Current Financial Statements are consistent with the books and records of the Company and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis. The general ledgers and books of account of the Company (i) are complete and correct in all material respects.

                  2.5 Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on Schedule 2.5 hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the Acquired Business.

                  2.6 Litigation. Except as set forth on Schedule 2.6 hereto, with respect to the Acquired Business, (a) there is no action, suit or proceeding to which the Company is a party pending or, to the knowledge of the Company, threatened before any court or governmental agency, authority, body or arbitrator that would, if decided adversely to the Company, have a material adverse effect upon the Acquired Business and/or the Acquired Assets; (b) the Company has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind.

                  2.7      Accounts Receivable; Inventory.

                           (a) Schedule 2.7(a) hereto sets forth a true and
correct list of the accounts receivable of the Company that will constitute a part of the Acquired Assets and all deposits and prepayments with respect to such accounts receivable (collectively, the "GUARANTEED RECEIVABLES"). All Guaranteed Receivables, as shown on Schedule 2.7(a), are net of royalty and maintenance fee obligations. The Guaranteed Receivables are collectible at 100% of their respective amount stated on such Schedule within 90 days after the date that they were created.

                           (b) The inventory of the Company that are Acquired
Assets (the "INVENTORY") consists of raw materials and supplies, goods in process and finished goods, all of which were used by the Company in connection with the Acquired Business. The Inventory is listed on Schedule 2.7(b), hereto. The Inventory has a minimum net book value, taken in the aggregate, of $78,000, computed in accordance with the Company's usual and customary inventory valuation policies and GAAP.

                           (c) In the event that the Buyer's customers that are
distributors or resellers return inventory to the Buyer and provided that (i) the inventory was in the customer's actual possession on the Management Assumption Date, (ii) such inventory was subject to the inventory rotation or return provisions of a distribution or reseller agreement between the customer and the Company that was in effect on the Management Assumption Date, (iii) the Buyer provides such inventory to the Company for its inspection within 30 business days of the Buyer's receipt of such inventory, (iv) such inventory is returned to the Buyer in accordance with the stock rotation or return terms of the applicable distributor or reseller agreement, and (v) the

Buyer provides the Company with a written statement indicating the rotation value of such inventory (based upon the per-unit price schedule set forth in Schedule 2.7(c) hereto), then within 60 days of its receipt of such statement, the Company shall pay to the Buyer the rotation value of such inventory, and the Company shall issue a credit or repay its customer in accordance with the provisions of the applicable distributor or reseller agreement. The Buyer may not exercise the foregoing inventory rotation privilege on more than six occasions. The Buyer shall not issue a credit or rebill any customers in connection with accounts receivable related to any such stock rotation or return.

                  2.8 Tax Matters. All tax returns and reports of the Company required by law to be filed have been filed and are complete and correct in all respects, and all material taxes and levies of every kind, character or description upon the Company or upon any of its properties, assets, income or franchises which are or were owed, have been paid in full, other than those currently payable without penalty or interest, those currently under appeal (for which adequate reserves have been taken) and those which would, notwithstanding any such non-payment, not have a material adverse effect on Acquired Business and/or the Acquired Assets. No tax lien has been filed and to the knowledge of the Company no claim is being asserted with respect to, any taxes or levies owed by, or with respect to any properties, assets, income or franchises of, the Company. The Company has withheld and timely paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party.

                  2.9      Contracts and Commitments.

                           (a) Schedule 2.9(a) hereto contains a true, complete
and correct list and description of the following contracts and agreements, whether written or oral, which directly affect the Acquired Business and/or the Acquired Assets (collectively, the "CONTRACTS") which will continue after the Closing Date: (i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company is bound; (ii) all pledges, conditional sale or title retention agreements, security agreements (including but not limited to maintenance agreements), equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound; (iii) all prepaid maintenance contracts; (iv) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound (including upgrade, restocking and return agreements) which either involve payments or receipts by the Company of more than $25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto, or may materially adversely effect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company; (v) all collective bargaining agreements, employment and consulting agreements, noncompetition agreements or arrangements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party; (vi) all agency, fulfillment house, distributor, agency distributor, sales representative, franchise or similar agreements to which the Company is a party; (vii) all contracts, agreements or other understandings or arrangements between the Company and its affiliates; and
(viii) all leases of personal property,
whether operating, capital or otherwise, under which the Company is lessor or lessee, and (ix) the lease for the premises at which the Company conducts the Acquired Business.

                           (b) Except as set forth on Schedule 2.9(b) hereto:

                           (i) each Contract is a valid and binding agreement of
the Company, enforceable against the Company in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto; (ii) the Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof, and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts that remain to be performed after the date hereof; (iii) the Company is not in breach of or default under any term of any Contract, and to the knowledge of the Company, no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default; and (iv) to the knowledge of the Company there is no existing breach or default by any other party to any Contract. True, correct and complete copies of all Contracts, as amended to date, have previously been delivered by the Company to the Buyer.

                  2.10 Compliance with Agreements and Laws. Except as set forth on Schedule 2.10 hereto, the Company has all licenses, permits and certificates, including environmental, health and safety permits, from federal, state, provincial and local authorities necessary to conduct the Acquired Business and own and operate the Acquired Assets (collectively, the "PERMITS").
Schedule 2.10 hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company to the Buyer. To the Company's knowledge the Acquired Business as conducted on the date hereof does not violate, in any material respect, any federal, state, provincial, local or foreign laws, regulations or orders the enforcement of which would have a material adverse effect on the Acquired Business.

                  2.11 Employee Relations. The Company is in compliance with all federal, state, provincial and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes. None of the Company's employees are represented by a union and to the knowledge of the Company there have been no union organizing efforts conducted at the Company and none is now being conducted. The Company has not had at any time, nor, to the knowledge of the Company is there now threatened, any strike. Schedule 2.11 hereto sets forth a true, correct and complete list as of the date hereof showing each employee of the Company that is expected to transfer employment to the Buyer (collectively, the "TRANSFERRED EMPLOYEES"), his or her position, salary, benefits and bonuses (if any). The Company has no knowledge that any Transferred Employee will, or is likely to, decline the offer of employment by Buyer at the Closing.

                  2.12     Employee Benefit Plans.

                           (a) Schedule 2.12 hereto contains a true, correct and
complete list of all pension, benefit, profit sharing, trust agreements, insurance contracts, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the Transferred Employees (the "EMPLOYEE PLANS"). All Employee Plans comply in all respects with the requirements prescribed by all statutes, orders or governmental rules or regulations currently in effect, including Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "CODE") applicable to such Employee Plans. The Company has in all respects performed all obligations required to be performed by it under the Employee Plans. The Company has not ever been obligated to contribute to any "MULTIEMPLOYER PLAN," as such term is defined in Section 3(37) of ERISA and has no "defined benefit plan," as such term is defined in Section 3(35) of ERISA.

                           (b) Prohibited Transactions. To the knowledge of the
Company, neither the Company nor any of its directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA, and Section 4975 of the ode has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                           (c) Copies of Employee Plans and Related Documents.
The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans that have been reduced to writing and written descriptions of all Employee Plans that have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees.

                           (d) Qualifications; Claims. Each Employee Plan and
all amendments thereto intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption. Except as set forth on Schedule 2.12(d), to the knowledge of the Company there are no pending claims, suits or other proceedings by present or former employees of the company or its affiliates, plan participants, beneficiaries or spouses of any of the above, including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries.

                           (e) No Implied Rights. Nothing expressed or implied
herein shall confer upon any past or present employee of the Company, its representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Buyer, the Company, or any successor or affiliate; nor shall the Buyer, the Company or their affiliates be precluded or prevented from terminating or amending any Employee Plan.

                  2.13 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Company of this Agreement or any documents to be executed and delivered by the Company in connection herewith are set forth on Schedule 2.13 hereto and have been, or prior to the Closing Date will be, obtained and satisfied.

                  2.14 Intellectual Property. Schedule 2.14 hereto sets forth a true, correct and complete list of items of Intellectual Property (as defined in Schedule 1.1A), including but not limited to copyrights, copyright registrations, trademarks, trademark registrations, tradenames, patents, patent registrations, domain names, and trade secrets, owned by, or used in the business of, the Company and which constitute Acquired Assets. Except as otherwise disclosed in Schedule 2.14: (i) the Company is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims; (ii) the Company has the right and authority to use the Intellectual Property in connection with the conduct of its business in the manner presently conducted, and, to the knowledge of the Company, such use does not conflict with, infringe upon or violate any rights of any other person, corporation or entity; (iii) the Company has not received notice of a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company alleging that or questioning whether any of the Intellectual Property infringes any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others; and
(iv) there are no outstanding, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 2.14 or with respect to infringement by a third party of any of the Intellectual Property. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or licensed for use by the Buyer on identical terms and conditions immediately subsequent to the Closing.

                  2.15 Tangible Personal Property. Schedule 2.15 hereto sets forth a true, correct and complete list (the "PERSONAL PROPERTY LIST") of all equipment, furniture, leasehold improvements and other tangible personal property that constitute Acquired Assets and that has a book value, with respect to any individual item, of at least $500. All such tangible personal property is in good operating condition and repair, ordinary wear and tear excepted.

                  2.16     Absence of Changes. Except as disclosed on Schedule
2.16 or otherwise approved in writing by Buyer, since the date of the Current Balance Sheet, there has not been with respect to the Acquired Business, any (a) transaction by the Company except in the ordinary course of business as conducted during the 12 month period ending on that date; (b) capital expenditures exceeding $50,000 or Inventory net movement exceeding $50,000, in each case in the aggregate; (c) physical destruction, damage to, or loss of any Acquired Asset (whether or not covered by insurance) that, individually or in the aggregate had a material adverse effect on the Acquired Business, taken as a whole; (d) any increase in compensation payable to, or any employment, bonus or compensation agreement entered into with, any Transferred Employees (other than those made after consultation with Buyer); (e) change in accounting methods or practices (including, without limitation, changes in depreciation or amortization policies or rates) by the Company; (f) upward revaluation of the Acquired Assets; (g) sale or transfer of any asset of the Acquired Business except in the ordinary course of business; (h) waiver or release of any material right or claim of the Company that is directly related to the Acquired Business, except in the ordinary course of business; or (i) any payment or provision with respect to any employee benefit plan, except in the ordinary course of the administration of such plans.

                  2.17 Product and Warranty Liability. Except for returns of products under the Company's 30-day, money back guarantee return policy, to the Company's knowledge, there are no pending warranty or product liability claims against the Company that are related to the Acquired Business.

                  2.18 Accounts Payable. Since the date of the Current Balance Sheet, the Company has been paying its vendors in the ordinary course of business.

                  2.19 No Misleading Statements. This Agreement, the information and the schedules referred to herein do not, when taken as a whole, include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

         3.       Representations of the Buyer.

                  The Buyer represents and warrants to the Company as follows:

                  3.1 Organization and Authority. The Buyer is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has complete power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

                  3.2 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms except as such enforceability may be limited by the application of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any material law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

                  3.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the

Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

         4.       Access to Information; Public Announcements.

                  4.1 Access to Management, Properties and Records. From the date of this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, for the sole purpose of facilitating the closing of the transactions contemplated hereunder and to the extent directly related to the Acquired Assets and the Transferred Employees. The Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company related to the Acquired Assets and the Transferred Employees as the Buyer shall reasonably request. The Buyer shall also have the right to contact the Company's vendors, customers and other persons having business dealings with the Company for the sole purpose of facilitating the closing of the transactions contemplated hereunder relating to the Acquired Assets.

                  4.2 Public Announcements. Without the prior written consent of the other party, neither the Company nor the Buyer will disclose the fact that this Agreement exists or any of the terms hereof, unless and only to the extent that such disclosure (and only after consultation with the other party) is, in the opinion of the other party's counsel, required by applicable securities laws. The Company is a publicly traded company and United States securities laws prohibit any person or entity who has received material, non-public information concerning a publicly traded company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities while in possession of material, non-public information. The fact that the Buyer and the Seller have entered into this Agreement, and the terms of this Agreement, could be considered material, non-public information. Notwithstanding the foregoing, each party acknowledges that the other may desire to issue a press release regarding the execution of this Agreement, and each party will cooperate with the other to diligently review and comment on, and not unreasonably withhold their respective consent to, any such press release.

         5.       Pre-Closing Covenants of the Company and the Buyer.

                  From and after the date hereof and until the Closing Date, the Buyer and the Company agree as follows:

                  5.1 Absence of Material Changes. Without the prior written consent of the Company, which consent shall not be unreasonably withheld, the Buyer shall not take any actions that are prohibited pursuant to
Section 4.7 of the Management Agreement.

                  5.2 Continued Truth of Representations and Warranties. Neither the Company nor the Buyer will take any actions which would result in any of the representations or warranties set forth in Sections 2 or 3 hereof becoming untrue in any material respect.

                  5.3 Reports, Taxes. With respect to the Acquired Business and the Acquired Assets, the Buyer will duly and timely file all reports or returns required to be filed as a result of the Buyer's management of the Acquired Business with federal, state, provincial, local and foreign authorities and will promptly pay all federal, state, provincial, local and foreign taxes, assessments and governmental charges levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor).

                  5.4 Communications with Customers and Suppliers. The Company and the Buyer will cooperate in communications with suppliers and customers in connection with the conveyance of the Acquired Assets to the Buyer on the Closing Date.

                  5.5 Shareholder Approval. Subject to the fiduciary duties of the Company's Board of Directors, the Company shall use its best efforts to obtain the Shareholder Approval, in accordance with applicable law and in accordance with the Company's organizational documents. Without limiting the foregoing, the Company shall prepare a Proxy Statement for a Special Meeting of Shareholders to solicit the Shareholder Approval and shall submit such Proxy Statement to the Buyer for its review and, in the case of any information therein with respect to the Buyer, for the Buyer's approval, which shall not be unreasonably withheld or delayed.

                  5.6 No Solicitations. From and after the date hereof, the Company, without the prior written consent of the Buyer, will not, and will not authorize any of its officers, employees, directors, stockholders or other representatives to, directly or indirectly, solicit, initiate or encourage or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or could be reasonably expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussions or negotiations relating thereto or accept any Alternative Proposal or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal; provided, however, that notwithstanding any other provision hereof, the Company may (a) at any time prior to the time that the Company's stockholders shall have voted to approve this Agreement and the transactions contemplated hereby, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or any officer, employee, director, stockholder or other representative of the Company after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party with information concerning the Acquired Business and the Acquired Assets if, and only to the extent that, (i) (x) such third party has first made, after the date hereof, an Alternative Proposal in writing, the terms of which reflect a superior transaction (including, without limitation, the impact on the Transferred Employees to the extent appropriate) than the transactions contemplated by this Agreement and has demonstrated that the funds necessary for the Alternative Proposal are likely to be available (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors) and (y) the Company's Board of Directors shall have determined in good faith, on the basis of advice of outside counsel, that such action is necessary for the Board of Directors to comply with the fiduciary duties to stockholders under applicable law and (ii) prior to furnishing information to our entering into discussions or negotiations with such person, the Company receives from such person an executed confidentiality agreement in usual and customary form; or (b) comply with Rule 14(e)-(2) promulgated under the Securities and Exchange Act of 1934, as amended, with regard to a tender or exchange offer. The Company shall not release any third party from or waive any provision of, any standstill agreement to which it is a part or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Alternative Proposal, unless its Board of Directors shall determine in good faith, on the basis of advice of outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law. The Company shall notify the Buyer in writing of any such inquiries (that are or appear to be serious or legitimate) offers of proposals (including the terms and conditions of any such offer or proposal, the identity of the person making it, and a copy of any written Alternative Proposal), as promptly as practicable and in any event within 48 hours after the receipt thereof, shall keep the Buyer informed of the status and details of any such inquiry, offer or proposal, and shall give the Buyer 5 days advance written notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal.

         The term "ALTERNATIVE PROPOSAL" shall mean a proposal or offer (other than by the Buyer) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving the Acquired Business or any proposal to acquire in any manner a direct or indirect, majority equity interest in the Company, or all or substantially all of the Acquired Assets.

                  5.7 Cooperation to Obtain Third-Party Consents. The Company and Buyer shall cooperate with one another and use their commercially reasonable efforts to obtain the consents and approvals of third parties listed on Schedule 2.2.

         6.       Ancillary Agreements.

                  6.1 Ancillary Agreements. The Company and the Buyer agree that, except with respect to the conditions set forth in Sections 7.1 and 7.2 below, all of the conditions precedent to the Closing have been satisfied. The Buyer and the Company shall each use their best efforts to obtain the assignments and consents set forth in Section 6.2 below (the "ANCILLARY AGREEMENT") on or prior to the 45th day following the Management Assumption Date. The Company agrees to pay the amounts specified in Section 6.2 below in connection with any such Ancillary Agreement (the "ACTUAL DAMAGES"). The Buyer and the Company shall use their best efforts to agree upon the Actual Damages, if any, on or prior to the Closing Date, and if the parties are unable to agree by such date then the Actual Damages shall, at the opinion of the Buyer or the Company, be determined by arbitration conducted in accordance with the provisions of Subsection 12.3 below. The Actual Damages shall constitute the Buyer's complete and liquidated damages due to a failure to satisfy the Ancillary Agreement. The failure to satisfy the Ancillary Agreement shall not estop the Closing or the delivery of the Purchase Price as set forth herein.

                  6.2 Transferred Premises. The Buyer shall obtain the agreement of BGS Systems, Inc. and 880 Winter Street, LLC., as sub-landlord and landlord, respectively, to the sub-sublease of premises located at 880 Winter Street, Building Four, Waltham, Massachusetts, and specifically identified in the Sub-sublease Agreement by and between the Buyer and the Company, dated as of the Closing Date, it being agreed that if such sub-sublease requires the payment of any sums in addition to those already paid by the Company, such additional amounts shall constitute Actual Damages.

                  6.3 Agreements to Be Deposited into Escrow. The Ancillary Agreement specified in Section 6.2 above, shall, upon their execution by the applicable parties, be deposited with the Document Escrow Agent pursuant to the Escrow Agreement (Management Assumption) and shall constitute Closing Deliveries for purposes of such Escrow Agreement.

         7.       Conditions to Obligations of the Buyer.

                  The obligations of the Buyer under this Agreement are subject solely to the conditions specified in Sections 7.1 and 7.2 below.

                  7.1 Opinion Release Instructions. The release of the Opinion Release Instructions, in accordance with Section 1.3 above.

                  7.2 Accounts Receivable. The Company shall have paid to the Buyer all amounts due with respect to the Guaranteed Receivables, as set forth in Section 1.3(c)(iv) herein.

                  7.3 Closing Deliveries. The Document Escrow Agent has received at least two fully executed originals of each of the following documents:

                           (a) an Assignment and Assumption of Contracts;

                           (b) the Management Agreement and all exhibits and
schedules thereto;

                           (c) an opinion of Epstein Becker & Green, P.C.,
counsel to the Company, in the form attached hereto as Exhibit D;

                           (d) a bill of sale in the form attached hereto as
Exhibit E;

                           (e) an Instrument of Assumption of Liabilities;

                           (f) the Escrow Agreement (Management Assumption),
together with the delivery of the Closing Deliveries to the Escrow Agent;

                           (g) a certificate signed by the Secretary of the
Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 2.1;

                           (h) a cross-receipt executed by the Buyer and the
Company (the "CROSS RECEIPT"); and

                           (i) an Assignment of Trademarks.

         8.       Condition to Obligations of the Company.

                  8.1 Conditions Precedent. The obligations of the Company under this Agreement are subject solely to (i) the delivery of the Opinion Release Instructions to the Document Escrow Agent, as set forth in Section 1.2 above (ii) the payment of $300,000 of the Purchase Price to the Company, as set forth in Section 1.2(b) above, and (iii) receipt of the Buyer Note, as set forth in Section 1.3(c)(i) above.

                  8.2 Opinion of Buyer's Counsel. On the Management Assumption Date, the law firm of Morse, Barnes-Brown & Pendleton, P.C. ("MBBP"), counsel for the Buyer, shall deliver an opinion to the Company, in the form agreed upon by the parties. On the Closing Date, the Buyer shall cause MBBP to deliver a bring-down opinion to the Company, in the form attached hereto as Exhibit F. The foregoing condition may be waived by the Company in its sole discretion.

                  8.3 Closing Deliveries. The Document Escrow Agent has received at least:
                           (a) two fully executed originals of a certificate
signed by the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

                           (b) one fully executed original of the Buyer Note;
and

                           (c) one fully executed original of the Company
Warrant.

         The documents described in Section 7.3 and 8.3 of this Agreement, are referred to herein as the "CLOSING DELIVERIES").

         9.       Indemnification.

                  9.1 By the Company. The Company hereby indemnifies and hold harmless the Buyer from and against all claims, damages, losses, liabilities, costs and expenses, including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions (collectively, the "LOSSES"), in connection with any breach of any representation, warranty, covenant or condition made by the Company in this Agreement, or in connection with any obligation of the Company with respect to the Transferred Employees and/or the Acquired Business that arose prior to the Management Assumption Date.

                  9.2 By the Buyer. The Buyer hereby indemnifies and holds harmless the Company from and against all Losses in connection with any breach of any representation, warranty, covenant or condition made by the Buyer in this Agreement, or in connection with any obligation of the Buyer with respect to the Transferred Employees and/or the Acquired Business (unless due directly from the Company's inability to obtain Shareholder Approval) that arises on or after the Management Assumption Date, provided, however, that if Shareholder Approval is not obtained as provided herein, then only with respect to matters that arise on or before the Termination Date.

                  9.3 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 9, the Buyer, on the one hand, or the Company on the other hand, seeking indemnification (the "INDEMNIFIED PARTY"), shall promptly notify the other party hereto (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constitute-ting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Section 9.4.

                  9.4 Defense of any Claim. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 60 days after the date such claim is made or pursue such claim in a reasonably prudent manner:
(a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                  9.5 Survival of Representations; Claims for Indemnification. If the Closing occurs, all representations and warranties made in this Agreement, and in the schedules and exhibits hereto, and in all certificates delivered pursuant hereto shall survive through and until the expiration of the 12th full calendar month following the Management Assumption Date (the "TERMINATION DATE"). After the Termination Date, all such representations and warranties shall immediately expire except with respect to claims, if any, asserted in writing on or prior to the Termination Date. All claims and actions for indemnity hereunder shall be asserted and maintained in writing by a party hereto on or prior to the Termination Date.

                  9.6      Payment of Indemnification Claims. All
indemnification hereunder shall be effected by payment of cash or delivery of a cashier's check to the Indemnified Party in the amount of the indemnification liability.

                  9.7 Exclusion for Certain Indemnity Obligations. Notwithstanding anything to the contrary in this Section 9 or elsewhere in this Agreement, and except for consensual liens created by the Company or the Buyer in violation of the respective Security Agreements referenced in Sections 9.1 and 9.2 hereof (as to which Losses shall not be subject to the limitations and exclusions set forth in this Section 9.7), neither Indemnifying Party shall be obligated to pay any Losses suffered by the appropriate Indemnified Party unless and until the aggregate amount of all such Losses exceeds $50,000 (the "RECOVERABLE"). Once the aggregate amount of such Losses exceeds the Recoverable, such Indemnifying Party shall be required to pay Losses only in excess of the Recoverable and in an aggregate amount not to exceed, in any event $300,000 (the "CAP"); provided, however, that the Cap and the Recoverable shall apply to only those Retained Liabilities that are within the scope of the representations and warranties in Section 2 above. In no event shall either party be liable under this Agreement, whether pursuant to this Section 9 or otherwise, for any amount in addition to, or from sources other than, those specified in this Section 9.7.

         10.      Post-Closing Agreements.

                  The Company and the Buyer, as applicable, agree that from and after the Management Assumption Date:

                  10.1     Proprietary Information.

                           The Company shall hold in confidence, and use its
best efforts to have the Company's officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Acquired Business and the Acquired Assets and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Company. The Company agrees that the remedy at law for any breach of this Section 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have on breach of any provision of this Section 10.1.

                  10.2     Sharing of Data.

                           (a) The Company shall have the right for a period of
three (3) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employments records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Company related to the Acquired Assets prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three (3) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar records which are retained by the Company pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Company transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Each of the Company and the Buyer shall, as a condition to the rights specified in this Section 10.2(a), require its employees and agents to sign a confidentiality agreement in reasonable form prior to exercising its rights hereunder.

                           (b) The Company and the Buyer agree that from and
after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Company to the Buyer and the operation thereof by the Buyer.

                  10.3     Cooperation.

                           (a) The Company will cooperate with the Buyer in
furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the Acquired Business and based upon contracts, arrangements, property rights, acts or omissions of the Company which were in effect or carried on prior to the Management Assumption Date. The Buyer shall reimburse the Company, upon demand, for all reasonable out-of-pocket expenses incurred in providing such cooperation.

                           (b) The Buyer will cooperate with the Company in
furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the business of the Buyer and based upon contracts, arrangements, property rights, acts or omissions of the Buyer which were in effect or carried on or after the Management Assumption Date, but only to the extent involving any potential liability of the Company. The Company shall reimburse the Buyer, upon demand, for all reasonable out-of-pocket expenses incurred in providing such cooperation.

                  10.4 Non-Competition. Neither the Company nor any of its affiliates will, directly or indirectly in the United States or elsewhere in the world, engage in any business that provides any calendar or scheduling services or software products that are competitive with those offered by the Acquired Business.

                  10.5 Non-Solicitation. Unless the Buyer consents in writing, neither the Company nor any of its affiliates will, for a period of two
(2) years from the Management Assumption Date, directly or indirectly, solicit for employment or employ any of the Buyer's employees, including the Transferred Employees. Unless the Company consents in writing, neither the Buyer nor any of its affiliates will, for a period of two (2) years from the Management Assumption Date, directly or indirectly, solicit for employment or employ any of the Company's employees.

                  10.6 Enforceability. If any court determines that any of the restrictive covenants set forth in Section 10.4 or Section 10.5, or any part of such covenants, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of the provisions of Section 10.4 or Section 10.5 by the Company or any of its affiliates and that Buyer shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Company of the provisions of
Section 10.4 or Section 10.5 but shall be in addition to all other remedies available at law or equity to Buyer.

                  10.7 Use of Name. For a period of 30 days following the Closing Date, the Buyer shall be entitled to use the Company's name and trademarks on all products, sales brochures and other documentation which constitute a portion of the Acquired Business. Upon expiration of such 30 day period, the Buyer shall immediately cease to have any rights with regard to such name and trademarks.

         11.      Termination of Agreement.

                  11.1 Termination by Lapse of Time. This Agreement shall terminate on the Termination Date (as defined in Section 1.3(d) above), unless such date is extended by the written consent of the Company, and the Buyer.

                  11.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Company under this Agreement and the Company shall have no further obligation or liability to the Buyer under this Agreement.

         12.      Dispute Resolution.

                  12.1 General. In the event that after the Management Assumption Date any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 12.

                  12.2 Consent of the Parties. In the event of any dispute after the Management Assumption Date between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve such dispute within 30 calendar days after the commencement of efforts to resolve such dispute, such dispute will be submitted to arbitration in accordance with this Section 12.

                  12.3     Arbitration.

                           (a) Either the Buyer, on the one hand, or the Company
on the other hand, may submit any matter referred to in Section 12.2 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Company shall designate in writing one arbitrator to resolve the dispute; provided, however, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be a current or former employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.

                           (b) Within 15 days after the designation of the
arbitrator, the arbitrator, the Buyer and the Company shall meet, at which time the Buyer and the Company shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                           (c) The arbitrator shall set a date(s) for a
hearing(s), which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Company. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                           (d) The arbitrator shall use his best efforts to rule
on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto and to the Escrow Agent.

                           (e) The arbitrator may, in his or her discretion,
award attorneys' fees and expenses in connection with the arbitration determination, consistent with the provisions of Section 20 hereof.

                           (f) Any arbitration pursuant to this Section 12 shall
be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of The Commonwealth of Massachusetts for purposes of the enforcement of any arbitration award.

         13.      Brokers.

                  13.1 The Company. The Company represents and warrants that, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Company agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Company.

                  13.2 For the Buyer. The Buyer represents and warrants that, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

         14. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopy, overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                  To the Company:   ON Technology Corporation
                                    880 Winter Street, Building Four
                                    Waltham, MA 02451-1449
                                    Attention: President

                  With a copy to:   Gabor Garai, Esq.
                                    Epstein Becker & Green, P.C.
                                    75 State Street
                                    Boston, MA  02109

                  To the Buyer:     Meeting Maker, Inc.
                                    880 Winter Street, Building Four
                                    Waltham, MA 02451-1449
                                    Attention: President

                  With a copy to:   Andrew G. Stone, Esq.
                                    14 Walnut Street
                                    Marblehead, MA 01945

Unless otherwise specified herein, such notices or other communications shall be delivered by a recognized overnight delivery courier such as DHL or Federal Express and shall be deemed received on the date of actual receipt.

         15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Company from any obligation or liability under this Agreement. The Company may, without the Buyer's consent, assign its rights and obligations hereunder in connection with the sale of all or substantially all of the Company's assets or stock, or in connection with the merger or consolidation of the Company with a third party; provided, however, that the Company is the surviving entity, and that such assignee assumes the Company's obligations hereunder.

         16.      Entire Agreement; Amendments; Attachments.

                  16.1 This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.

                  16.2 The Buyer, by the consent of its Board of Directors or officers authorized by such Board, on the one hand, and the Company by the consent of its Board of Directors or officers authorized by such Board, on the other hand, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Company.

                  16.3 This Agreement shall not preclude or supersede any obligation that either the Company or the Buyer may have with respect to the purchase, sales or support of products under existing agreements.

                  16.4 If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         17. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         18. Expenses; Sales Taxes. The Buyer, on the one hand, and the Company, on the other hand, will pay all fees and expenses incurred by them in connection with the transactions contemplated hereunder. All sales taxes that arise directly from the transfer of the Acquired Assets to the Buyer shall be the sole responsibility of the Company.

         19.      Liquidated Damages.

                  19.1 In the event that the Shareholder Approval is not obtained as provided herein, then the Company shall on June 1, 2000, (i) return to the Buyer the Initial Payment, and (ii) pay to the Buyer the amount of $100,000 by wire transfer of immediately available funds to the Buyer's Account, which amount shall constitute the Buyer's complete and liquidated damages, and sole and exclusive remedy, for the Company's inability to effect the Closing, and which amount shall not be subject to any offset. Such $100,000 payment is referred to herein as the "LIQUIDATED DAMAGE PAYMENT."

                  19.2 The Buyer and the Company agree that Liquidated Damage Payment is the parties' best estimate of the Actual Damages that the Buyer would incur as a result of the Company's inability to effect the Closing, including damages with respect to the Buyer's operation of the Acquired Business pursuant to the Management Agreement.

         20. Legal Fees. In the event that legal proceedings are commenced by the Buyer against the Company, or by the Company against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

         21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Each party hereto irrevocably consents to the exclusive personal jurisdiction of the state courts of The Commonwealth of Massachusetts and the federal courts of the United States resident in The Commonwealth of Massachusetts, and waives any objection which it might have based on improper venue or forum non conveniens to the conduct of proceedings in any such court, waives personal service on it, and consents that all such service of process may be made by mail in accordance with
Section 13 hereof.

         22. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                             MEETING MAKER, INC.


                                             By:___________________________



                                             ON TECHNOLOGY CORPORATION


                                             By:___________________________